                                                                  EXECUTION COPY

EXHIBIT 2.1

Note: Pursuant to a request submitted to the Securities and Exchange Commission for confidential treatment, portions of the LOX/LIN/LAR Products Supply Agreement included as Exhibit K and portions of the Gaseous Helium Supply Agreement included as Exhibit M-1 to the Asset Purchase Agreement were omitted. The omitted information is marked with brackets and asterisks [**]. The omitted information has been filed separately with the Securities and Exchange Commission.

--------------------------------------------------------------------------------

                                 ASSET PURCHASE

                                    AGREEMENT

                                 BY AND BETWEEN

                                  AIRGAS, INC.

                                       AND

                               THE BOC GROUP, INC.

                       -----------------------------------

                           DATED AS OF MARCH 31, 2004

                       -----------------------------------

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                             Page
                                                                                                             ----
SECTION 1.       DEFINITIONS................................................................................   1

SECTION 2.       TRANSFER OF PURCHASED ASSETS; ASSUMPTION OF LIABILITIES....................................  21
         2.1     Purchased Assets...........................................................................  21
         2.2     Excluded Assets............................................................................  23
         2.3     Assumed Liabilities........................................................................  25
         2.4     Excluded Liabilities.......................................................................  26
         2.5     Container Deposits.........................................................................  28
         2.6     Clarification Relating to Acquired Contracts...............................................  28

SECTION 3.       PURCHASE PRICE; ADJUSTMENT.................................................................  28
         3.1     Purchase Price.............................................................................  28
         3.2     Post-Closing Payment.......................................................................  29
         3.3     Allocation.................................................................................  31

SECTION 4.       CLOSING....................................................................................  32
         4.1     Closing....................................................................................  32
         4.2     Certain Closing Deliveries by the Seller...................................................  33
         4.3     Certain Closing Deliveries by the Purchaser................................................  34

SECTION 5.       REPRESENTATIONS AND WARRANTIES OF THE SELLER...............................................  35
         5.1     Corporate Organization.....................................................................  35
         5.2     Corporate Authority and Binding Obligation.................................................  35
         5.3     No Violation...............................................................................  36
         5.4     Governmental Approvals.....................................................................  36
         5.5     Financial Statements.......................................................................  36
         5.6     No Business Material Adverse Change........................................................  37
         5.7     Conduct of the Packaged Gas Business.......................................................  37
         5.8     [Intentionally Omitted]....................................................................  37
         5.9     Purchased Assets...........................................................................  37
         5.10    Litigation and Proceedings.................................................................  39
         5.11    Accounts Receivable........................................................................  39
         5.12    Purchased Inventory........................................................................  39
         5.13    Intellectual Property......................................................................  40
         5.14    Real Property..............................................................................  41
         5.15    Permits....................................................................................  42
         5.16    Agreements.................................................................................  42
         5.17    Customers..................................................................................  43
         5.18    Employees..................................................................................  43
         5.19    Compliance with Laws.......................................................................  44
         5.20    Environmental..............................................................................  44
         5.21    Taxes......................................................................................  45

                                                                                                             Page
                                                                                                             ----
         5.22    Full Disclosure............................................................................  45
         5.23    Disclaimer of Warranties...................................................................  45

SECTION 6.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER............................................  46
         6.1     Corporate Organization.....................................................................  46
         6.2     Corporate Authority........................................................................  46
         6.3     No Violation...............................................................................  46
         6.4     Governmental Approvals.....................................................................  47
         6.5     Financing..................................................................................  47
         6.6     Absence of Litigation......................................................................  47

SECTION 7.       FURTHER COVENANTS..........................................................................  47
         7.1     Access to Information and Documents; Post-Closing Cooperation..............................  47
         7.2     Transition.................................................................................  48
         7.3     Definitionally Purchased and Excluded Assets...............................................  50
         7.4     Assistance Relating to Warranty Rights.....................................................  50
         7.5     Exercise of Rights of First Refusal........................................................  50
         7.6     Confidentiality Agreements.................................................................  50
         7.7     Non-Competition............................................................................  53
         7.8     Non-Solicitation by the Seller of the Purchaser's Employees................................  56
         7.9     Consents and Approvals, etc................................................................  56
         7.10    Accounts Receivable; Collections and Payments..............................................  58
         7.11    Conduct of Packaged Gas Business Prior to the Closing Date.................................  59
         7.12    Exclusivity................................................................................  60
         7.13    Agreements.................................................................................  60
         7.14    Excluded Containers........................................................................  61
         7.15    Removal of Excluded Assets.................................................................  61
         7.16    The Seller's Trademarks....................................................................  61
         7.17    Access and Cooperation.....................................................................  62
         7.18    Tax Cooperation and Exchange of Information................................................  63
         7.19    Litigation.................................................................................  63
         7.20    Acquisition Agreements.....................................................................  63
         7.21    Closing Conditions.........................................................................  64
         7.22    Instruments of Transfer....................................................................  64
         7.23    Assumption of Liabilities by the Purchaser.................................................  64
         7.24    Title Commitments..........................................................................  65
         7.25    Joint Use Property.........................................................................  65
         7.26    Shared Sites...............................................................................  65
         7.27    Environmental Assessment Reports...........................................................  65
         7.28    Schedules..................................................................................  66
         7.29    Financing..................................................................................  66
         7.30    Other Agreements Related to the Excluded Businesses........................................  66
         7.31    Interim Financial Statements...............................................................  66
         7.32    Ticking Fee................................................................................  66
         7.33    Finalization of Certain Enabling Agreements................................................  67
         7.34    Duty to Notify.............................................................................  67
         7.35    Additional Real Property Matters...........................................................  67

                                                                                                             Page
                                                                                                             ----
SECTION 8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER.......................................  67
         8.1     Representations and Warranties.............................................................  67
         8.2     Covenants and Agreements...................................................................  68
         8.3     Compliance with Section 7.2................................................................  68
         8.4     No Business Material Adverse Effect........................................................  68
         8.5     Officer's Certificate......................................................................  68
         8.6     Litigation.................................................................................  68
         8.7     Regulatory Consents........................................................................  68
         8.8     FIRPTA Affidavit...........................................................................  68
         8.9     Environmental Transfer Laws................................................................  68
         8.10    Closing Deliverables.......................................................................  69
         8.11    Interim Financial Statements...............................................................  69
         8.12    Financing..................................................................................  69
         8.13    Key Transition Items.......................................................................  69
         8.14    Readiness to Assume Operational Control....................................................  69

SECTION 9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER..........................................  70
         9.1     Representations and Warranties.............................................................  70
         9.2     Covenants and Agreements...................................................................  70
         9.3     Officer's Certificate......................................................................  70
         9.4     Litigation.................................................................................  70
         9.5     Regulatory Consents........................................................................  70
         9.6     Environmental Transfer Laws................................................................  70
         9.7     Closing Deliverables.......................................................................  71

SECTION 10.      EMPLOYEES..................................................................................  71
         10.1    Transfer of Employees......................................................................  71
         10.2    Transferred Employees......................................................................  73
         10.3    Employee Benefits..........................................................................  74
         10.4    COBRA......................................................................................  75
         10.5    Unemployment Insurance.....................................................................  75
         10.6    Payroll Tax................................................................................  75
         10.7    Cooperation................................................................................  76
         10.8    WARN.......................................................................................  76
         10.9    Collective Bargaining Arrangements.........................................................  76

SECTION 11.      BROKERAGE..................................................................................  77

SECTION 12.      EXPENSES...................................................................................  77

SECTION 13.      TRANSFER TAXES AND RECORDING EXPENSES......................................................  77
         13.1    Transfer and Recording Taxes...............................................................  77
         13.2    Real and Personal Property Taxes...........................................................  78
         13.3    Tax Returns................................................................................  78

SECTION 14.      SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION...............................................  78

                                                                                                             Page
                                                                                                             ----
         14.1    Survival of Representations and Warranties.................................................  78
         14.2    Indemnification of the Purchaser...........................................................  78
         14.3    Duration of Indemnification of the Purchaser...............................................  79
         14.4    Limitations on Indemnification of the Purchaser............................................  80
         14.5    Indemnification of the Seller by the Purchaser.............................................  82
         14.6    Duration of Indemnification of the Seller..................................................  83
         14.7    Limitation on Indemnification of the Seller................................................  83
         14.8    Procedure for Indemnification..............................................................  84
         14.9    Payment Limitation.........................................................................  84
         14.10   Exclusive Remedy...........................................................................  85
         14.11   Exceptions.................................................................................  85

SECTION 15.      TERMINATION OF AGREEMENT...................................................................  85
         15.1    Events of Termination......................................................................  85
         15.2    Consequences of Termination................................................................  86

SECTION 16.      CONSENT TO JURISDICTION; SERVICE OF PROCESS; DISPUTE RESOLUTION; WAIVER OF JURY TRIAL......  87
         16.1    General Disputes...........................................................................  87
         16.2    Factual Environmental Disputes.............................................................  88

SECTION 17.      ENFORCEMENT OF CERTAIN PROVISIONS..........................................................  89

SECTION 18.      BULK SALES LAW.............................................................................  89

SECTION 19.      PUBLIC ANNOUNCEMENTS.......................................................................  90

SECTION 20.      NOTICES....................................................................................  90

SECTION 21.      CONSTRUCTION...............................................................................  91

SECTION 22.      EXTENSIONS AND WAIVERS.....................................................................  91

SECTION 23.      ENTIRE AGREEMENT...........................................................................  92

SECTION 24.      GOVERNING LAW..............................................................................  92

SECTION 25.      TRANSFERABILITY; NO THIRD PARTY BENEFICIARIES..............................................  92

SECTION 26.      SEVERABILITY...............................................................................  92

SECTION 27.      COUNTERPARTS...............................................................................  92

                                LIST OF SCHEDULES

Schedule          Description
--------          ------------
DEF-1             Knowledge of the Purchaser
DEF-2             Knowledge of the Seller
DEF-3             Known Environmental Liabilities
DEF-4             Permitted Liens
DEF-5             Retained Real Property
DEF-6             Joint Use Property
DEF-7             CSC Employees
DEF-8             Sales Employees
DEF-9             Third Party Intellectual Property
2.1(c)(i)         Purchased Motor Vehicles and Tractors (Excluding Cars and Forklifts)
2.1(c)(ii)        Purchased Tube Trailers
2.1(c)(iii)       Purchased Cars
2.1(c)(iv)        Purchased Bulk Tanks
2.1(k)            Excluded Accounts Receivable
2.2(b)            Excluded Books and Records
2.2(e)(i)         Certain Excluded Equipment
2.2(e)(ii)        Retained Equipment
2.2(f)(i)         Excluded Inventory
2.2(f)(ii)        Retained Inventory
2.2(g)            Excluded Software Applications
2.2(h)            Excluded Contracts
2.2(i)            Excluded Permits
2.2(p)            Excluded Claims, Causes of Action and Guarantee Rights
2.2(u)            Certain Excluded Assets
2.3(c)            Assumed Tax Liabilities
5.3               Consents
5.4               Seller Governmental Approvals
5.5(a)(i)         Financial Statements
5.5(a)(ii)        Bulk Gas Volumes
5.6               No Business Material Adverse Change
5.7               Conduct of the Packaged Gas Business
5.9(a)(i)         Material Purchased Equipment
5.9(a)(ii)        Title Exceptions; Condition Exceptions
5.9(a)(iii)       Assets Required to conduct the Packaged Gas Business
5.9(b)(i)         Container Transfers
5.9(b)(ii)        Possession of Containers
5.9(b)(iii)       Aggregate Number of Containers
5.9(b)(iv)        Net Write-Ons and Write-Offs in Aggregate Balance of Containers
5.10              Litigation and Proceedings
5.12              Purchased Inventory
5.13(a)           Purchased Intellectual Property
5.13(b)           IP Licenses

Schedule          Description
--------          ------------
5.13(d)           Necessary Intellectual Property
5.14(a)           Owned Real Property
5.14(b)           Leased Real Property; Leased Real Property Exceptions
5.14(d)           No Options
5.15              Permits
5.16(a)           Certain Material Contracts
5.16(c)           Material Contract Notices
5.17              Material Customers
5.18(a)           Employee Benefit and Compensation Plans
5.18(b)           Multiemployer Plans
5.18(d)           Labor Relations
5.19              Compliance with Laws
5.20              Environmental
5.21              Taxes
6.4               Purchaser Governmental Approvals
7.2(d)            Stable Environment
7.7(a)            Seller Non-Compete Exclusions
7.7(b)(i)         Acquired Competitors - Divestiture
7.7(b)(ii)        Acquired Competitors - No Divestiture
7.11              Conduct of Packaged Gas Business Prior to Closing Date
7.11(c)(i)        Ordinary Course of Business Collection Practices
7.11(c)(ii)       Collection Practices Outside of the Ordinary Course of Business
7.16(a)           Marks
7.26              Shared Sites
10.1(d)           Employee Allocation Procedures
10.1(g)(iii)      Severance Payment/Transition Payment Calculation Formulas
10.1(i)           Employee Information
10.2              Approved Leave
10.9(b)           Assumed Collective Bargaining Agreements

                                LIST OF EXHIBITS

Exhibit A         Form of Intellectual Property License
Exhibit B         Form of Long-Term Cylinder Supply Agreement
Exhibit C         Form of Bill of Sale (Purchaser Subsidiaries)
Exhibit D-1       Form of Purchaser Real Property Leases
Exhibit D-2       Term Sheet for Seller Real Property Lease (Miamiville, Ohio)
Exhibit E         Form of Seller Parent Letter
Exhibit F         Form of Real Property Lease Assignment
Exhibit G         Financial Statements Carve-Out Methodology
Exhibit H         Accounting Policies and Procedures
Exhibit I         Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit J-1       Form of Purchaser Real Property Sublease
Exhibit J-2       Form of Seller Real Property Sublease
Exhibit K         Form of LOX/LIN/LAR Products Supply Agreement
Exhibit L         [Intentionally Omitted]
Exhibit M-1       Form of Gaseous Helium Product Supply Agreement
Exhibit M-2       Form of Liquid Helium Product Supply Agreement
Exhibit N         Term sheet for Hydrogen Chloride Product Supply Agreement
Exhibit O         Term sheet for Rare Gas Supply and Tolling Agreement
Exhibit P         Term sheet for Hydrogen Product Supply Agreement
Exhibit Q         Post-Closing Payment Methodology
Exhibit R         Transition Plan
Exhibit S         Form of Helium Allocation Agreement
Exhibit T         Form of Helium Supply Agreement Addendum
Exhibit U         Form of Amendment to LOX/LIN/LAR Product Supply Agreement

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT, dated as of March 31, 2004 (this "Agreement"), by and between THE BOC GROUP, INC., a Delaware corporation (the "Seller"), and AIRGAS, INC., a Delaware corporation (the "Purchaser").

         WHEREAS, the Seller owns or leases all of the properties, assets and goodwill used by the Seller in connection with the Packaged Gas Business (as hereinafter defined);

         WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, the Purchased Assets (as hereinafter defined), subject to the liabilities and obligations of the Packaged Gas Business assumed by the Purchaser, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the respective agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                             SECTION 1. DEFINITIONS

         The terms defined in this Section 1 shall have the following meanings for the purposes of this Agreement:

         "Accounts Receivable" has the meaning set forth in Section 2.1(k) hereof.

         "Acquired Competitor" shall have the meaning set forth in Section 7.7(b) hereof.

         "Acquired Contracts" has the meaning set forth in Section 2.1(h) hereof.

         "Acquiring Competitor" means a Third Party who, directly or indirectly, engages in a Competing Business.

         "Acquisition Proposal" has the meaning set forth in Section 7.12 hereof.

         "Action" means any action, claim, suit, demand, complaint, investigation or other proceeding (at law, in equity or admiralty or otherwise), including any action, suit or demand for personal injury or property damage.

         "Affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this definition, (i) the term "controls," "is controlled by," or "is under common control with" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and (ii) a joint venture shall not be deemed an Affiliate of a Person to the extent such Person does not possess, directly or indirectly, the power to appoint a majority of the board (or equivalent body) of such joint venture or otherwise have the ability to control such joint venture.

         "Agreed Allocation Schedule" has the meaning set forth in Section 3.3(c) hereof.

         "Agreement" has the meaning set forth in the preamble hereto.

         "Aligned Employees" means certain employees of the Seller who render services with respect to the Packaged Gas Business and are set forth on Exhibit A to the Employee Side Letter, which Exhibit A shall be updated by the Seller, subject to Purchaser approval of any additions (other than employees hired to fill an open position in the Ordinary Course of Business), at least thirty-five
(35) days prior to the Closing and periodically as the Purchaser may reasonably request through the Closing to include deletion of any Aligned Employee whose employment terminates prior to the Closing Date for any reason and to add, as applicable, new hires, transferees and other persons designated as Aligned Employees in accordance with this Agreement or as otherwise agreed between the Seller and the Purchaser.

         "Allocation Objection Notice" has the meaning set forth in Section 3.3(b) hereof.

         "Amendment to LOX/LIN/LAR Product Supply Agreement" means the Amendment to LOX/LIN/LAR Product Supply Agreement, substantially in the form attached as Exhibit U hereto.

         "Annualized Post-Integration EBITDA" means the amount equal to the Purchaser's EBITDA for the six- (6-) month period ending September 30, 2005, annualized on a billing day, calculated in accordance with the Post-Closing Payment Methodology.

         "Assumed Agreement" has the meaning set forth in Section 10.9(b) hereof.

         "Assumed Liabilities" has the meaning set forth in Section 2.3 hereof.

         "Assuming Party" has the meaning set forth in Section 14.8 hereof.

         "Benchmark Multiple" has the meaning set forth in Section 7.9(d)(ii) hereof.

         "Bill of Sale, Assignment and Assumption Agreement" has the meaning set forth in Section 4.2(j) hereof.

         "Bills of Sale" has the meaning set forth in Section 4.2(c) hereof.

         "Binding Allocation Schedule" has the meaning set forth in Section 3.3(b) hereof.

         "Bulk Gases Business" means the Seller's business of (a) manufacturing, purchasing, preparing, purifying, transfilling, storing, packaging, marketing, distributing, selling and/or supplying liquid industrial gases in liquid tankers, and cryogenic storage and other related equipment and related services (specifically excluding Microbulk and portable dewars), or onsite plants (including gaseous product), including hydrogen, oxygen, nitrogen, argon, carbon dioxide, and helium, and (b) supplying gaseous helium and hydrogen in tube trailers.

         "Business Day" means any day other than Saturday, Sunday, or a day on which banks in the State of New York are authorized or obligated by Law or executive Order to be closed.

         "Business Material Adverse Effect" means any event, circumstance, fact, development, change or effect that is materially adverse to the Packaged Gas Business and the Purchased Assets, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been a Business Material Adverse Effect: (i) a decline in the market price of any of the products of the Packaged Gas Business, (ii) an increase in the price of raw materials used in the Packaged Gas Business, (iii) general economic conditions, (iv) conditions generally affecting the industry in which the Packaged Gas Business operates, and not affecting the Packaged Gas Business in a disproportionate manner, or, if affecting the Packaged Gas Business in a disproportionate manner, taking into account only the impact of the disproportionate effect, (v) any action required or permitted by this Agreement or (vi) the announcement or pendency of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby. Subject to the foregoing exclusions, for the purpose of determining whether a Business Material Adverse Effect has occurred with respect to the Interim Financial Statements (as if calculated on an annualized basis), or with respect to the financial performance of the Packaged Gas Business for purposes of Section 8.1, a Business Material Adverse Effect shall be deemed to have occurred if (x) the annual revenues of the Packaged Gas Business are less than $240,000,000 or (y) the annual EBITDA-PGB is less than $25,000,000 (such annual revenue and annual EBITDA-PGB being calculated based on the Interim Financial Statements (as if calculated on an annualized basis) and prepared in accordance with the Valuation Principles). For the avoidance of doubt, nothing in the preceding sentence shall be construed to be relevant to the determination of whether a Business Material Adverse Effect has occurred for any reason except with respect to the Interim Financial Statements (as if calculated on an annualized basis) or the financial performance of the Packaged Gas Business for purposes of Section 8.1.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et seq.), as amended, and any legally enforceable rules, regulations and standards issued thereunder.

         "Change of Control Transaction" means with respect to the Seller Parent or the Purchaser, as the case may be, any of the following transactions (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Seller Parent or the Purchaser, as the case may be, to any Person or Group of Persons, (ii) the merger or consolidation of the Seller Parent or the Purchaser, as the case may be, with or into another Person with the effect that the then existing stockholders of the Seller Parent or the Purchaser, as the case may be, hold fifty percent (50%) or less of the combined voting power of the then outstanding securities ordinarily having the right to vote in the election of directors or their equivalents of (A) the surviving Person of such merger or (B) the Person resulting from any such consolidation or its ultimate parent, (iii) the replacement of a majority of the board of directors of the Seller Parent or the Purchaser, as the case may be, over a two-year period, from the directors who constituted the board of directors at the beginning of such period, and such replacement shall not have been approved by the board of directors of the Seller Parent or the Purchaser, as the case may be, as constituted at the beginning of such period, or (iv) a Person or Group of Persons shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Seller

Parent or the Purchaser, as the case may be, representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Seller Parent or the Purchaser, as the case may be, ordinarily having the right to vote in the election of directors or (v) with respect to the Seller Parent only, any transaction that is subject to the UK Takeover Code.

         "Claim Notice" means the notice defined in Section 14.8 hereof.

         "Closing" means the closing defined in Section 4.1 hereof.

         "Closing Date" means the date of closing as provided in Section 4.1 hereof.

         "Closing Date Payment" has the meaning set forth in Section 3.1(a) hereof.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         "Code" means the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

         "Competing Business" means any business in the United States with respect to (a) the preparing, transfilling, packaging, marketing, distribution, sale and supply (and in the case of acetylene, also the manufacture) of pressurized industrial gases and specialty gases in pressurized cylinders and the Microbulk supply mode of gases, (b) the preparing, transfilling, packaging, marketing, distribution, sale and supply of pressurized gas and liquid process chemicals and (c) the distribution, marketing, sale and supply as a reseller, distributor or lessor of equipment (including welding equipment) and materials necessary for or related to the use of packaged gases. Notwithstanding the foregoing, a Competing Business shall not include any Excluded Business.

         "Competing Business Sale" has the meaning set forth in Section 7.7(d).

         "Condition" means a condition that results in or otherwise relates to an Environmental Liability.

         "Consent" means any consent, approval, Order, ratification, authorization or action of, or any filing, registration or declaration with, or any notice to any Person.

         "Container Deposits" has the meaning set forth in Section 2.2(t) hereof.

         "Containers" means cylinders, dewars, lecture bottles, bulk tanks and all other containers for gases or liquids.

         "Contracts" has the meaning set forth in Section 2.1(h) hereof.

         "Copyrights" has the meaning set forth in the definition of "Intellectual Property" contained in this Section 1.

         "Covered Claim" has the meaning set forth in Section 14.8(a) hereof.

         "Credit Agreement" means the Tenth Amended and Restated Credit Agreement among Airgas, Inc., as borrower, Bank of America, N.A., as U.S. Agent, Canadian Imperial Bank of Commerce, as Canadian Agent, and the other parties thereto, dated as of July 30, 2001, as amended.

         "CSC Employees" means certain employees of the Seller's Customer Service Center who (i) render services with respect to the Packaged Gas Business, (ii) are not Aligned Employees, Retained Employees, Sales Employees or Unaligned Employees and (iii) are set forth on Schedule DEF-7 hereto.

         "Current Fiscal Year" has the meaning set forth in Section 10.3(b) hereof.

         "Disposal" means any discharge, deposit, injection, dumping, spilling, leaking or placing of any material into the environment.

         "Dispute" has the meaning set forth in Section 16.1(a) hereof.

         "Divestiture" has the meaning set forth in Section 7.9(c) hereof.

         "DOJ" has the meaning set forth in Section 5.4 hereof.

         "Dollar", "dollar" and "$" shall be references to United States dollars.

         "EBITDA" means, with respect to any Person, for any period, the sum of
(i) net income (or loss) of such Person and its consolidated subsidiaries for such period, plus (ii) all interest expense of such Person and its consolidated subsidiaries for such period, plus (iii) all charges against income of such Person and its consolidated subsidiaries for such period for federal, state and local taxes, plus (iv) all depreciation expense of such Person and its consolidated subsidiaries for such period, plus (v) all amortization expense of such Person and its consolidated subsidiaries for such period. For purposes of this definition, all extraordinary items will be calculated in accordance with the Post-Closing Payment Methodology.

         "EBITDA-ARG" means, for any period, an amount equal to (i) revenues of any assets and/or businesses of the Purchaser subject to a Divestiture for such period, minus (ii) all cost of goods sold relating to such assets and/or businesses for such period, minus (iii) all distribution expense of such assets and/or businesses for such period, minus (iv) all field operating expense of such assets and/or businesses for such period, adding back (v) all depreciation expense of such assets and/or business for such period. For purposes of this definition, all extraordinary items will be calculated in accordance with the Post-Closing Payment Methodology.

         "EBITDA-PGB" means, for any period, an amount equal to (i) revenues of the Packaged Gas Business for such period, minus (ii) all cost of goods sold of the Packaged Gas Business for such period, minus (iii) all distribution expense of the Packaged Gas Business for such period, minus (iv) all field operating expense of the Packaged Gas Business for such period, adding back (v) all depreciation expense of the Packaged Gas Business for such period. For purposes of this definition, all extraordinary items will be calculated in accordance with the Post-Closing Payment Methodology.

         "Electronics Business" means the Seller's business of manufacturing, purchasing, storing, purifying, preparing, transfilling, packaging, marketing, distributing, selling and/or supplying products (including the sale of associated gases otherwise included in the Packaged Gas Business and related equipment), in any physical state, where such products are sold for use to manufacturers, assemblers, or testers of silicon wafers, semiconductor devices, compound semiconductor wafers, compound semiconductor devices, photovoltaic devices, photonic devices, SiGe devices, LCD's and LED's, optical fibers, fiber optics, or any similar materials or devices.

         "Employee" means any Aligned Employee or Unaligned Employee.

         "Employee Benefit and Compensation Plans" means all employee benefit plans, arrangements, policies or programs (whether or not an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including all pension and profit sharing, stock based incentive compensation, commission, severance, vacation, medical, dental, life, disability or other group insurance, welfare benefit, death benefit and other benefit or compensation plans and all policies concerning holidays and salary continuation during short absences for illness or other reasons, in each case maintained by, or contributed to by, the Seller or its Affiliates for the benefit of the Employees (including any maintained pursuant to collective bargaining agreements).

         "Employee Information" has the meaning set forth in Section 10.1(i) hereof.

         "Employee Side Letter" means the Employee Side Letter, dated as of the date hereof, between the Seller and the Purchaser.

         "Enabling Agreements" means the Rare Gas Supply and Tolling Agreement, the LOX/LIN/LAR Products Supply Agreement, the Gaseous Helium Product Supply Agreement, the Liquid Helium Product Supply Agreement, the Hydrogen Chloride Product Supply Agreement, the Hydrogen Product Supply Agreement, the Long-Term Cylinder Supply Agreement, the Helium Allocation Agreement, the Helium Supply Agreement Addendum and the Amendment to LOX/LIN/LAR Products Supply Agreement.

         "Encumbered Assets Side Letter" means the Encumbered Assets Side Letter, dated as of the date hereof, between the Seller and the Purchaser.

         "Environmental Laws" means all Laws, in effect as of the Closing, which address or are related to the pollution or protection of the environment, including animal and plant life and the protection of human health and safety as they may be affected by exposure to Hazardous Substances.

         "Environmental Liabilities" means all obligations or liabilities (including obligations or liabilities arising out of legal notices, Actions or other assertion of obligation or liability), resulting or arising from (a) any Environmental Law, (b) any Release of, or potential Release of, or exposure to, any Hazardous Substance, or (c) an enforceable Order issued or imposed under or pursuant to an Environmental Law. Losses from "Environmental Liabilities" include: (A) fines, penalties, judgments, awards, settlements, losses, damages, punitive damages, costs, fees, expenses and disbursements; (B) costs of defense and other responses to any Action relating to the environment; and (C) financial responsibility for (I) cleanup costs and injunctive relief, including any Remediation and natural resource damages, and (II) other compliance or remedial measures.

         "Environmental Permit" means any Permit that is authorized or required pursuant to an Environmental Law.

         "Environmental Remediation Liabilities" has the meaning set forth in
Section 14.2(c) hereof.

         "ERISA" has the meaning set forth in the definition of "Employee Benefit and Compensation Plans" contained in this Section 1.

         "Excess Post-Integration EBITDA Amount" has the meaning set forth in
Section 3.2(b)(i) hereof.

         "Excluded Assets" has the meaning set forth in Section 2.2 hereof.

         "Excluded Businesses" means the Liquid Helium Business, the Electronics Business, the Bulk Gases Business, the Medical Gases Business, the Hospitality Business, the Rare Gases Business, the New Technology Business and the Wholesale Welding Hard Goods Business.

         "Excluded Containers" has the meaning set forth in Section 2.2(j) hereof.

         "Excluded Equipment" has the meaning set forth in Section 2.2(e) hereof.

         "Excluded Intellectual Property" means any Intellectual Property owned by the Seller and not used exclusively by the Packaged Gas Business, including Intellectual Property related to the Excluded Businesses and Intellectual Property licensed to the Purchaser pursuant to the Intellectual Property License.

         "Excluded Inventory" has the meaning set forth in Section 2.2(f) hereof.

         "Excluded Liabilities" has the meaning set forth in Section 2.4 hereof.

         "Expected Closing Date" has the meaning set forth in Section 8.12 hereof.

         "Expected Transition Closing Date" has the meaning set forth in Section
8.14 hereof.

         "Extension Financing Source Certificate" has the meaning set forth in
Section 8.12 hereof.

         "Extension Officer's Certificate" has the meaning set forth in Section
8.12 hereof.

         "Factual Environmental Dispute" has the meaning set forth in Section 16.2(a) hereof.

         "FDA" has the meaning set forth in the definition of "Medical Gases Business" contained in this Section 1.

         "Final Excess Post-Integration EBITDA Amount" has the meaning set forth in Section 3.2(f) hereof.

         "Financial Market Non-Funding Condition" has the meaning set forth in the definition of "Financial Extension Condition" contained in this Section 1.

         "Financial Statements" has the meaning set forth in Section 5.5(a) hereof.

         "Financing Extension Condition" means the lenders under the Credit Agreement will not fund, or shall not have funded, the purchase of the Purchased Assets (i) due to any circumstance or condition generally affecting the availability of bank financing in the United States (any such circumstance or condition, a "Financial Market Non-Funding Condition") or (ii) for any other reason that is not the result of any intentional act or omission by management of the Purchaser (or management of any other Person that is designated by the Purchaser to purchase the Purchased Assets on the Closing Date) that would be reasonably expected to cause the lenders under the Credit Agreement not to fund the purchase of the Purchased Assets (any such circumstance, event or condition, an "Other Non-Funding Condition").

         "FTC" has the meaning set forth in Section 5.4 hereof.

         "Gaseous Helium Product Supply Agreement" means the Gaseous Helium Product Supply Agreement, substantially in the form attached as Exhibit M-1 hereto.

         "Governmental Body" means (a) any United States federal, state or local or foreign government (or political subdivision thereof), (b) any agency or instrumentality of any such government (or political subdivision thereof), (c) any non-governmental regulatory or administrative authority, body or other organization (to the extent that the rules, regulations, standards, requirements, procedures and Orders of such authority, body or other organization have the force of Law) and (d) any United States federal, state or local or foreign court, tribunal, arbitrator or arbitration panel.

         "Group of Persons" means any group of Persons acting in concert as a partnership or other group.

         "Hazardous Substance" has the meaning defined in Section 101(14) of CERCLA, plus oil and petroleum (in any form or derivative), asbestos, PCBs, and any other substance similarly defined or classified as hazardous or toxic or potentially hazardous or toxic or a pollutant or contaminant under any Environmental Law.

         "Helium Allocation Agreement" means the Helium Allocation Agreement, substantially in the form attached as Exhibit S hereto.

         "Helium Supply Agreement Addendum" means the Helium Supply Agreement Addendum, substantially in the form attached as Exhibit T hereto.

         "Hospitality Business" means the Seller's business of manufacturing, purifying, purchasing, preparing, transfilling, packaging, storing, marketing, distributing, selling and/or supplying beverage dispense gases to installed liquid gas containers, including Microbulk, or by delivery of filled pressurized cylinders or containers with product in gaseous or liquid form, for beverage dispensing applications, and any services and/or equipment associated with any of the foregoing.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "HSR Filing" has the meaning set forth in Section 7.9(c) hereof.

         "Hydrogen Chloride Product Supply Agreement" means the Hydrogen Chloride Product Supply Agreement, on terms substantially similar to those set forth in the term sheet attached as Exhibit N hereto.

         "Hydrogen Product Supply Agreement" means the Hydrogen Product Supply Agreement, on terms substantially similar to those set forth in the term sheet attached as Exhibit P hereto.

         "Imprinted Containers" has the meaning set forth in Section 7.16(a) hereof.

         "Improvements" has the meaning set forth in Section 5.14(c) hereof.

         "Independent Accountant" means one of Deloitte & Touche or Ernst & Young, which shall be jointly engaged by, and mutually agreeable to, the Purchaser and the Seller and shall not be affiliated with the Purchaser or the Seller.

         "Information" has the meaning set forth in Section 7.6(a) hereof.

         "Intellectual Property" means all rights in any and all of the following:

                  (a) patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted) ("Patents");

                  (b) trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof, including the goodwill of the business symbolized thereby or associated therewith ("Trademarks");

                  (c) copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights ("Copyrights");

                  (d) trade secrets, confidential business information and other proprietary information, concepts, ideas, designs, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, technical data and databases, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection) ("Trade Secrets");

                  (e) computer software programs, including all source code, object code, and documentation related thereto ("Software"); and

                  (f) Internet addresses, domain names, web sites, web pages and similar rights and items ("Internet Assets").

         "Intellectual Property License" means the royalty-free license between the Seller and the Purchaser, substantially in the form of Exhibit A hereto, pursuant to which, from and after the Closing Date, the Seller shall license to the Purchaser and its subsidiaries certain Intellectual Property not included in the Purchased Intellectual Property.

         "Interim Financial Statement Date" has the meaning set forth in Section 5.5(b) hereof.

         "Interim Financial Statements" has the meaning set forth in Section 5.5(b) hereof.

         "Internet Assets" has the meaning set forth in the definition of "Intellectual Property" contained in this Section 1.

         "IP Licenses" means all licenses, sublicenses and other agreements or permissions related to the Purchased Intellectual Property.

         "Joint Use Property" means all the tangible personal property owned, leased, used or held for use by the Seller in both the Packaged Gas Business and any Excluded Business and set forth on Schedule DEF-6.

         "Key Transition Item" means each individual action item or group of action items contained in the Transition Plan that is or are identified by appropriate legend, mark or other notation as a "Key Item".

         "Knowledge of the Purchaser" means the actual knowledge of those individuals listed on Schedule DEF-1.

         "Knowledge of the Seller" means the actual knowledge of those individuals listed on Schedule DEF-2.

         "Known Environmental Liabilities" means, collectively, those (i) matters set forth on Schedule DEF-3 attached hereto, (ii) matters arising prior to the Closing and relating to the Packaged Gas Business or the ownership or operation of the Purchased Assets giving rise to Environmental Liabilities for which Remediation is required by applicable Environmental Law of which the Seller or its Affiliates have actual knowledge and (iii) matters arising prior to the Closing and relating to the Packaged Gas Business or the ownership or operation of the Purchased Assets giving rise to Environmental Liabilities for which Remediation is required by applicable Environmental Law that are expressly identified as actual areas of contamination or areas of concern in any Phase I Report or Phase II Report conducted pursuant to Section 7.27.

         "Law" means any applicable federal, state, local or foreign law (including principles of common law), statute, ordinance, rule, regulation, standard, Order, code, holding, requirement or procedure enacted, promulgated, adopted, enforced or applied by any Governmental Body, all as in effect on the date hereof and on the Closing Date.

         "Leased Real Property" means the land, buildings, structures, fixtures and other improvements leased by the Seller and used in connection with the Packaged Gas Business (other than the Retained Real Property), as listed on
Schedule 5.14(b).

         "Licensed Intellectual Property" means the Intellectual Property licensed to the Purchaser pursuant to the Intellectual Property License.

         "Liens" means, with respect to any property or property interest (fixed, personal, real or otherwise), any covenants recorded against the land, pledges, liens, conditional sales contracts, mortgages, deeds of trust, charges, encumbrances, transfer restrictions, security interests, leases, licenses, restrictions, easements, declarations, rights-of-way, servitudes, encroachments, survey defects, zoning restrictions, zoning resolutions, zoning lot descriptions or declarations, development agreements, documents showing community property interests, consents, mineral rights, slope, grade and drainage rights, landmark designations and riparian rights, limitations and claims of any kind or of any nature whatsoever relating to such property or property interest.

         "Liquid Helium Business" means the Seller's business of manufacturing, purchasing, transfilling, packaging, storing, marketing, distributing, selling and/or supplying liquid helium in any form to any customer. The Liquid Helium Business includes the associated sale of liquid nitrogen and specialty or industrial gases to (a) manufacturers of, (b) service providers to operators of, and (c) operators of, magnetic resonance imaging or nuclear magnetic resonance equipment and related equipment.

         "Liquid Helium Product Supply Agreement" means the Liquid Helium Product Supply Agreement, substantially in the form attached as Exhibit M-2 hereto.

         "Long-Term Cylinder Supply Agreement" means the Long-Term Cylinder Supply Agreement, substantially in the form attached as Exhibit B hereto.

         "Loss of Value" has the meaning set forth in Section 7.9(d)(ii) hereof.

         "Losses" has the meaning set forth in Section 14.2 hereof.

         "LOX/LIN/LAR Products Supply Agreement" means the LOX/LIN/LAR Products Supply Agreement, substantially in the form attached as Exhibit K hereto.

         "Marks" has the meaning set forth in Section 7.16(a) hereof.

         "Material Contracts" means the Real Property Leases and the Acquired Contracts listed on Sections (i) and (v) of Schedule 5.16(a) hereto.

         "Material Customers" has the meaning set forth in Section 5.17 hereof.

         "Material Permits" has the meaning set forth in Section 5.15 hereof.

         "Maximum Amount" has the meaning set forth in Section 14.4(a) hereof.

         "MCDA" has the meaning set forth in Section 7.1(a) hereof.

         "Medical Gases Business" means the Seller's business of (a) manufacturing, purchasing, storing, purifying, preparing, transfilling, packaging, marketing, distributing, selling and/or supplying (i) helium/oxygen mixtures in cylinders for therapeutic applications, and (ii) other gases or mixture of gases in cylinders (A) for which the Seller or any Affiliate of the Seller obtains a therapeutic indication or label claim from the Food and Drug Administration ("FDA"), (B) in association with a medical device for which the Seller or any Affiliate of the Seller obtains a medical device approval (510K) from the FDA, or (C) in the course of, or for the purpose of, obtaining FDA approval for a device or a therapeutic indication or label claim, and (b) manufacturing, packaging, marketing, distributing, selling and/or supplying medical devices.

         "Microbulk" means liquid oxygen, nitrogen, argon or carbon dioxide delivered to customers using `Orca' delivery units or similar units of a different manufacturer.

         "Minimum Amount" has the meaning set forth in Section 14.4(a) hereof.

         "Multiemployer Plan" has the meaning set forth in Section 5.18(b) hereof.

         "New Technology Business" means new technologies and applications that require the utilization of industrial gases and specialty gases in pressurized cylinders that are currently under development by the Seller but not currently commercialized by the Seller, including microcylinder technology.

         "Non-Competition Period" has the meaning set forth in Section 7.7(a) hereof.

         "Non-PGB Customer" has the meaning set forth in Section 7.7(a) hereof.

         "Non-Qualifying Offer" has the meaning set forth in Section 10.1(g)(i) hereof.

         "Notifying Party" has the meaning set forth in Section 14.8 hereof.

         "Objection Notice" has the meaning set forth in Section 3.2(c) hereof.

         "Order" means any legally enforceable orders, judgments, injunctions, awards, decisions, decrees or writs or any executive, administrative, legislative or judicial proclamation, in each case, of any Governmental Body.

         "Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if that action: (a) is in the ordinary course of business, (b) is not significantly outside the scope of decisions, actions, measures, occurrences or other incidents customary for the applicable business, (c) does not require authorization by the Board of Directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and (d) is substantially consistent with such Person's past practice, taking into account, in each case, the transactions contemplated by the Transaction Documents.

         "Other Non-Funding Condition" has the meaning set forth in the definition of "Financing Extension Condition" contained in this Section 1.

         "Owned Real Property" means the real property owned by the Seller and used in connection with the Packaged Gas Business (other than the Retained Real Property), including all of the buildings, structures, fixtures and other improvements owned by Seller located thereon.

         "Packaged Gas Business" means the Seller's business in the United States with respect to (a) the preparing, transfilling, packaging, marketing, distribution, sale and supply (and in the case of acetylene, also the manufacture) of pressurized industrial gases and specialty gases in pressurized cylinders and the Microbulk supply mode of gases, (b) the preparing, transfilling, packaging, marketing, distribution, sale and supply of pressurized gas and liquid process chemicals and (c) the distribution, marketing, sale and supply as a reseller, distributor or lessor of equipment (including welding equipment) and materials necessary for or related to the use of packaged gases, in each case as currently conducted by the Seller. Notwithstanding the foregoing, the Packaged Gas Business shall not include the Excluded Businesses.

         "Patents" has the meaning set forth in the definition of "Intellectual Property" contained in this Section 1.

         "Permits" means all licenses, permits, authorizations, Orders, registrations and approvals of any Governmental Body currently held or being applied for by the Seller in connection with the Packaged Gas Business.

         "Permitted Liens" means (a) mechanics', carriers', workers', repairer's, purchase money security interest and other similar Liens arising or incurred in the Ordinary Course of Business (i) related to obligations (A) as to which there is no default on the part of the Seller, and the Seller has not received written notice of the commencement of foreclosure actions with respect thereto or (B) which are being contested in good faith, and (ii) that are not in the aggregate substantial in amount (and in no event in an aggregate amount in excess of $15,000), and for which adequate reserves have been established in accordance with the Valuation Principles, (b) Liens listed in Schedule DEF-4 hereto, (c) Liens for Taxes (i) (A) that are not in default or delinquent or (B) that are being contested in good faith by appropriate proceedings and (ii) that are not in the aggregate substantial in amount and for which adequate reserves have been established in accordance with the Valuation Principles, (d) Permitted Owned Real Property Exceptions, and (e) any Liens related to those leased motor vehicles and cars set forth on Schedules 2.1(c)(i), 2.1(c)(ii) and 2.1(c)(iii), respectively, under the terms of the leases relating to such motor vehicles, tube trailers and cars.

         "Permitted Owned Real Property Exceptions" means such Liens that (a) taken as a whole or individually do not (i) interfere in any material respect with the use, occupancy or operation of the Owned Real Property, to which it relates, as currently used, occupied and operated by the

Seller or (ii) materially reduce the fair market value of the Owned Real Property, to which it relates, below the fair market value of such Owned Real Property (as currently used, operated and occupied by the Seller) but for such encumbrance or (b) are Permitted Liens (other than pursuant to subsection (d) of the definition of Permitted Liens).

         "Person" means an individual, a partnership, a joint venture, a limited liability company, a corporation, a public limited company, a trust, a firm, an association, an unincorporated organization, a Governmental Body and any other entity whatsoever.

         "Personal Information" means any information in the possession of the Seller with respect to an identifiable individual, but excluding the Employee Information and any other information relating to an Employee contained in a Schedule to this Agreement.

         "PGB Information" has the meaning set forth in Section 7.6(c) hereof.

         "Phase I Completion Date" has the meaning set forth in Section 7.27(a) hereof.

         "Phase I Report" has the meaning set forth in Section 7.27(a) hereof.

         "Phase II Report" has the meaning set forth in Section 7.27(b) hereof.

         "Post-Closing Payment" has the meaning set forth in Section 3.2(b) hereof.

         "Post-Closing Payment Date" means the earlier of (i) November 15, 2005 and (ii) the date that is five (5) Business Days after the Purchaser has filed with the Securities and Exchange Commission a Form 10-Q with respect to the fiscal quarter ended September 30, 2005.

         "Post-Closing Payment Methodology" means the methodology set forth on Exhibit Q attached hereto.

         "Post-Closing Payment Statement" has the meaning set forth in Section 3.2(a) hereof.

         "Post-Closing Tax Period" shall mean (a) any Tax period beginning on or after the Closing Date and (b) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period beginning on the Closing Date. In the case of (b), should it be necessary to determine a proportionate share of any Tax, the Post-Closing Tax Period proportion shall be the number of days in such Tax period from and after the Closing Date divided by the total number of days in the Tax period.

         "Post-Integration Deficit EBITDA Event" has the meaning set forth in
Section 3.2(b)(ii) hereof.

         "Pre-Closing Tax Period" shall mean (a) any Tax period ending prior to the Closing Date and (b) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to (but not including) the Closing Date. In the case of (b), should it be necessary to determine a proportionate share of any Tax, the Pre-Closing Tax Period proportion shall be the number of days in such Tax period up to (but not including) the Closing Date divided by the total number of days in the Tax period.

         "Prepaid Expenses" has the meaning set forth in Section 2.1(f) hereof.

         "Proposed Allocation Schedule" has the meaning set forth in Section 3.3(a) hereof.

         "Purchase Price" has the meaning set forth in Section 3.1(a) hereof.

         "Purchased Assets" has the meaning set forth in Section 2.1 hereof.

         "Purchased Equipment" means all tangible personal property owned, leased, used or held for use by the Seller primarily in connection with the Packaged Gas Business, including all cylinders, dewars, lecture bottles, other containers, furniture, appliances, fixtures, computer hardware, data and voice telecommunications equipment, furnishings, tools, machinery, spare parts and similar equipment and forklifts and motor vehicles (excluding cars owned or leased by the Seller and provided by the Seller to Employees who are not Transferred Employees), but excluding the Retained Equipment and the Excluded Equipment.

         "Purchased Intellectual Property" means the Intellectual Property owned by the Seller and used exclusively by the Packaged Gas Business, including the Intellectual Property set forth on Schedule 5.13(a). Purchased Intellectual Property shall not include the Licensed Intellectual Property.

         "Purchased Inventory" means all inventory, work-in-process, components, finished goods, parts, supplies, raw materials and other similar items that are owned, leased, used or held for use by the Seller in connection with the Packaged Gas Business including $500,000 worth of inventory relating to the Rare Gases Business and located at the Owned Real Property in Riverton, NJ, but excluding the Retained Inventory and the Excluded Inventory.

         "Purchaser" has the meaning set forth in the preamble hereto.

         "Purchaser Indemnitees" has the meaning set forth in Section 14.2 hereof.

         "Purchaser Information" has the meaning set forth in Section 7.6(d) hereof.

         "Purchaser Real Property Leases" means the lease agreements pursuant to which, from and after the Closing Date, the Purchaser, as landlord, shall lease space to the Seller, as tenant, for the operation by the Seller of the Excluded Businesses, at each of the Owned Real Property sites known as Bessemer, Alabama and Carol Stream, Illinois, to be substantially in the form attached hereto as Exhibit D-1.

         "Purchaser Real Property Sublease" means the sublease agreement pursuant to which, from and after the Closing Date, the Purchaser, as sub-landlord, shall sublease space to the Seller, as sub-tenant, for the operation by the Seller of the Excluded Businesses, as the Leased Real Property site known as Bound Brook, New Jersey, to be substantially in the form attached hereto as Exhibit J-1; provided, however, that the Purchaser Real Property Sublease shall, in lieu of any provision of the Exhibit J-1 to the contrary, include the following terms: (A) the fixed rent due to the sublandlord shall be 50% of the fixed rent due from the sublandlord, as tenant, to the overlandlord, as such fixed rent rate may be modified in accordance with such overlease;

(B) each of subtenant and sublandlord shall pay any and all maintenance and utility with respect to their respective premises; (C) in the event that sublandlord shall intend to exercise a renewal right under the overlease (1) sublandlord shall notify subtenant of such intention, and (2) subtenant shall notify sublandlord, within five (5) Business Days of receiving such notification from sublandlord, of subtenant's intention to renew the Purchaser Real Property Sublease in question for such renewal term; and (D) in the event that sublandlord shall not intend to exercise a renewal right under the overlease (1) sublandlord shall notify subtenant of such decision and offer to assign to subtenant sublandlord's interest in the overlease, (2) subtenant shall notify sublandlord, within five (5) Business Days of receiving such notification from sublandlord, of subtenant's intention to assume the overlease and (3) if sublandlord requests to be assigned sublandlord's interest in the overlease, sublandlord shall use commercially reasonable efforts to facilitate the assignment of the overlease to subtenant.

         "Purchaser Severance Plan" has the meaning set forth in Section 10.3(a) hereof.

         "Purchaser Subsidiary" means any wholly-owned direct or indirect subsidiary of the Purchaser and National Welders Supply Company, Inc.

         "Qualifying Offer" has the meaning set forth in Section 10.1(g)(i) hereof.

         "Rare Gas Supply and Tolling Agreement" means the Rare Gas Supply and Tolling Agreement, on terms substantially similar to those set forth in the term sheet attached as Exhibit O hereto.

         "Rare Gases Business" means the Seller's business of manufacturing, purchasing, purifying, preparing, transfilling, packaging, storing, marketing, distributing, selling and/or supplying rare gases, for export outside of the United States, including krypton, xenon, neon and any mixtures containing some or all of the same.

         "RCRA" means the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), as amended, and any legally enforceable rules, regulations and standards issued thereunder.

         "Real Property" means the Owned Real Property and the Leased Real Property.

         "Real Property Leases" means the leases, subleases, licenses and other agreements to which the Seller is a party or by which the Seller is otherwise bound, including all amendments thereto, relating to the Leased Real Property.

         "Real Property Rent Prepayments" means the rights in respects of all prepayments of rents made by the Seller under the Real Property Leases (and for which Buyer shall be entitled to receive the benefit of such rights but not any cash payment from the Seller in respect thereof at the Closing).

         "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, discarding or disposing into the environment.

         "Remediation" means any removal, remedial and/or response actions, as those activities are defined and used in CERCLA and other Environmental Laws and all investigations, samplings and assessments incident thereto.

         "Response Period" has the meaning set forth in Section 3.3(b).

         "Restrictive Covenants" has the meaning set forth in Section 7.7(e) hereof.

         "Retained Employees" means certain employees of the Seller who render services with respect to the Packaged Gas Business and are set forth on Exhibit B to the Employee Side Letter, which Exhibit B shall be updated through the Closing in accordance with this Agreement or as otherwise agreed between the Seller and the Purchaser.

         "Retained Equipment" means the tangible personal property set forth on
Schedule 2.2(e)(ii) that shall be retained by the Seller and shall therefore be Excluded Assets notwithstanding that such tangible personal property is owned, leased, used or held for use by the Seller primarily in connection with the Packaged Gas Business.

         "Retained Inventory" means the inventory, work-in-process, components, finished goods, parts, supplies, raw materials and other similar items set forth on Schedule 2.2(f)(ii) that shall be retained by the Seller and shall therefore be Excluded Assets notwithstanding that such inventory, work-in-process, components, finished goods, parts, supplies, raw materials and other similar items are owned, leased, used or held for use by the Seller primarily in connection with the Packaged Gas Business.

         "Retained Real Property" means that real property used by the Seller for filling packaged gas Containers prior to the Closing Date in both the Packaged Gas Business and the Excluded Businesses that are not otherwise included in Owned Real Property or Leased Real Property, as listed on Schedule DEF-5.

         "Sale Notice" has the meaning set forth in Section 7.7(d) hereof.

         "Sales Employees" means certain sales employees of the Seller who (i) render services with respect to the Packaged Gas Business, (ii) are not Aligned Employees, CSC Employees, Retained Employees or Unaligned Employees and (iii) are set forth on Schedule DEF-8 hereto.

         "Seller" has the meaning set forth in the preamble hereto.

         "Seller Indemnitees" has the meaning set forth in Section 14.5 hereof.

         "Seller Limit" has the meaning set forth in Section 10.1(g)(iii) hereof.

         "Seller Parent" means The BOC Group plc.

         "Seller Parent Letter" means the letter agreement between the Seller Parent and the Purchaser, substantially in the form attached as Exhibit E hereto.

         "Seller Real Property Lease" means the lease agreement pursuant to which, from and after the Closing Date, the Seller, as landlord, shall lease space to the Purchaser, as tenant, for the operation by the Purchaser of the Packaged Gas Business, at the Retained Real Property site known as Miamiville, Ohio, containing the terms set forth on the term sheet attached hereto as Exhibit D-2.

         "Seller Real Property Sublease" means the sublease agreement pursuant to which, from and after the Closing Date, the Seller, as sub-landlord, shall sublease space to the Purchaser, as subtenant, for the operation by the Purchaser of the Packaged Gas Business, at the Retained Real Property sites known as Lima, Ohio; and Columbus (Grove City), Ohio, to be substantially in the form attached hereto as Exhibit J-2.

         "Seller Severance Plan" has the meaning set forth in Section 10.1(g)(iii) hereof.

         "Seller's Auditors" has the meaning set forth in Section 3.2(h) hereof.

         "Seller's Remediation" has the meaning set forth in Section 14.4(b)(i) hereof.

         "Severance Payment" has the meaning set forth in Section 10.1(g)(iii) hereof.

         "Shared Sites" means that Owned Real Property and Leased Real Property being transferred to the Purchaser hereunder at and upon which the Seller shall continue to maintain certain Excluded Businesses from and after the Closing Date pursuant to a Purchaser Real Property Lease or Purchaser Real Property Sublease, and that Retained Real Property at and upon which the Purchaser shall conduct the Packaged Gas Business from and after the Closing Date pursuant to a Seller Real Property Lease or Seller Real Property Sublease.

         "Software" has the meaning set forth in the definition of "Intellectual Property" contained in this Section 1.

         "Special Contract Rights" has the meaning set forth in Section 2.1(m) hereof.

         "Subject Property" has the meaning set forth in Section 7.17 hereof.

         "Targeted EBITDA" means, subject to adjustment pursuant to the next succeeding sentence, an amount equal to the sum of (a) an amount equal to one hundred five percent (105%) of Purchaser's EBITDA (stated on a pro forma basis to reflect the impact of National Welders Supply, Inc. for the full fiscal year as extracted from the Purchaser's Form 10-K for the fiscal year ended March 31, 2004 filed by the Purchaser with the Securities Exchange Commission) for the fiscal year ending March 31, 2004 (which amount will be derived from the information contained in the Purchaser's Form 10-K for the fiscal year ended March 31, 2004 filed by the Purchaser with the Securities and Exchange Commission) plus (b) $29,000,000. Purchaser's EBITDA for the fiscal year ending March 31, 2004 will be adjusted to exclude the following unusual items which can be extracted or derived from Purchaser's public releases or filings: (i) extraordinary costs related to the fires at Purchaser's Tulsa and Sacramento facilities (which amount is equal to $2.8 million); and (ii) any extraordinary or one-time charges or gains in the calendar quarter ending March 31, 2004 that are included in Purchaser's public releases or filings for the fiscal quarter ending March 31, 2004.

         "Tax" or "Taxes" means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in clause (i) above.

         "Tax Benefit" means a reduction after the Closing in the federal, state or local or foreign Liability for Tax or any refund or credit of a prior Liability for Tax attributable to adjustments to the income, deductions or credits resulting from any event that is the basis for an indemnification claim under Section 14.2 or 14.5 that is reasonably expected to be realized by the Purchaser Indemnitee or Seller Indemnitee, as the case may be.

         "Tax Returns" means any and all reports, returns, declarations, claims for refund, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

         "Technical Expert" has the meaning set forth in Section 16.2(a)(A) hereof.

         "Termination Payment" has the meaning set forth in Section 15.2(c) hereof.

         "Third Party" means any Person other than (i) the parties to this Agreement and (ii) their Affiliates, successors and assigns.

         "Third Party Distributor" has the meaning set forth in Section 7.7(a) hereof.

         "Third Party Intellectual Property" means that Intellectual Property set forth on Schedule DEF-9.

         "Title Company" means LandAmerica Financial Group, Inc. or its agents.

         "Trade Secrets" has the meaning set forth in the definition of "Intellectual Property" contained in this Section 1.

         "Trademarks" has the meaning set forth in the definition of "Intellectual Property" contained in this Section 1.

         "Transaction Documents" means this Agreement, the Bills of Sale, the Bill of Sale, Assignment and Assumption Agreement, the Purchaser Real Property Leases, the Seller Real Property Leases, the Purchaser Real Property Sublease, the Seller Real Property Sublease, the deeds and other documentation relating to the transfer of the Owned Real Property, the assignments of the Real Property Leases, the Intellectual Property License, the Employee Side Letter, the Encumbered Assets Side Letter and the Enabling Agreements.

         "Transfer Obligations" has the meaning set forth in Section 7.17 hereof.

         "Transferred Employees" has the meaning set forth in Section 10.2 hereof.

         "Transition Extension Event" means that the Purchaser has not completed its internal arrangements to effect the assumption of full operational control of the Packaged Gas Business in connection with the Closing.

         "Transition Payment" has the meaning set forth in Section 10.1(g)(iii) hereof.

         "Transition Period" means the period beginning on the Closing Date through the date on which the Transition Services Agreement shall terminate.

         "Transition Plan" means the transition plan attached as Exhibit R hereto.

         "Transition Service(s)" has the meaning set forth in Section 7.2(a) hereof.

         "UK Takeover Code" means the United Kingdom City code on Takeovers and Mergers (or any successor Law, principals and/or rules), as are in effect in the United Kingdom from time to time.

         "Unaligned Employees" means those employees of the Seller who are not Aligned Employees or Retained Employees and who (i) are substantially involved in the management or administration of the Packaged Gas Business, or (ii) provide substantial information management support services in the United States with respect to the Purchased Intellectual Property and Licensed Intellectual Property, and, in either case, are listed on Exhibit C to the Employee Side Letter, which Exhibit C shall be updated by the Seller at least thirty-five (35) days prior to Closing and periodically prior thereto as the Purchaser may reasonably request through the Closing Date to include deletion of any Unaligned Employee whose employment terminates prior to the Closing Date for any reason and to add, as applicable, new hires and transferees intended by the Seller to replace such terminated Unaligned Employees, and other persons designated as Unaligned Employees in accordance with this Agreement or as otherwise agreed between the Seller and the Purchaser.

         "Unauthorized Code" means any virus, trojan horse, worm or other software routines or hardware components designed to permit unauthorized access, or to disable, erase or otherwise harm any computer, systems or Software.

         "Valuation Principles" has the meaning set forth in Section 5.5(a) hereof.

         "WARN" means, collectively, the Worker Adjustment Retraining and Notification Act of 1988 and any applicable state or local equivalent.

         "Wholesale Welding Business" means the Seller's business wholesaling its welding hardgoods products, gas equipment, safety equipment or medical safety equipment (whether manufactured by the Seller or manufactured by a third-party on the Seller's behalf).

      SECTION 2. TRANSFER OF PURCHASED ASSETS; ASSUMPTION OF LIABILITIES

         2.1 Purchased Assets. At the Closing, and upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase and receive from the Seller, all of the Seller's right, title and interest in and to all of the property, assets and rights owned, leased, used or held for use by the Seller primarily (except as otherwise specifically provided in any of Sections 2.1(a) through 2.1(q)) in connection with the Packaged Gas Business (other than the Excluded Assets), of every kind, character and description, whether tangible, intangible, personal or mixed and wheresoever located, whether carried on the books of the Seller or not carried on the books of the Seller, due to expense, full depreciation or otherwise (collectively, the "Purchased Assets"), free and clear of all liabilities, obligations and Liens (other than the Permitted Liens, the Assumed Liabilities and the rights of the Seller with respect to Joint Use Property pursuant to Section 7.25), including the following:

                  (a) (i) subject to Section 7.26 hereof, all of the Seller's right, title and interest in the Owned Real Property as set forth on
Schedule 5.14(a) and, subject to obtaining the necessary Consents, the Real Property Leases as set forth on Schedule 5.14(b), including the privileges, appurtenances, rights, easements and hereditaments appurtenant to or for the benefit of such Owned Real Property and Real Property Leases, and (ii) the Real Property Rent Prepayments with respect to all periods from and after the Closing Date;

                  (b) petty and drawer cash on hand at any Owned Real Property or Leased Real Property on the Closing Date;

                  (c) all of the Seller's right, title and interest in and to the Purchased Equipment, including those (i) motor vehicles and tractors (excluding, for purposes of Schedule 2.1(c)(i) only and not from the definition of Purchased Equipment, cars and forklifts) set forth on Schedule 2.1(c)(i),
(ii) tube trailers set forth on Schedule 2.1(c)(ii), (iii) Seller-leased vehicles used by Employees who become Transferred Employees (a list of all the leases with respect to such vehicles used by the Employees is set forth on
Schedule 2.1(c)(iii), which Schedule shall be updated as of the Closing Date to reflect only those leases for vehicles provided to Transferred Employees), and
(iv) bulk tanks set forth on Schedule 2.1(c)(iv) (but at all times subject to the rights of the Seller with respect to Joint Use Property pursuant to Section 7.25), as well as all manufacturers' warranties associated with such Purchased Equipment, to the extent such warranties are assignable and except to the extent required by the Seller to pursue any claim the Seller may have under any such warranty relating to the period prior to the Closing;

                  (d) all of the Seller's right, title and interest in and to the Purchased Inventory, as well as all manufacturers' warranties associated with such Purchased Inventory and all rights of the Seller against suppliers of such Purchased Inventory, to the extent such warranties are assignable and except to the extent required by the Seller to pursue any claim the Seller may have under any such warranty or right relating to the period prior to the Closing;

                  (e) all of the Seller's right, title and interest in and to all Purchased Intellectual Property;

                  (f) all of the Seller's right, title and interest in and to deposits and prepaid expenses to the extent such deposits and prepaid expenses relate to the Packaged Gas Business or the Purchased Assets with respect to all periods from and after the Closing Date (the "Prepaid Expenses");

                  (g) all of the Seller's right, title and interest in and to all claims, causes of action and guarantee rights with respect to the Purchased Assets, to the extent that they arise from and after the Closing Date, excluding those referred in Section 2.2(p);

                  (h) subject to Section 7.9, all of the Seller's rights under, and interest in, all agreements, arrangements, contracts, policies, leases (including operating leases), conditional sales contracts, licenses, franchises, understandings, commitments and other binding arrangements (collectively, "Contracts") to which the Seller is a party or by or to which the Purchased Assets are bound or subject to the extent relating to the Packaged Gas Business (for the avoidance of doubt, with respect to any Contract that relates to both the Packaged Gas Business and one or more Excluded Business, the Purchaser shall only acquire all of the Seller's rights under, and interest in, that portion of such Contract that relates to the Packaged Gas Business), but, excluding all Contracts of the types described on Schedule 2.2(h) except such specific Contracts of the types described in paragraphs 1, 2, 4, 5, 6 or 8 of
Schedule 2.2(h) as the Seller shall have specifically designated on such Schedule as being available for designation, and as the Purchaser shall designate in writing no later than ten (10) Business Days prior to the Closing Date as a Contract to be acquired by the Purchaser (collectively, the "Acquired Contracts");

                  (i) subject to Section 7.9, all of the Seller's right, title and interest in and to all Permits, to the extent transferable, relating exclusively to the Packaged Gas Business or the Purchased Assets, excluding the Permits referred to in Section 2.2(i);

                  (j) all of the Seller's right, title and interest in and to (i) all deliverables to be provided to the Purchaser pursuant to the Transition Plan, (ii) all customer and inventory information to the extent relating to the Packaged Gas Business or the Purchased Assets and reasonably segregable (taking into account the limitations of reasonable practicability in the context of a transaction of a kind contemplated by this Agreement) from information that is not related to the Packaged Gas Business or the Purchased Assets, and (iii) to the extent existing and maintained by the Seller, all books, records and other documents (other than those books, records and other documents described in the preceding clauses (i) and (ii)) (whether on paper, computer diskette, tape, electronic or other storage media), that are (A) located at any Owned Real Property or Leased Real Property that is not a Shared Site and (B) located anywhere other than an Owned Real Property or Leased Real Property that is not a Shared Site to the extent relating to the Packaged Gas Business or the Purchased Assets and reasonably segregable (taking into account the limitations of reasonable practicability in the context of a transaction of a kind contemplated by this Agreement) from information that is not related to the Packaged Gas Business or the Purchased Assets, including in the case of this clause (iii) property records, production records, purchase and sales records, credit data, records relating to (A) the items listed on Schedule 5.18(d) and
(B) the Assumed Agreements set forth in Schedule 10.9(b), the Employee Information and any other information relating to an Employee included in a Schedule to this Agreement or provided to the Purchaser pursuant to Section 5.18(e), accounting records, financial reports, maintenance and production records, environmental records and reports, fixed asset lists, customer lists, customer records and information, supplier lists, parts lists, manuals, technical and repair data, correspondence, files, blueprints, specifications, maps, surveys, building and machinery diagrams, and any items that are similar to any of the foregoing;

                  (k) all of the Seller's right, title and interest in and to all accounts receivable (including any security, collateral and/or parented credit balances for such accounts receivable, which parented credit balances will not in the aggregate exceed $500,000) arising from the Packaged Gas Business other than (i) inter-company receivables, including those set forth on
Schedule 2.1(k) and (ii) those accounts receivable set forth on Schedule 2.1(k) (such receivables, the "Accounts Receivable");

                  (l) all of the Seller's right, title and interest in and to all goodwill associated exclusively with the Packaged Gas Business or the Purchased Assets (other than any goodwill associated with any Trademarks that are not part of the Purchased Intellectual Property); and

                  (m) to the extent transferable, all of the Seller's right, title and interest in and to (i) the benefit of and the right to enforce covenants and warranties (including any covenants not to compete), if any, which the Seller is entitled to enforce with respect to the Purchased Assets or the Packaged Gas Business and (ii) any rights of first refusal, rights of first option and similar rights relating to the Packaged Gas Business (all such rights and benefits described in clauses (i) and (ii) above, collectively, "Special Contract Rights").

         2.2 Excluded Assets. Notwithstanding any other provision of this Agreement, the Purchaser is purchasing only the Purchased Assets, and is not purchasing any asset of the Seller or any of its Affiliates that is not included in the Purchased Assets (all such assets not included in the Purchased Assets being herein referred to as the "Excluded Assets" but are at all times subject to the rights of the Purchaser with respect to Joint Use Property pursuant to
Section 7.25). The Excluded Assets shall include the following assets of the Seller, none of which Excluded Assets shall be transferred, conveyed, set over, delivered or assigned to the Purchaser:

                  (a) cash on hand or in banks, cash equivalents and notes receivable relating to the operation of the Packaged Gas Business as of the Closing Date, other than petty and drawer cash on hand at any Owned Real Property or Leased Real Property on the Closing Date;

                  (b) all books and records (i) that would otherwise constitute Purchased Assets but for the fact that the Seller is required to retain such books and records pursuant to applicable Laws (in which case copies of such books and records shall be included in the Purchased Assets) or (ii) listed on Schedule 2.2(b);

                  (c) all assets and reserves related to the Employee Benefit and Compensation Plans;

                  (d) the Retained Real Property (other than the rights of the Purchaser created under the Seller Real Property Leases and the Seller Real Property Sublease);

                  (e) all tangible personal property (regardless of whether such tangible personal property is used or held for use by the Seller in connection with the Packaged Gas Business) owned, leased, used or held for use by the Seller primarily in connection with any Excluded Business, including any tangible personal property (i) owned, leased, used or held for use by the Seller in connection with both the Packaged Gas Business and one or more Excluded Business but that is owned, leased, used or held for use by the Seller primarily in connection with one or more Excluded Business as set forth on Schedule 2.2(e)(i) and (ii) the Retained Equipment as set forth on Schedule 2.2(e)(ii) (but at all times subject to the rights of the Purchaser with respect to Joint Use Property pursuant to Section 7.25) (all of the foregoing, the "Excluded Equipment");

                  (f) (i) the inventory listed on Schedule 2.2(f)(i) (the "Excluded Inventory") and (ii) the Retained Inventory as set forth on Schedule 2.2(f)(ii);

                  (g) Excluded Intellectual Property (except to the extent that certain rights of the Purchaser in the Excluded Intellectual Property are created under the Intellectual Property License), including the excluded software applications on Schedule 2.2(g);

                  (h)      the Contracts listed on Schedule 2.2(h);

                  (i)      the Permits listed on Schedule 2.2(i);

                  (j) any cylinders, dewars, lecture bottles or other containers containing gases or liquids the identity of which cannot be readily and accurately determined by a visual examination of such container or from the Seller's books and records, and any such cylinders, dewars, lecture bottles or other containers containing gases or liquids not sold in the Ordinary Course of Business of the Packaged Gas Business (collectively, the "Excluded Containers"); provided, that the Seller's obligation to remove and dispose of any Excluded Containers shall be subject to the limitations set forth in Section 7.14;

                  (k) all insurance policies of the Seller and the right to receive the proceeds thereof and any prepaid insurance premiums;

                  (l) any rights to Tax refunds, credits or similar benefits attributable to any Taxes with respect to the Packaged Gas Business or the Purchased Assets for any Pre-Closing Tax Period;

                  (m)      any originals or copies of Tax Returns of the Seller;

                  (n) all assets, properties, rights and goodwill of the Seller and its Affiliates other than the Purchased Assets (subject at all times to the rights of the Purchaser with respect to the Joint Use Property pursuant to Section 7.25) and relating to their operations and businesses other than the Packaged Gas Business, including the Excluded Businesses;

                  (o)      all rights of the Seller under the Transaction
Documents;

                  (p) all of the Seller's right, title and interest in and to those claims, causes of action and guarantee rights set forth on Schedule 2.2(p);

                  (q) all personnel files, medical records and Personal Information of the Employees except for the Employee Information or as otherwise included in any Schedules to this Agreement;

                  (r) all of the Seller's right, title and interest in and to all manufacturers' warranties associated with the Purchased Equipment to the extent required by the Seller to pursue any claim the Seller may have under any such warranty relating to the period prior to the Closing;

                  (s) all Prepaid Expenses with respect to all periods prior to the Closing Date;

                  (t)      all of the Seller's rights under, and interest in,
(i) all deposits of rents under Container leases to the extent such deposits relate to the Packaged Gas Business or the Purchased Assets (collectively, the "Container Deposits"), and (ii) all prepayments of rents under Container leases to the extent such prepayments relate to the Packaged Gas Business or the Purchased Assets;

                  (u)      all assets listed on Schedule 2.2(u); and

                  (v) all intercompany receivables and those accounts receivables set forth on Schedule 2.1(k).

         2.3 Assumed Liabilities. At the Closing, and upon the terms and subject to the conditions set forth in this Agreement, the Seller shall transfer to the Purchaser, and the Purchaser shall assume only the following liabilities, obligations and expenses of the Seller (collectively, the "Assumed Liabilities"):

                  (a) all obligations for future performance under Acquired Contracts that are due or become due on or after the Closing Date, including all purchase orders issued by the Seller prior to the Closing Date in the Ordinary Course of Business (other than liabilities, obligations and expenses arising out of or relating to any breach or default by the Seller prior to the Closing Date of any of its obligations under the Acquired Contracts);

                  (b) all obligations associated with customer orders (including Container Deposits made by customers) received by the Seller under an Acquired Contract prior to the Closing Date in the Ordinary Course of Business that remain unfulfilled on and as of the Closing Date, except to the extent of any breach or default by the Seller prior to the Closing Date of any of its obligations under such customer orders, and all obligations associated with any similar obligations received by the Seller under any Acquired Contract prior to the Closing Date in the

Ordinary Course of Business that remain unfulfilled on and as of the Closing Date, except to the extent of any breach or default by the Seller prior to the Closing Date of any of its obligations relating thereto;

                  (c) any Taxes (i) with respect to the Purchased Assets or the Packaged Gas Business for any Post-Closing Tax Period (including any obligation, liability or expense pursuant to any tax sharing agreement, tax indemnification or similar arrangement listed on Schedule 2.3(c)), or (ii) allocated to the Purchaser pursuant to Section 13;

                  (d) all liabilities, obligations and expenses with respect to Owned Real Property and Leased Real Property (other than Environmental Liabilities arising out of events or conditions that first occurred prior to the Closing Date to the extent such Environmental Liabilities are not caused, increased or otherwise exacerbated by the Purchaser) arising from and after the Closing Date;

                  (e) any obligation, liability or expense relating to or arising out of the Purchased Assets with respect to (i) the manufacture, sale or lease by the Purchaser (or any Affiliate thereof) of any defective product or equipment, (ii) any failure by the Purchaser (or any Affiliate thereof) to warn any Person with respect to any of its products or equipment or (iii) the breach by the Purchaser (or any Affiliate thereof) of any express or implied warranty made in connection with the manufacture, sale or lease of any products or equipment, in each case, occurring from and after the Closing Date; and

                  (f) any obligation, liability or expense relating to or arising out of the Joint Use Property from and after the Closing Date to the extent related to the use or operation of such Joint Use Property by the Purchaser.

         2.4 Excluded Liabilities. Notwithstanding any other provision in this Agreement, (a) the Purchaser is assuming only the Assumed Liabilities and
(b) the Purchaser is not assuming any other liability or obligation of the Seller or any of its Affiliates of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, whether presently in existence or arising hereafter (all such liabilities and obligations not being assumed being hereinafter referred to as the "Excluded Liabilities"). Without limiting the foregoing, the Purchaser shall not assume and the Seller shall retain the following obligations and liabilities:

                  (a) any indebtedness for borrowed money (including accrued interest) of the Seller or its Affiliates and Liens relating thereto;

                  (b) any obligation, liability or expense (including any Environmental Liability) related to or arising out of any business or activity of the Seller or any of its Affiliates (or any of their predecessors) other than the Packaged Gas Business as presently conducted, including any Excluded Business;

                  (c) any obligation, liability or expense related to or arising out (i) of any Excluded Asset (except to the extent such Excluded Asset is also Joint Use Property and such obligation, liability or expense arises from or after the Closing Date and is related to the use or operation of such Joint Use Property by the Purchaser), or (ii) any Joint Use Property from and after the Closing Date to the extent related to the use or operation of such Joint Use Property by the Seller;

                  (d) any obligation, liability or expense related to or arising out of (i) any Contract or portion thereof not included in the Acquired Contracts, (ii) any lease or sublease of real property other than the Real Property Leases and (iii) except to the extent specifically described as an Assumed Liability, any Acquired Contract or Real Property Lease to the extent such obligation, liability or expense relates to or arises out of the time period prior to the Closing Date;

                  (e) any obligation, liability or expense related to or arising out of any Action pending as of the Closing Date against the Seller or any of the Sellers' Affiliates;

                  (f) any obligation, liability or expense (including any Environmental Liabilities and any future Actions) related to or arising out of the Seller's conduct of the Packaged Gas Business or the ownership or operation of the Purchased Assets, in each case, prior to the Closing Date;

                  (g) any obligation, liability or expense relating to or arising out of the Purchased Assets with respect to (i) the manufacture, sale or lease by the Seller (or any predecessor thereof) or any of its Affiliates of any defective product or equipment, (ii) any failure by any of the Seller (or any predecessor thereof) or any of its Affiliates to warn any Person with respect to any of its products or equipment or (iii) the breach by any of the Seller (or any predecessor thereof) or any of its Affiliates of any express or implied warranty made in connection with the manufacture, sale or lease of any products or equipment, in each case, occurring prior to the Closing Date;

                  (h) any obligation, liability or expense relating to claims of any Third Parties alleging violation or infringement of any Intellectual Property rights prior to the Closing;

                  (i) any obligation, liability or expense with respect to any Employee of the Seller who is not a Transferred Employee, except for any obligation, liability or expense assumed by the Purchaser under Section 10 in respect of such Employee;

                  (j) any obligation, liability or expense related to or arising out of any Employee Benefit and Compensation Plan, except for any such obligation or liability assumed by the Purchaser under Section 10;

                  (k) any obligation, liability or expense related to or arising out of any collective bargaining agreement to which the Seller or any of its Affiliates is bound, except for any such obligation, liability or expense assumed by the Purchaser under Section 10;

                  (l) any Taxes of the Seller or its Affiliates other than Taxes (i) with respect to the Purchased Assets or the Packaged Gas Business for any Post-Closing Tax Period (including any obligation, liability or expense pursuant to any tax sharing agreement, tax indemnification or similar arrangement) or (ii) allocated to the Purchaser pursuant to Section 13;

                  (m) all obligations, liabilities and expenses (including for any accounting, legal, investment banking, brokerage or similar fees or expenses) incurred by the Seller or its Affiliates in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby;

                  (n) all obligations, liabilities and expenses for the claims and causes of action listed on Schedule 2.2(p);

                  (o) all accounts payable of the Packaged Gas Business with respect to all periods prior to the Closing Date; and

                  (p) any liability, obligation or expense of the Seller or its Affiliates relating to or arising under any Multiemployer Plan with respect to the time period prior to the Closing Date, including liabilities, obligations and expenses with respect to contributions to or a withdrawal from any Multiemployer Plan that occurs prior to the Closing Date or on the Closing Date as a result of the transactions contemplated by this Agreement.

         2.5 Container Deposits. For a period of one (1) year from the Closing Date, to the extent that the Purchaser is required to refund to any customers any Container Deposits collected by the Seller prior to the Closing Date with respect to such customers, the Purchaser shall provide to the Seller written notice thereof on a quarterly basis, together with copies of all deposit slips returned by such customers which evidence that the Seller received such Container Deposits. Within five days of the receipt of such written notice together with such supporting documentation, the Seller shall pay to the Purchaser an amount equal to the aggregate amount so refunded for such period.

         2.6 Clarification Relating to Acquired Contracts. For the avoidance of doubt, if any Governmental Body requires the Seller and/or the Purchaser, in order to assign or novate any Acquired Contract to the Purchaser, to enter into any agreement with terms, conditions, recitals or stipulations that conflict with any provision of this Agreement, such agreement shall in no way amend, supplement or otherwise modify any provision of this Agreement and this Agreement shall control as between the Seller and the Purchaser.

                     SECTION 3. PURCHASE PRICE; ADJUSTMENT

         3.1      Purchase Price.

                  (a) Closing Date Payment. The Purchaser agrees to pay to the Seller on the Closing Date an amount equal to $175,000,000 (the "Closing Date Payment") as payment for the Purchased Assets and to assume the Assumed Liabilities pursuant to Section 2.3 hereof (the amount of the Closing Date Payment, as increased, if at all, by the amount of the Post-Closing Payment pursuant to Section 3.2, being referred to herein as the "Purchase Price"). The Purchase Price shall be exclusive of all applicable sales, goods and services, value added, transfer and similar Taxes incurred with respect to the transfer of the Purchased Assets.

                  (b) The Closing Date Payment shall be made by the Purchaser to the Seller in immediately available funds by wire transfer to such account as the Seller shall designate in writing at least three (3) Business Days prior to the Closing Date.

         3.2      Post-Closing Payment.

                  (a) Delivery of Post-Closing Payment Statement. On the Post-Closing Payment Date, the Purchaser shall deliver to the Seller (i) the Post-Closing Payment and (ii) a statement (the "Post-Closing Payment Statement") setting forth its calculation of the amount of the Post-Closing Payment, together with its determination of the amount of the Annualized Post-Integration EBITDA and of the Targeted EBITDA. The Annualized Post-Integration EBITDA and the Targeted EBITDA shall be calculated in accordance with the Post-Closing Payment Methodology. The Post-Closing Payment shall be made by the Purchaser to the Seller in immediately available funds by wire transfer to such account as the Seller shall designate in writing at least three (3) Business Days prior to the Post-Closing Payment Date.

                  (b) Post-Closing Payment. The amount of the post-closing payment (the "Post-Closing Payment") shall be calculated as follows:

                           (i)      in the event that the Annualized
Post-Integration EBITDA exceeds the Targeted EBITDA (as set forth in the Post-Closing Payment Statement) (the amount of such excess, the "Excess Post-Integration EBITDA Amount"), then the Post-Closing Payment shall be an amount equal to the lesser of (I) the product of (x) the Excess Post-Integration EBITDA Amount and (y) six (6) and (II) $25,000,000; and

                           (ii)     in the event that the Annualized
Post-Integration EBITDA is less than or equal to the Targeted EBITDA (as set forth in the Post-Closing Payment Statement) (a "Post-Integration Deficit EBITDA Event"), then the Post-Closing Payment shall be equal to zero ($0).

                  (c) Objection to Post-Closing Payment Statement. The Seller may dispute the amounts set forth on the Post-Closing Payment Statement, but only on the basis that the Purchaser's determination of the amount of the Annualized Post-Integration EBITDA or Targeted EBITDA was not calculated in a manner substantially consistent with the Post-Closing Payment Methodology; provided, that the Seller shall have notified the Purchaser in writing (the "Objection Notice") within thirty (30) days after receiving the Post-Closing Payment Statement, specifying the amount thereof in dispute and setting forth in reasonable detail the basis for the dispute, including reasonable details of its calculations.

                  (d) Resolution of Disputes. The Purchaser shall give the Seller and its independent public accountants reasonable access to the Purchaser's work papers used in the preparation of the Post-Closing Payment Statement to enable the Seller to exercise its rights under this Section 3.2. The Seller and the Purchaser shall attempt in good faith to resolve all of the items in dispute set out in the Objection Notice within thirty (30) days of receipt of the Objection Notice by the Purchaser. Any items in dispute not resolved within such thirty (30) day period shall be referred as soon as possible thereafter by the Seller and the Purchaser to the Independent Accountant. The parties shall require the Independent Accountant (i) to act as an expert and not as an arbitrator, (ii) to determine the items in dispute that have been referred to it as soon as reasonably practicable but in any event not later than thirty (30) days after the date of referral of the dispute to it, and
(iii) in making its determination, to consider only the issues in dispute placed before it and to base its determination on the application of the Post-Closing Adjustment Methodology. The Seller and the Purchaser shall provide or make available all documents and information as are reasonably required by the Independent Accountant to make its determination. The determination of the Independent Accountant as to all items in the Post-Closing Payment Statement and the resulting calculation of the Annualized Post-Integration EBITDA and the Targeted EBITDA shall be final and binding on the parties.

                  (e) Independent Accountant Expenses. The fees and expenses of the Independent Accountant in acting in accordance with this Section
3.2 shall be shared equally by the Purchaser and the Seller.

                  (f) Final Post-Closing Payment Statement. The Post-Closing Payment Statement shall be deemed final and binding upon the parties upon the earliest of: (i) the failure of the Seller to notify the Purchaser of its objection within thirty (30) days after receiving the Post-Closing Payment Statement, (ii) the resolution of all disputes that are the subject of an Objection Notice by the parties, or (iii) the final determination of the Independent Accountant. The amount, if any, by which the Annualized Post-Integration EBITDA exceeds the Targeted EBITDA as set forth in the final Post-Closing Payment Statement shall be deemed the "Final Excess Post-Integration EBITDA Amount."

                  (g) Payment of Final Purchase Price Adjustment. Within three (3) Business Days after the Post-Closing Payment Statement being deemed final and binding on the parties in accordance with Section 3.2(f), if the Final Excess Post-Integration EBITDA is greater than or less than the Excess Post-Integration EBITDA, or if a Post-Integration Deficit EBITDA Event had occurred but a Final Excess Post-Integration EBITDA Amount is determined, an adjustment to the amount of the Post-Closing Payment shall be made as follows:

                           (i)      in the event that the Final Excess
Post-Integration EBITDA Amount exceeds the Excess Post-Integration EBITDA Amount, then the Post-Closing Payment shall be adjusted upward in an amount equal to the lesser of (A) the product of (x) the excess of the Final Excess Post-Integration EBITDA Amount over the Excess Post-Integration EBITDA Amount and (y) six (6) and (B) the difference of (x) $25,000,000 less (y) the amount, if any, previously paid to the Seller as the Post-Closing Payment pursuant to
Section 3.2(b), and the Purchaser shall pay to the Seller such amount in immediately available funds by wire transfer to such account as the Seller shall designate in writing to the Purchaser;

                           (ii)     in the event that a Post-Integration Deficit
EBITDA Event had occurred and the initial Post-Closing Payment had been equal to zero ($0), then the Post-Closing Payment shall be adjusted upward in an amount equal to the lesser of (I) the product of (x) the Final Excess Post-Closing Integration EBITDA Amount and (y) six (6) and (II) $25,000,000, and the Purchaser shall pay to the Seller such amount in immediately available funds by wire transfer to such account as the Seller shall designate in writing to the Purchaser; and

                           (iii)    in the event that the Excess
Post-Integration EBITDA Amount exceeds the Final Excess Post-Integration EBITDA Amount, then the amount of the Post-Closing Payment shall be adjusted downward in an amount equal to the product of (x) the amount of such excess and (y) six
(6); provided, that such amount shall not exceed the amount, if any, paid to the Seller as the Post-Closing Payment pursuant to Section 3.2(b), and the Seller shall pay to the Purchaser such amount in immediately available funds by wire transfer to such account as the Purchaser shall designate in writing to the Seller.

                  (h)      Notwithstanding anything to the contrary in this
Section 3.2, if at any time prior to the Post-Closing Payment Statement being deemed final and binding in accordance with Section 3.2(f), a Change of Control Transaction occurs with respect to the Purchaser pursuant to subsection (ii) of the definition of Change of Control Transaction, then either (I) the acquiror in such transaction shall agree in writing with the Seller (in form and substance reasonably satisfactory to the Seller) to maintain the ability to track the financial performance of the business of the Purchaser to allow such acquiror to make the calculations that are required pursuant to this Section 3.2, in which case the provisions of this Section 3.2 shall apply to the determination of the amount of the Post-Closing Payment by any such acquiror; provided, that in connection with the resolution of any dispute pursuant to Section 3.2(d), such acquiror shall also give to the Seller, the Seller's independent public accountants (the "Seller's Auditors") and the Seller's representatives such reasonable access during normal business hours to the books and records of the business of the Purchaser as the Seller and the Seller's Auditors shall reasonably request in order to enable the Seller to exercise its rights under this Section 3.2 or (II) in the event that such acquiror does not so agree in writing with the Seller to maintain the ability to track the financial performance of the business of the Purchaser to allow it to make the calculations that are required pursuant to this Section 3.2, then on the Post-Closing Payment Date such acquiror shall pay to the Seller an amount equal to $25,000,000 in immediately available funds by wire transfer to such account as the Seller shall designate in writing to the Purchaser.

         3.3      Allocation.

                  (a) Within one hundred twenty (120) Business Days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a schedule (a "Proposed Allocation Schedule") allocating the sum of the Purchase Price and the Assumed Liabilities among the Purchased Assets and the non-competition covenant provided for in Section 7.7, in such amounts reasonably determined by the Purchaser to be consistent with Section 1060 of the Code and the Treasury Regulations thereunder.

                  (b) The Seller shall have a period of twenty (20) Business Days after the delivery of the Proposed Allocation Schedule (the "Response Period") to present in writing to the Purchaser notice of any objections the Seller may have to the allocations set forth therein (an "Allocation Objection Notice"). Unless the Seller timely objects, such Proposed Allocation Schedule shall be binding on the parties without further adjustment, absent manifest error (the "Binding Allocation Schedule"). In the event that the Purchaser does not deliver to the Seller the Proposed Allocation Schedule within the time period specified in Section 3.3(a), the Seller shall be free to allocate the Purchase Price and the Assumed Liabilities in such manner as the Seller shall determine in its sole discretion.

                  (c) If the Seller shall raise any objections within the Response Period, the Purchaser and the Seller shall negotiate in good faith and use their commercially reasonable efforts to resolve such dispute as soon as practicable after the delivery of the Allocation Objection Notice in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder (such resolution, the "Agreed Allocation Schedule"); provided, however, that if the Purchaser and the Seller shall not have reached an agreement regarding the Proposed Allocation Schedule by the twentieth (20th) Business Day following the delivery of such Allocation Objection Notice, the parties shall be free to make their respective allocations as each determines in its sole discretion.

                  (d) Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities shall be reflected in the Proposed Allocation Schedule, the Binding Allocation Schedule, or the Agreed Allocation Schedule, as the case may be, in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder.

                  (e) Each of the Seller and the Purchaser agrees to cooperate with the other in preparing IRS Form 8594, and to furnish the other with a copy of such form prepared in draft form within a reasonable period before its filing due date.

                  (f)      Subject to the provisions of Sections 3.3(b), (c),
(d) and (e), the Purchaser and the Seller each agree to (i) file any Tax Return required to be filed pursuant to Section 1060 of the Code or the Treasury Regulations thereunder, (ii) be bound by a Binding Allocation Schedule or an Agreed Allocation Schedule, (iii) act in a manner consistent with a Binding Allocation Schedule or an Agreed Allocation Schedule in the preparation of financial statements and filing of all federal, state and local income Tax Returns (including filing Form 8594 with their respective federal income Tax Returns for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (iv) take no position and cause their Affiliates to take no position inconsistent with a Binding Allocation Schedule or an Agreed Allocation Schedule for any Tax purposes unless required by Law or determination of a Governmental Body.

                  (g) The Purchaser's employer identification number is 56-0732648. The Seller's employer identification number is 13-1600079.

                               SECTION 4. CLOSING

         4.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York, at 10:00 a.m. Eastern Standard Time on the date that is the last Business Day of the month in which all of the conditions to Closing set forth in Section 8 and Section 9 hereof are satisfied or waived (other than those which by their nature are to be satisfied at the Closing), or at such other time, place or date as the Purchaser and the Seller may mutually agree in writing (the date upon which the Closing actually occurs is referred to herein as the "Closing Date"); provided, however, that the Closing shall not occur earlier than July 30, 2004. The Closing shall be effective as of the closing of business on the Closing Date.

         4.2 Certain Closing Deliveries by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

                  (a)      the officer's certificate required by Section 8.5;

                  (b) a receipt for the Closing Date Payment, duly executed by an authorized representative of the Seller;

                  (c) one or more bills of sale, substantially in the form attached hereto as Exhibit C (the "Bills of Sale"), which Bills of Sale shall be executed by an authorized representative of the Seller and delivered by the Seller to the Purchaser or one or more of the Purchaser Subsidiaries (as designated in writing by the Purchaser no later than fifteen (15) days after the date hereof);

                  (d) special warranty deeds (or the equivalent in the applicable jurisdiction) for the Owned Real Property, in form and substance reasonably satisfactory to the parties hereto, which deeds shall be prepared by the Purchaser and duly executed by an authorized representative of the Seller and delivered by the Seller to the Purchaser or one or more of the Purchaser Subsidiaries (as designated in writing by the Purchaser no later than fifteen
(15) days after the date hereof);

                  (e) subject to obtaining the necessary Consents pursuant to Section 7.9, assignments of the Real Property Leases, substantially in the form attached hereto as Exhibit F, with such modifications as may be necessary to conform to applicable Law, duly executed by an authorized representative of the Seller delivered by the Seller to the Purchaser or one or more of the Purchaser Subsidiaries (as designated in writing by the Purchaser no later than fifteen (15) days after the date hereof);

                  (f) the Seller Real Property Lease, duly executed by an authorized representative of the Seller delivered by the Seller to the Purchaser or one or more of the Purchaser Subsidiaries (as designated in writing by the Purchaser no later than fifteen (15) days after the date hereof);

                  (g) the Seller Real Property Subleases, duly executed by an authorized representative of the Seller delivered by the Seller to the Purchaser or one or more of the Purchaser Subsidiaries (as designated in writing by the Purchaser no later than fifteen (15) days after the date hereof);

                  (h) the Purchaser Real Property Leases, duly executed by an authorized representative of the Seller delivered by the Seller to the Purchaser or one or more of the Purchaser Subsidiaries (as designated in writing by the Purchaser no later than fifteen (15) days after the date hereof);

                  (i) the Purchaser Real Property Sublease, duly executed by an authorized representative of the Seller delivered by the Seller to the Purchaser or one or more of the Purchaser Subsidiaries (as designated in writing by the Purchaser no later than fifteen (15) days after the date hereof);

                  (j) a bill of sale, assignment and assumption agreement, substantially in the form attached hereto as Exhibit I, duly executed by an authorized representative of the Seller (the "Bill of Sale, Assignment and Assumption Agreement");

                  (k) counterparts of each of the Enabling Agreements, each duly executed by an authorized representative of the Seller;

                  (l) an officer's incumbency certificate of the Seller, dated as of the Closing Date;

                  (m)      the Interim Financial Statements;

                  (n) counterparts of the Seller Parent Letter, duly executed by an authorized representative of the Seller Parent; and

                  (o) all other documents, instruments and writings required to be delivered by the Seller at or prior to the Closing pursuant to this Agreement.

         4.3 Certain Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller the following:

                  (a)      the officer's certificate required by Section 9.3;

                  (b)      payment of the Closing Date Payment;

                  (c) counterparts of the assignments of the Real Property Leases, as set forth in Section 4.2(e), duly executed by an authorized representative of the Purchaser or of one or more of the Purchaser Subsidiaries (as designated in writing by the Purchaser no later than fifteen (15) days after the date hereof);

                  (d) the Purchaser Real Property Leases, duly executed by an authorized representative of the Purchaser or of one or more of the Purchaser Subsidiaries (as designated in writing by the Purchaser no later than fifteen
(15) days after the date hereof);

                  (e) the Purchaser Real Property Sublease, duly executed by an authorized representative of the Purchaser or of one or more of the Purchaser Subsidiaries (as designated in writing by the Purchaser no later than fifteen (15) days after the date hereof);

                  (f) the Seller Real Property Leases, duly executed by an authorized representative of the Purchaser or of one or more of the Purchaser Subsidiaries (as designated in writing by the Purchaser no later than fifteen
(15) days after the date hereof);

                  (g) the Seller Real Property Sublease, duly executed by an authorized representative of the Purchaser or of one or more of the Purchaser Subsidiaries (as designated in writing by the Purchaser no later than fifteen
(15) days after the date hereof);

                  (h) a counterpart of the Bill of Sale, Assignment and Assumption Agreement, duly executed by an authorized representative of the Purchaser;

                  (i) counterparts of the Bills of Sale, duly executed by an authorized representative of the Purchaser and the applicable Purchaser Subsidiary; (j) counterparts of each of the Enabling Agreements, duly executed by an authorized representative of the Purchaser;

                  (k) an officer's incumbency certificate of the Purchaser, dated as of the Closing Date;

                  (l) counterparts of the Seller Parent Letter, duly executed by an authorized representative of the Purchaser; and

                  (m) all other documents, instruments and writings required to be delivered by the Purchaser at or prior to the Closing pursuant to this Agreement.

             SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Purchaser as of the date hereof as follows:

         5.1 Corporate Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own, lease and operate its properties and the Purchased Assets and to carry on the Packaged Gas Business as now being conducted. The Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction where the ownership, leasing or operation of its properties and the Purchased Assets or the conduct of the Packaged Gas Business require such qualification or licensing other than jurisdictions where failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Business Material Adverse Effect.

         5.2 Corporate Authority and Binding Obligation. The Seller has all requisite corporate power and authority (a) to enter into, execute and deliver the Transaction Documents, (b) to consummate the transactions contemplated by the Transaction Documents and (c) to perform fully its obligations under the Transaction Documents. All corporate acts and other proceedings required to be taken by or on the part of the Seller and its stockholders to authorize, execute, deliver and perform the Transaction Documents and the transactions contemplated thereby have been duly and properly taken, and no other corporate action by the Seller or its stockholders is required for the due execution, delivery or performance of this Agreement or the other Transaction Documents. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes, and each of the other Transaction Documents will be duly authorized by the Seller and when duly executed and delivered by the Seller will constitute, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, assuming due execution and delivery hereof and thereof by the Purchaser, and except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the rights of creditors generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

         5.3 No Violation. The execution and delivery by the Seller of the Transaction Documents and the consummation of the transactions contemplated thereby will not (a) violate the certificate of incorporation or bylaws of the Seller, (b) subject to obtaining the Consents set forth on Schedule 5.4, and making all filings and notifications set forth on Schedule 5.4, violate any Law applicable to the Seller, (c) result in the creation of a Lien (other than a Permitted Lien) on any of the Purchased Assets, (d) violate or result in the revocation or suspension of any Permit, (e) subject to obtaining the Consents set forth on Schedule 5.3, violate, conflict with or result in any breach of any provision of, or constitute, whether after the giving of notice or lapse of time or both, a default under any Material Contract to which the Seller or its Affiliate is a party and relating to the Packaged Gas Business or by which any of the Purchased Assets are bound or (f) subject to obtaining the Consents set forth and noted accordingly on Schedule 5.3, give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of the Seller (including any right or obligation of the Seller under any of the Acquired Contracts or Real Property Leases) excluding, in the case of the foregoing clauses (b), (d), (e) and (f), violations, breaches and defaults which, either individually or in the aggregate, would not have a Business Material Adverse Effect.

         5.4 Governmental Approvals. No Consent of any Governmental Body is required in connection with the execution and delivery by the Seller of the Transaction Documents or its consummation of the transactions contemplated thereby or its performance of any of the provisions thereof on or after the Closing Date, except (a) filing by the Seller with the Antitrust Division of the Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") pursuant to the HSR Act, and the expiration or termination of all waiting periods associated therewith, (b) where failure to obtain such consent would not, individually or in the aggregate, have a Business Material Adverse Effect, (c) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or its Affiliates, and (d) those set forth in Schedule 5.4.

         5.5      Financial Statements.

                  (a) Attached as Schedule 5.5(a)(i) are (i) the unaudited statements of direct pro forma profit for the Packaged Gas Business for the fiscal years ended September 30, 2002 and September 30, 2003, (ii) the unaudited statements of direct pro forma net assets of the Packaged Gas Business as of September 30, 2002 and September 30, 2003 (the information in clauses (i) and
(ii), collectively, the "Financial Statements"), and (iii) a report by PricewaterhouseCoopers, addressed to the Purchaser and the Seller. The Financial Statements were prepared in accordance with the carve-out methodology attached hereto as Exhibit G and the Accounting Policies and Procedures attached as Exhibit H (collectively, the "Valuation Principles"), and substantially reflect the financial condition of the Packaged Gas Business as of the respective dates and the results of operations of the Packaged Gas Business for such respective periods, in each case in all material respects, subject to, and in accordance with, the Valuation Principles. Attached as Schedule 5.5(a)(ii) is a schedule of the bulk gas volumes by location (except for Helium and Hydrogen, which are shown in the aggregate) for the fiscal year ended September 30, 2003. For the fiscal year ended September 30, 2003, the costs and expenses relating to bulk gas costs are substantially reflected in the Financial Statements for such fiscal year in all material respects.

                  (b) When delivered, the Interim Financial Statements shall have been prepared in accordance with the Valuation Principles, shall be accompanied by a report by PricewaterhouseCoopers, addressed to the Purchaser and the Seller, with the same scope as, and using the same procedures used in preparing, the Financial Statements and shall substantially reflect the financial condition of the Packaged Gas Business as of the respective dates and the results of operations of the Packaged Gas Business for such respective periods, in each case in all material respects, subject to, and in accordance with, the Valuation Principles. "Interim Financial Statements" shall mean (i) the unaudited statement of direct pro forma profit for the period from October 1, 2003 through the date (the "Interim Financial Statement Date") that is at least sixty (60) days but no more than ninety-three (93) days prior to the Closing Date; provided, that the Seller shall use its commercially reasonable efforts to utilize the date that is sixty (60) days prior to the Closing Date as the Interim Financial Statement Date; and (ii) the unaudited statement of direct pro forma net assets as of the Interim Financial Statement Date.

         5.6 No Business Material Adverse Change. Since September 30, 2003 through the date hereof there has not been any Business Material Adverse Effect. Except as set forth in Schedule 5.6, since September 30, 2003, the Seller has not:

                  (a) except with respect to the disposition of Containers (which is covered by Section 5.9(b)), sold, leased, abandoned or otherwise transferred or disposed of (or contracted to sell, lease or otherwise transfer) any assets or properties of the Packaged Gas Business except in the Ordinary Course of Business;

                  (b) suffered or incurred any damage, destruction or other casualty loss, individually in excess of $100,000 or in the aggregate in excess of $500,000, to any of the Purchased Assets or Leased Real Property, normal wear and tear excepted; or

                  (c) agreed, whether in writing or otherwise, to take an action described in the foregoing clause (a).

         5.7      Conduct of the Packaged Gas Business. Except as set forth on
Schedule 5.7, since September 30, 2003, the Seller has conducted the Packaged Gas Business in the Ordinary Course of Business.

         5.8      [Intentionally Omitted].

         5.9      Purchased Assets.

                  (a) Set forth on Schedule 5.9(a)(i) is a list, which list is true, correct and complete in all material respects, of all material items of Purchased Equipment (which list describes which Purchased Equipment is owned by the Seller and which Purchased Equipment is used by the Seller pursuant to a lease or sub-lease). Except (a) as set forth on Schedule 5.9(a)(ii), (b) for any Real Property, which is covered by the provisions of Section 5.14, (c) as would not, individually or in the aggregate, have a Business Material Adverse Effect, and (d) for Permitted Liens, the Seller has good title to all the properties and assets comprising any part of the Purchased Assets, free and clear of all Liens, or has a valid lease to use such properties and assets comprising any part of the Purchased Assets for the benefit of the Packaged Gas Business.

Except (x) as set forth on Schedule 5.9(a)(ii), (y) for any Real Property, which is covered by the provisions of Section 5.14, or (z) as would not, individually or in the aggregate, have a Business Material Adverse Effect, all property and assets comprising any part of the Purchased Assets which are used, as opposed to held for use, by the Seller are, in all respects, in good operating condition and repair, normal wear and tear excepted. Except as set forth on Schedule 5.9(a)(iii), the Purchased Assets at the Closing Date, together with the rights and services made available in the Transaction Documents, will constitute all of the assets (personal, fixed, real or otherwise), Permits, Contracts, properties and rights which are necessary for the continued conduct of the Packaged Gas Business after the Closing in substantially the same manner as currently conducted by the Seller on and since September 30, 2003. As of the Closing Date, the Purchased Equipment will be all the tangible personal property, in conjunction with the Joint Use Property, necessary to conduct the Packaged Gas Business as conducted by the Seller on and since September 30, 2003. All of the assets reflected in the Financial Statements are included in the Purchased Assets. For purposes of Schedule 5.9(a)(i), any item of Purchased Equipment shall be deemed "a material item of Purchased Equipment" if it has a net book value as of the date hereof (in the case of owned property), or has a remaining rental payment due (in the case of leased property), in excess of $100,000.

                  (b) The Containers included in the Purchased Assets will be sufficient for the Purchaser to conduct and operate the Packaged Gas Business at the Closing Date in substantially the same manner in which it was conducted by the Seller on and since September 30, 2003. Except as set forth on Schedule 5.9(b)(i), since March 31, 2003, Seller has not, in one or a series of transactions, conveyed or otherwise transferred title to more than 100 Containers used or held for use in the Packaged Gas Business to any one Third Party or to any Affiliate of the Seller. Except as set forth on Schedule 5.9(b)(ii), all Containers that are included in the Purchased Assets are in the possession of the Seller, or if in the possession of any Person other than the Seller, are held pursuant to a binding agreement obligating such Person to return to the Seller, or to reimburse the Seller for, such Containers. Schedule 5.9(b)(iii) is a list of the total number of Containers included in the Purchased Assets as at September 30, 2003. Schedule 5.9(b)(iii) also specifies the aggregate amount of Containers for industrial gases and specialty gases and for liquids in dewars. The Seller owns at least 80% of the aggregate balance of the Containers listed in Schedule 5.9(b)(iii), free and clear of all Liens.
Schedule 5.9(b)(iv) sets forth the net write-ons and write-offs (in the aggregate) of Containers from September 30, 2003 to February 29, 2004. The Seller's records relating to the Containers included in the Purchased Assets have been kept and managed by the Seller to reflect (x) substantially all transactions, conveyance, transfers, dispositions and shipment of the Containers and the dates thereof and (y) to the Knowledge of Seller, any adjustment to customer Container balances that the Seller has agreed to with any customer.

                  (c) Set forth on Schedules 2.1(c)(i) through (iv) is a true, complete and correct list of all motor vehicles (excluding forklifts), tractors, tube trailers, leases with respect to the Seller-leased vehicles of the Employees, and bulk tanks currently primarily used by the Seller in the Packaged Gas Business (together with a description of whether each such motor vehicle, tube trailer, tractor or bulk tank is owned or leased by the Seller). The Purchased Equipment (whether sold or otherwise transferred through the assignment and assumption of equipment leases to the Purchaser) will include all of the motor vehicles, tractors, tube trailers, cars (subject to update mechanics set forth in Section 2.1(c)(iii)) and bulk tanks listed on Schedules 2.1(c)(i) through (iv).

                  (d) Other than the Retained Equipment and Retained Inventory, each item of Excluded Equipment and Excluded Inventory is owned, leased, used or held for use by the Seller primarily in connection with an Excluded Business.

         5.10 Litigation and Proceedings. Except (i) with respect to Environmental Laws, Environmental Permits, Environmental Liabilities and any other matters related thereto (which are covered exclusively by Section 5.20), and (ii) as set forth in Schedule 5.10 hereto:

                  (a) the Seller is not a party to, or, to the Knowledge of the Seller, threatened with, any Action by or before any Governmental Body pertaining to the Packaged Gas Business, the Purchased Assets or the Leased Real Property, in each case, that would be reasonably expected to result in (i) the awarding of damages in excess of $1,000,000, or (ii) the granting of injunctive relief that would have a Business Material Adverse Effect;

                  (b) there are no outstanding Orders relating to the Packaged Gas Business, the Purchased Assets or the Leased Real Property, except as would not, individually or in the aggregate, have a Business Material Adverse Effect;

                  (c) the Seller is not in violation of any Order relating to the Packaged Gas Business, the Purchased Assets or the Leased Real Property;

                  (d) to the Knowledge of the Seller, there are no conditions, facts or circumstances relating to the Packaged Gas Business, the Purchased Assets or the Leased Real Property that would reasonably be likely to give rise to any Action that would, individually or in the aggregate, have a Business Material Adverse Effect; and

                  (e) there are no Actions, and to the Knowledge of the Seller there are no threatened Actions, against the Seller for defective parts, equipment, services or other products purchased, manufactured, shipped or in the course of operating the Packaged Gas Business except as would not, individually or in the aggregate, have a Business Material Adverse Effect.

         5.11 Accounts Receivable. All Accounts Receivable have been computed in accordance with the Valuation Principles.

         5.12 Purchased Inventory. Set forth on Schedule 5.12 is a description of the material Purchased Inventory. The Purchased Inventory is reflected in the Financial Statements in all material respects and has been valued in accordance with the Valuation Principles. The Purchased Inventory has been purchased or maintained by the Seller in the Ordinary Course of Business. After taking into account the reserves on the Financial Statements, the Purchased Inventory is usable or salable in the Ordinary Course of Business and meets accepted industry standards for quality.

         5.13     Intellectual Property.

                  (a) Schedule 5.13(a) sets forth a list of all domestic filings and applications for Purchased Intellectual Property.

                  (b) Schedule 5.13(b) sets forth a list of all material IP Licenses (other than agreements for off-the-shelf software).

                  (c) To the Knowledge of the Seller, all of the Purchased Intellectual Property is valid and enforceable. To the Knowledge of the Seller, the Seller has taken commercially reasonable actions to maintain and protect each item of the Purchased Intellectual Property and has taken all commercially reasonable precautions to protect the secrecy, confidentiality and value of any Trade Secret that is an element of the Purchased Intellectual Property and the proprietary nature and value of the Purchased Intellectual Property.

                  (d) Except as set forth on Schedule 5.13(d), the Purchased Intellectual Property, the Marks and the Licensed Intellectual Property constitute all of the Intellectual Property rights owned or licensed to the Seller and necessary to operate the Packaged Gas Business as presently conducted by the Seller.

                  (e) The Seller owns (or otherwise has the right to use pursuant to a valid license, sublicense or other agreement) the Purchased Intellectual Property, free and clear of all Liens, and has the right to use all of the Purchased Intellectual Property in connection with the operation of the Packaged Gas Business and to grant the licenses contained in the Intellectual Property License.

                  (f) To the Knowledge of the Seller, the conduct of the Packaged Gas Business, as currently conducted by the Seller, does not infringe upon or otherwise violate the Intellectual Property rights of any Third Party.

                  (g) To the Knowledge of the Seller, no Person is infringing upon or otherwise violating the rights of the Seller in the Purchased Intellectual Property.

                  (h) No Action is pending and no written claim has been made against the Seller, or, to the Knowledge of the Seller, is threatened, contesting (i) the Seller's ownership of, (ii) the validity of the Seller's rights in, or (iii) the Seller's rights to use, sell or license, the Purchased Intellectual Property.

                  (i) No present or former employee or consultant of the Seller, and no other Person, owns any proprietary, financial or other interest, direct or indirect, in whole or in part, in the Purchased Intellectual Property.

                  (j) All Software that is an element of the Purchased Intellectual Property performs in all material respects in accordance with its documentation, is free from any material software defect and, to the Knowledge of the Seller, does not contain any self-help mechanism or any Unauthorized Code.

                  (k) Upon the completion of the transactions contemplated by this Agreement, Purchaser will have sole ownership of, and good and valid title to, all of the Purchased Intellectual Property.

         5.14     Real Property.

                  (a) Ownership of Premises. The Seller is the owner of fee title to the Owned Real Property, free and clear of all Liens (other than Permitted Owned Real Property Exceptions), and has not, during its period of ownership of the Owned Real Property, created or permitted the creation of any Liens that would render title to said Owned Real Property unmarketable. Except for the Retained Real Property, the Owned Real Property and the Leased Real Property constitute all of the real property used by the Seller on the date hereof in the operation (as opposed to the managerial and administrative support and customer service) of the Packaged Gas Business. Set forth on Schedule 5.14(a) is a true, correct and complete list of all of the Owned Real Property.

                  (b) Leased Properties. Set forth on Schedule 5.14(b) is a true, correct and complete list of all of the Leased Real Property and all of the Real Property Leases. The Seller has heretofore made available to the Purchaser, true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements thereto). Except as set forth on Schedule 5.14(b), each Real Property Lease is valid, binding and in full force and effect, and all rent and other sums and charges due and payable by the Seller as tenant thereunder are current or will be paid within the applicable notice or grace period, if any, prior to Closing; the Seller has not received any written notice of any default or termination under any Real Property Lease; no termination event or condition or uncured default on the part of the Seller or, to the Knowledge of the Seller, the landlord, exists under any Real Property Lease; and, to the Knowledge of the Seller, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a material default or termination event or condition. The Seller has no ownership, financial or other interest in the landlord under any Real Property Lease.

                  (c) Condition and Operation of Improvements. All components of all buildings, structures and other improvements included within Real Property (the "Improvements"), including, without limitation, to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are satisfactory for the conduct of the Packaged Gas Business substantially as it has been conducted by the Seller in the twelve months prior to the date hereof. All hook-up fees and associated charges relating to water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Property have been fully paid.

                  (d) No Options. Except as set forth in Schedule 5.14(d) and as set forth in the Real Property Leases, the Seller does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any of the Real Property or any portion thereof or interest therein.

                  (e) Condemnation. There are no pending, and the Seller has not received written notice of any, and has no Knowledge of any threatened or contemplated, taking or condemnation proceeding affecting any part of the Real Property or of any sale or other disposition of any part of the Real Property in lieu of condemnation.

                  (f) Casualty. No material portion of the Real Property has suffered any material damage by fire or other casualty which has not been repaired and substantially restored to its condition prior to such fire or other casualty.

         5.15 Permits. Schedule 5.15 includes a true, correct and complete list of all Permits that are material or necessary to the operation of the Packaged Gas Business as presently conducted or material to the Seller's current use of the Purchased Assets (the "Material Permits"). Except as set forth in
Schedule 5.15, or as would not, individually or in the aggregate, have a Business Material Adverse Effect, and except with respect to Environmental Permits (which are covered exclusively by Section 5.20), the Seller has not received written notice that any Material Permits are not in full force and effect, and no claim of which the Seller has received written service is pending or, to the Knowledge of the Seller, threatened to revoke or limit any such Material Permit. To the Knowledge of the Seller, there are no conditions, facts or circumstances that would reasonably be likely to cause any Material Permit to be revoked or limited. Except as set forth on Schedule 5.15, or as would not, individually or in the aggregate, have a Business Material Adverse Effect, all of the Material Permits are transferable to the Purchaser. Except as would not, individually or in the aggregate, have a Business Material Adverse Effect, the Seller is in compliance with the terms of the Material Permits.

         5.16     Agreements.

                  (a) Schedule 5.16(a) hereto lists all Acquired Contracts in effect on the date hereof that (i) (w) in the case of Acquired Contracts with customers of the Packaged Gas Business other than in Hawaii, involve obligations in an amount greater than $284,000 in any year (calculated on the basis of revenues for the six month period ended December 31, 2003 on an annualized basis), (x) in the case of Acquired Contracts with customers of the Packaged Gas Business located in Hawaii, involve obligations in an amount greater than $360,000 in any year (calculated on the basis of revenues for the twelve-month period ended September 30, 2003) and (y) other than with respect to any Acquired Contracts with customers, involve obligations in an amount greater than $500,000 during the remaining non-cancelable term of such Acquired Contract, (ii) are with Material Customers for the sharing of fees, the rebating of charges or other similar arrangements, (iii) contain (A) covenants of the Seller not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Seller in any line of business or in any geographical area or (B) rights of first refusal, rights of first option or any similar rights, in each case, in favor of any Third Party,
(iv) contain any "most favored nation" type provision, (v) contain any "take or pay" type provision in favor of the Third Party, and (vi) contain any power of attorney in favor of any Third Party. True, correct and complete copies, except for redactions of customer and pricing information, of the Material Contracts, in each case, as amended, supplemented or otherwise modified to date, have been made available to the Purchaser.

                  (b) Except as set forth on Schedule 5.3, the transfer and assignment by the Seller of the Material Contracts pursuant to the Transaction Documents does not require the Consent of any Person.

                  (c) Each of the Material Contracts contains the entire agreement of the parties thereto with respect to the subject matter thereof and constitutes the legal, valid and binding obligation of the Seller, is in full force and effect, and is enforceable in accordance with its terms except as enforcement may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity. The Seller is not in material default under any Material Contract; nor does any condition exist that, with notice or lapse of time or both, would constitute a material default by the Seller thereunder. To the Knowledge of the Seller, no other party to any Material Contract is in material default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder. Except as set forth on Schedule 5.16(c), the Seller has not received written notice that any Person intends to terminate (whether for cause or convenience) or default under any Material Contract before its stated term, if any.

         5.17 Customers. Schedule 5.17 lists, (i) for the six-month period ended December 31, 2003, each of top one hundred (100) customers of the Packaged Gas Business located other than in Hawaii (based on revenues for such six-month period) during such period and (ii) for the twelve-month period ended September 30, 2003, each of the top ten (10) customers of the Packaged Gas Business located in Hawaii (based on revenues for such twelve-month period) during such period (the customers described in clauses (i) and (ii), collectively, the "Material Customers"). The relationships of the Seller with its suppliers and Material Customers are good commercial working relationships. The Seller has not engaged in any forward selling with respect to the Packaged Gas Business or granted any unusual sales or terms to any customer that are currently applicable.

         5.18     Employees.

                  (a) Schedule 5.18(a) hereto lists all Employee Benefit and Compensation Plans.

                  (b) Set forth in Schedule 5.18(b) is each of the Employee Benefit and Compensation Plans that is a "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA (each, a "Multiemployer Plan").

                  (c) Neither the Seller nor any Affiliate has terminated an "employee benefit pension plan" (within the meaning of Section 3(2) of ERISA) or taken any other action with respect to any Employee Benefit and Compensation Plan that could result in a Lien on any of the Purchased Assets under Title IV of ERISA.

                  (d) With respect to the Employees and the Packaged Gas Business, except as set forth on Schedule 5.18(d): (i) no collective bargaining or other agreement exists between the Seller and any labor organization, and no employment agreement exists between the Seller and any Employee; (ii) the Seller has not received written notice that any labor representation question presently exists, and no petition concerning representation under the National Labor Relations Act, as amended, is pending or, to the Knowledge of the Seller, threatened; (iii) no unfair labor practice charge or complaint is pending or, to the Knowledge of the Seller, threatened, before the National Labor Relations Board; (iv) no labor dispute, strike, picketing, work slowdown, work stoppage, or, to the Knowledge of the Seller, handbilling, is pending or, to the Knowledge of the Seller, threatened; and (v) since January 1, 2001, no material Order has been rendered or issued, and no material settlement or agreement has been entered into or executed, regarding any matter set forth in this Section 5.18(d).

                  (e) The Seller has provided the Purchaser with (i) the name, date of hire, title, salary or hourly rate of pay, current bonus target and work location for each Aligned Employee, CSC Employee, Sales Employee and Unaligned Employee and (ii) a list of each Aligned Employee and Sales Employee who has a Seller-leased vehicle. Since September 30, 2003, no salary changes or promotions have been implemented by the Seller with respect to any Aligned Employee, Sales Employee, CSC Employee or Unaligned Employee except for salary increases and promotions made in the Ordinary Course of Business.

                  (f) Each Transferred Employee who is participating in any retirement plan of Seller or any of its Affiliates that is intended to be qualified under Section 401(a) of the Code immediately prior to the Closing Date and who has accrued a benefit, and/or who has an account balance, under any such plan as of the Closing Date shall be fully vested in such benefit, and/or such account, as of the Closing Date.

         5.19 Compliance with Laws. Except as set forth in Schedule 5.19 and except with respect to Environmental Laws, Environmental Permits, Environmental Liabilities and any other matters related thereto (which are covered exclusively by Section 5.20), the Seller is in compliance with all Laws pertaining to the Packaged Gas Business, the Purchased Assets or the Leased Real Property, except where the failure to so comply would not, individually or in the aggregate, have a Business Material Adverse Effect. The Seller has no notice of, or been charged with, any material violation of any material Law pertaining to the Packaged Gas Business, the Purchased Assets or the Leased Real Property.

         5.20 Environmental. Except as set forth in Schedule 5.20 or as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect:

                  (a) the Packaged Gas Business, the Purchased Assets and, to the Knowledge of Seller, the Leased Real Property are in compliance with all Environmental Laws, and there are no pending Actions of which the Seller has received notice, or to the Knowledge of the Seller, threatened Actions pursuant to an Environmental Law;

                  (b) there are no outstanding Orders pursuant to any Environmental Law where the potential liability could be reasonably expected to exceed $25,000 and the Seller is not in violation of any Order pursuant to an Environmental Law;

                  (c) the Seller has obtained and is in compliance with all Environmental Permits necessary for the operation of the Packaged Gas Business and the Purchased Assets as currently conducted by the Seller and there are no pending Actions of which the Seller has received notice, or to the Knowledge of the Seller, threatened Actions to revoke or limit any Environmental Permits;

                  (d) to the Knowledge of the Seller, there is no Condition on, under or about the Owned Real Property, the Leased Real Property or the real property that is subject to the Real Property Leases (to the extent related to the Purchased Assets) for which there is a legal obligation to perform any Remediation; and

                  (e) to the Knowledge of the Seller, all material environmental investigation and/or assessment reports relating to the Owned Real Property, the Leased Real Property or real property that is subject to the Real Property Leases (to the extent related to the Purchased Assets) have been made available either to the Purchaser or to the environmental consultants preparing the Phase I Reports.

         5.21     Taxes. Except as set forth in Schedule 5.21:

                  (a) The Seller has not received written notice of any claim from any Governmental Body in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction by reason of the operation of the Packaged Gas Business;

                  (b) No Tax deficiencies (including penalties and interest) of any kind have been assessed against the Seller with respect to the Purchased Assets other than deficiencies that have been satisfied by payment or settlement, or withdrawn;

                  (c) None of the Purchased Assets constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code; and

                  (d) None of the Purchased Assets is property required to be treated as being owned by another person pursuant to the provisions of
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

         5.22 Full Disclosure. To the Knowledge of the Seller, no representation or warranty contained in this Section 5 (including the Schedules hereto) omits to state a material fact necessary to make the statements contained herein not misleading.

         5.23 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THE TRANSACTION DOCUMENTS (INCLUDING THE SCHEDULES AND EXHIBITS THERETO), NEITHER THE SELLER NOR ANY OF ITS AFFILIATES OFFICERS, DIRECTORS, EMPLOYEES, AGENTS NOR REPRESENTATIVES MAKES OR SHALL BE DEEMED TO MAKE ANY WARRANTY OR REPRESENTATION, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, CONCERNING THE PURCHASED ASSETS OR THE PACKAGED GAS BUSINESS, OR THE MERCHANTABILITY OR FITNESS THEREOF FOR ANY PURPOSE.

           SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Seller as of the date hereof as follows:

         6.1 Corporate Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. It has all requisite corporate power to own, lease and operate its properties, to carry on its business as now being conducted, to assume the Assumed Liabilities and to accept the Bill of Sale, Assignment and Assumption Agreement. The Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction where the ownership, leasing or operation of its properties or the conduct of its business require such qualification or licensing, other than jurisdictions where failure to be so qualified or licensed would not have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated by the Transaction Documents.

         6.2 Corporate Authority. The Purchaser has all requisite corporate power and authority (a) to enter into, execute and deliver the Transaction Documents to which it is or shall be a party, (b) to consummate the transactions contemplated by the Transaction Documents to which it is or shall be a party, and (c) to perform fully its obligations under the Transaction Documents to which it is or shall be a party. All corporate acts and other proceedings required to be taken by or on the part of the Purchaser and its stockholders to authorize, execute, deliver and perform the Transaction Documents to which it is or shall be a party and the transactions contemplated thereby have been duly and properly taken, and no other corporate action by the Purchaser or its stockholders is required for the due execution, delivery or performance of this Agreement or the other Transaction Documents to which it is or shall be a party. This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes, and each of the other Transaction Documents to which it is or shall be a party has been duly authorized by the Purchaser and when duly executed and delivered by the Purchaser will constitute, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, assuming due execution and delivery hereof and thereof by the Seller, and except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to, or affecting the rights of creditors or creditors' rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

         6.3      No Violation. Except for the Consents to be obtained under
Section 5.3 and making all filings and notifications set forth in Schedule 6.4, the execution and delivery by the Purchaser of the Transaction Documents and the consummation of the transactions contemplated thereby will not (a) violate the certificate of incorporation or bylaws of the Purchaser, (b) violate any Law applicable to the Purchaser, (c) violate or result in the revocation or suspension of any Permit, or (d) violate, conflict with or result in any breach of any provision of, or constitute, whether after the giving of notice or lapse of time or both, a default under any Contract to which the Purchaser is a party, excluding, in the case of the foregoing clauses (b), (c) and (d), violations, breaches and defaults which, either individually or in the aggregate, would not have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated by the Transaction Documents to which it is or shall be a party.



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                                                                              47

         6.4 Governmental Approvals. No Consent of any Governmental Body is required in connection with the execution and delivery by the Purchaser of the Transaction Documents or its consummation of the transactions contemplated thereby or its performance of any of the provisions thereof on or after the Closing Date, except (a) filing by the Purchaser with the DOJ and the FTC pursuant to the HSR Act, and the expiration or termination of all waiting periods associated therewith, (b) where failure to obtain such Consent would not have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated by the Transaction Documents to which it is or shall be a party, (c) as may be necessary as a result of any facts or circumstances relating solely to the Seller or its Affiliates, or (d) those set forth in
Schedule 6.4.

         6.5 Financing. As of the date hereof, the Purchaser has obtained any approvals required from the lenders under the Credit Agreement to effect the purchase of the Purchased Assets, on the terms and subject to the conditions contained in the Credit Agreement. The Purchaser is not in default under the Credit Agreement, nor, to the Knowledge of the Purchaser, does any condition exist that, with notice or lapse of time or both, would constitute a default by the Purchaser thereunder or would impair the Purchaser's ability to borrow under the Credit Agreement.

         6.6 Absence of Litigation. No Litigation is pending or, to the Knowledge of the Purchaser, threatened which seeks to delay or prevent the consummation of the transactions contemplated hereby or which is reasonably likely to materially and adversely affect or restrict the Purchaser's ability to consummate the transactions contemplated in this Agreement.

                          SECTION 7. FURTHER COVENANTS

         The parties hereto hereby further covenant and agree as follows:

         7.1      Access to Information and Documents; Post-Closing Cooperation.

                  (a) From and after the date hereof until the Closing, solely for purposes of facilitating the orderly, future transfer of the Purchased Assets from the Seller to the Purchaser (but, subject to the terms of the MCDA and this Agreement, the Purchaser shall not be limited in its use of any information learned by it in connection therewith), the Seller shall give the officers, employees, representatives, financing sources, accountants and other designees of the Purchaser reasonable access, during reasonable business hours following reasonable prior written notice, under the supervision of a representative of, and subject in all instances to the reasonable approval of, the Seller, to the offices, production facilities, plants, properties, written Acquired Contracts and other assets, books and records, officers, employees, representatives and accountants of the Packaged Gas Business and shall cause their respective Affiliates, officers, employees, representatives and accountants promptly to furnish to the Purchaser and its aforesaid representatives such financial, technical, operating and other information pertaining to the Packaged Gas Business and the Purchased Assets as the Purchaser shall from time to time reasonably request, subject in all instances to the approval of the Seller, and to discuss such information with such representatives; provided, however, that (i) such investigation shall not unreasonably interfere with any of the businesses or operations of the Seller or its Affiliates, and (ii) each such officer, employee, representative, financing source, accountant or other designee of the Purchaser shall be subject to a duty to maintain the confidentiality of any information so



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                                                                              48

received in accordance with the terms of the Mutual Confidential Non-Disclosure Agreement between the Purchaser and the Seller, dated as of July 17, 2002, as amended by the Amendment to Mutual Confidential Disclosure Agreement, dated as of January 16, 2004, the Letter Agreement Addendum to the Mutual Confidential Disclosure Agreement - Site Visits, dated February 4, 2004, and the Letter Agreement Addendum to the Mutual Confidential Disclosure Agreement - Confidential Information, dated March 24, 2004, as amended on March 30, 2004 (collectively, the "MCDA"). No investigation by the Purchaser shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement.

                  (b) From and after the Closing Date, the Seller shall provide the officers, employees, representatives and accountants of the Purchaser and the Purchaser shall provide the officers, employees, representatives and accountants of the Seller, reasonable access, during reasonable business hours following reasonable prior notice, to any books and records relating to the Packaged Gas Business and the Purchased Assets and to discuss the information contained in such books and records, as the other party may reasonably request. The Purchaser shall cause to be preserved and kept all records relating to the Purchased Assets that are included in the assets transferred to the Purchaser for such period from and after the Closing as may be required by or needed for compliance with applicable Law. The Seller shall cause to be preserved and kept all records retained by it relating to the Purchased Assets for such period from and after the Closing as may be required by or needed for compliance with applicable Law.

         7.2      Transition.

                  (a) Transition Services. Each of the Seller and the Purchaser shall, and Purchaser shall cause any applicable Purchaser Subsidiary designated by the Purchaser and party to a Bill of Sale to, use commercially reasonable efforts to complete the Key Transition Items and all other functions and services described in the Transition Plan, and to complete the Key Transition Items and all other functions and services described in the Transition Plan without any unscheduled disruption or degradation of the quality or continuity of the Packaged Gas Business or the Excluded Businesses (each such task description in the Transition Plan, a "Transition Service" and collectively, the "Transition Services"). The Seller shall provide access to the Purchaser and the Purchaser's officers, employees, representatives and other designees (which, in the case of National Welders Supply Company, Inc., shall act through the Purchaser) in accordance with, and subject to, the provisions of
Section 7.1(a). Without limiting the generality of the foregoing, the Seller and the Purchaser shall use the highest degree of cooperation in completing the Transition Plan and shall initiate immediate communication for facilitating the fastest interactive deliveries. Prior to the Closing, the parties shall cooperate in good faith to address unanticipated situations relating to the completion of the Transition Plan (for example, delays caused by Third Parties), including by amending the Transition Plan in accordance with Section 7.2(b). Each of the Seller and the Purchaser shall use commercially reasonable efforts to (i) cause their respective agents, suppliers and service providers to cooperate in good faith with the other party to enable the orderly transition, and (ii) successfully implement each Transition Service by the start date set forth in the Transition Plan (where applicable) and complete each Transition Service on or before the deadline for such Transition Service set forth in the Transition Plan (including both Key Transition Items and all other Transition Services), or as otherwise agreed upon by the parties. If any services, functions or responsibilities not specifically described in the Transition Plan are identified as being required to allow Purchaser to assume full operational control of the Packaged Gas Business and the Purchased Assets at the Closing, the parties shall modify or update the Transition Plan in accordance with the provisions of Section 7.2(b). Except as set forth in Section 7.32, and as otherwise agreed by the parties, each of the parties hereto shall bear its own costs and expenses incurred in connection with this Section 7.2.

                  (b) Transition Plan. The Transition Plan identifies (i) the Transition Services to be performed by the Seller and Purchaser, (ii) the start date (where applicable) for implementation of a Transition Service by the Seller and Purchaser, and (iii) the completion date by which each such Transition Service is to be completed. The Transition Plan shall be modified and updated by written agreement of the parties during the Transition Period and neither party shall unreasonably withhold its consent to such modification or updating. Each party shall promptly notify the other party of any delay or anticipated delay in meeting any deadline set forth in the Transition Plan as such notifying party becomes aware of any such delay or anticipated delay.

                  (c) Transition Managers, Dedication of Resources. As part of the Seller's obligations under this Agreement, the Seller shall designate an individual for each category of Transition Services as set forth in the Transition Plan. Such individuals shall be responsible for managing and implementing the Transition Services. The Purchaser shall designate an individual for each category of Transition Service to interface with the Sellers designees described in the two preceding sentences. Each of the Seller and the Purchaser acknowledges that the Transition Services are necessary to permit a smooth transition of the Packaged Gas Business to the Purchaser and to preserve the goodwill associated with the Packaged Gas Business and the Excluded Businesses. Each of the Seller and the Purchaser shall dedicate the resources it deems necessary to assure the accomplishment of its obligations under the Transition Plan.

                  (d) Stable Environment. Except as set forth on Schedule 7.2(d), Until the Closing Date, the Seller shall not make any material changes to the information technology infrastructure that would adversely impact the Purchaser or the transition of the Packaged Gas Business (including the Purchaser's ability to extract, download or convert data), without the Purchaser's prior written consent.

                  (e) Delays/Difficulties. Each party shall promptly notify the other party in writing of any delays or difficulties in implementing the Transition Services as each party becomes aware of such delays or difficulties.

                  (f) Post-Closing Services. If and to the extent that the Transition Plan is not complete prior to the Closing for any reason, (i) the Purchaser shall deliver to the Seller, as early as practicable following the Closing, a list setting forth those items under the Transition Plan that have not been completed and (ii) the Seller shall, at the Purchaser's request and at Seller's own expense, use its commercially reasonable efforts to complete the Transition Plan as soon as practicable following the Closing, but in no event later than sixty (60) days after the Closing Date.



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                                                                              50

         7.3 Definitionally Purchased and Excluded Assets. If at any time after the Closing the parties determine that certain assets (including the Excluded Assets) were definitionally excluded from or included within (as the case may be) the Purchased Assets to be transferred hereunder or the Joint Use Property to be jointly used in accordance with Section 7.25, but such assets were nonetheless intended to be included in, or made available to the Purchaser or its Affiliates in their operation of, the Purchased Assets, or excluded from the Purchased Assets and retained by the Seller and its Affiliates in their operation of the Excluded Assets, or intended to be included as Joint Use Property, and such assets are necessary to the operation of the Purchased Assets by the Purchaser or its Affiliates or the operations of the Seller or its Affiliates with respect to the Excluded Assets, as the case may be, the Seller and the Purchaser shall cooperate in good faith to determine a mutually acceptable method for providing the Purchaser or the Seller, and their respective Affiliates, as the case may be, with timely access to such assets, taking into account the continued need by the Seller or the Purchaser or their respective Affiliates for the use of such assets, including by making such assets Joint Use Property and subject to the provisions of Section 7.25.

         7.4 Assistance Relating to Warranty Rights. Each of the parties shall use its commercially reasonable efforts to cooperate with the other party as such other party may reasonably request in connection with any claim that such other party may desire to make against a Third Party under any warranty or other right relating to any of the Purchased Assets.

         7.5 Exercise of Rights of First Refusal. In the event that the Seller has the right to exercise any right of first refusal relating to the Packaged Gas Business that is not included in the Purchased Assets, and the Seller has determined that it does not wish to exercise such right, the Seller shall consult with the Purchaser. If the Purchaser shall so request, the Seller shall use its commercially reasonable efforts to cooperate with the Purchaser to exercise such right for the benefit of the Purchaser.

         7.6      Confidentiality Agreements.

                  (a) Unless and until the Purchaser shall have purchased the Purchased Assets, for a period of five (5) years from the date hereof, the Purchaser shall not use for its own purposes or advantages (other than in connection with the Purchaser's due diligence review and in preparation for the orderly transition of operational control of the Purchased Assets to the Purchaser) or publish or disclose to any Third Party (other than legal and financial consultants of the Purchaser who are subject to a duty to maintain the confidentiality of the Information) any confidential or proprietary information, know-how, technology information, analysis, compilations, studies, formulae, trade secret or other documents prepared by or obtained from the Seller (including legal and other professional advisors, accountants, consultants and financial advisors) in connection with the negotiation and consummation of the transactions contemplated by this Agreement, including business and financial information, no matter how obtained (orally, in writing or observed), or any analysis, compilations, studies and other records and documents prepared by the Purchaser (including legal and other professional advisors, accountants, consultants and financial advisors) which contain or otherwise reflect such information (collectively, "Information"), unless and until such Information (i) is or becomes a matter of public knowledge through no breach by the Purchaser,
(ii) is lawfully acquired from a Third

Party without restrictions of confidentiality or was already known to the Purchaser prior to the disclosure by the Seller, (iii) is subsequently transferred, assigned, conveyed, or licensed to the Purchaser with the right to use, disclose or license, as applicable, or (iv) the Purchaser is required to disclose such Information by Law or is required to disclose such Information in order to enforce the terms of this Agreement; provided, that, in case of any potential disclosure under this subclause (iv), the Purchaser shall provide the Seller with prompt notice of any request or Order, including copies of subpoenas or Orders requesting or requiring such Information, cooperate reasonably with the Seller in resisting the disclosure of such Information via a protective Order or other appropriate legal action, and shall not make disclosure pursuant thereto until the Seller has had a reasonable opportunity to resist such disclosure, unless the Purchaser is required to make such disclosure by Law. If the Purchaser does not purchase the Purchased Assets, as contemplated by this Agreement, the Purchaser shall not keep or take, and shall promptly return or destroy, any and all Information, and shall not keep or take, and shall promptly return or destroy, any document or other thing embodying any such Information. With respect to any Information that the Purchaser destroys pursuant to the foregoing sentence, the Purchaser shall promptly provide the Seller with a certificate, signed by an appropriate officer of the Purchaser, certifying the destruction of such Information.

                  (b) Regardless of whether the Purchaser shall purchase the Purchased Assets, for a period of five (5) years from the date hereof, the Purchaser shall not use for its own purposes or advantages or publish or disclose to any Third Party (other than its legal and financial consultants who are subject to a duty to maintain the confidentiality of the Information) any Information to the extent relating to any part of the business of the Seller other than the Packaged Gas Business and obtained in connection with the negotiation and consummation of the transactions contemplated by this Agreement, unless and until such Information (i) is or becomes a matter of public knowledge through no breach by the Purchaser, (ii) is lawfully acquired from a Third Party without restrictions of confidentiality, or was already known to the Purchaser prior to disclosure by the Seller, or (iii) is subsequently transferred, assigned, conveyed, or licensed to the Purchaser with the right to use, disclose or license, as applicable, or (iv) the Purchaser is required to disclose such Information by Law or is required to disclose such Information in order to enforce the terms of this Agreement; provided, that, in case of any potential disclosure under this subclause (iv), the Purchaser shall provide the Seller with prompt notice of such request or Order, including copies of subpoenas or Orders requesting or requiring such Information, cooperate reasonably with the Seller in resisting the disclosure of such Information via a protective Order or other appropriate legal action, and shall not make disclosure pursuant thereto until the Seller has had a reasonable opportunity to resist such disclosure, unless the Purchaser is required to make such disclosure by Law.

                  (c) For a period of five (5) years from the Closing Date, the Seller shall keep, and shall cause its Affiliates and their respective employees to keep, any and all confidential and proprietary information relating to the Packaged Gas Business or the Purchased Assets (including customer lists and related information) (collectively, "PGB Information") confidential, shall not disclose any PGB Information to any Person and shall not use any PGB Information for its own purposes or advantages unless and until such information
(i) is or becomes a matter of public knowledge through no breach by the Seller,
(ii) is lawfully acquired from a Third Party without restrictions of confidentiality, or (iii) the Seller is required to disclose such Information by Law or is required to disclose such Information in order to enforce the terms of this Agreement; provided, that, in case of any potential disclosure under this subclause (iii), the Seller shall provide the Purchaser with prompt notice of such request or Order, including copies of subpoenas or Orders requesting or ordering such Information, cooperate reasonably with the Purchaser in resisting the disclosure of such Information via a protective Order or other appropriate legal action, and shall not make disclosure pursuant thereto until the Purchaser has had a reasonable opportunity to resist such disclosure, unless the Seller is required to make such disclosure by Law.

                  (d) For a period of five (5) years from the date hereof, the Seller shall not, and shall cause its Affiliates and their respective employees not to, use for its or their own purposes or advantages (other than in preparation for the orderly transition of operational control of the Purchased Assets to the Purchaser) or publish or disclose to any Third Party (other than legal and financial consultants of the Seller who are subject to a duty to maintain the confidentiality of the Information) any confidential or proprietary information, know-how, technology information, analysis, compilations, studies, formulae, trade secret or other documents prepared by or obtained from the Purchaser (including legal and other professional advisors, accountants, consultants and financial advisors) in connection with the negotiation and consummation of the transactions contemplated by this Agreement, including business and financial information, no matter how obtained (orally, in writing or observed), or any analysis, compilations, studies and other records and documents prepared by the Seller (including legal and other professional advisors, accountants, consultants and financial advisors) which contain or otherwise reflect such information (collectively, "Purchaser Information"), unless and until such Purchaser Information (i) is or becomes a matter of public knowledge through no breach by the Seller, its Affiliates or their respective employees (ii) is lawfully acquired from a Third Party without restrictions of confidentiality, or (iii) the Seller is required to disclose such Purchaser Information by Law or is required to disclose such Purchaser Information in order to enforce the terms of this Agreement; provided, that, in case of any potential disclosure under this subclause (iii), the Seller shall provide the Purchaser with prompt notice of any request or Order, including copies of subpoenas or Orders requesting or requiring such Purchaser Information, cooperate reasonably with the Purchaser in resisting the disclosure of such Information via a protective Order or other appropriate legal action, and shall not make disclosure pursuant thereto until the Purchaser has had a reasonable opportunity to resist such disclosure, unless the Seller is required to make such disclosure by Law. If the Purchaser (x) does not purchase the Purchased Assets, as contemplated by this Agreement, or (y) following the Closing Date and the expiration of the Transition Period, the Seller shall not keep or take, and shall promptly return or destroy, any and all Purchaser Information, and shall not keep or take, and shall promptly return or destroy, any document or other thing embodying any such Purchaser Information. With respect to any Purchaser Information that the Seller destroys pursuant to the foregoing sentence, the Seller shall promptly provide the Purchaser with a certificate, signed by an appropriate officer of the Seller, certifying the destruction of such Purchaser Information.

                  (e) The provisions of this Section 7.6 shall be in addition to, and not in substitution of, the provisions of the MCDA.



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                                                                              53

         7.7      Non-Competition.

                  (a) Covenant not to Compete. In order that the Purchaser may have and enjoy the full benefit of the Packaged Gas Business and the Purchased Assets and as an inducement to the Purchaser to enter into this Agreement (without which inducement the Purchaser would not have entered into this Agreement), the Seller hereby agrees that, except as otherwise provided or contemplated in any of the Transaction Documents, the Seller shall not, and the Seller shall cause its Affiliates not to, directly or indirectly, engage or otherwise participate in the Packaged Gas Business in the United States for a period of five (5) years from the Closing Date (such five-year period, the "Non-Competition Period"). Notwithstanding the foregoing, the Seller and its Affiliates shall have the right at any time to (i) engage in any of the Excluded Businesses, (ii) engage in the Packaged Gas Business outside of the United States, (iii) acquire, directly or indirectly, securities listed on any national securities exchange or traded actively in the national over-the-counter market of any Person that provides the Competing Business in the United States, provided the Seller, together with its Affiliates and any member of a group in which the Seller or its Affiliates are a party, do not own more than ten (10%) percent of the outstanding voting power of such Person (other than with respect to the Persons set forth on Schedule 7.7(a) for which there shall be no limitation on the ownership of outstanding voting power; provided, however, that from and after such time as any such Person becomes an Affiliate of Seller, Seller Parent or any of their Affiliates, it or they shall be subject to the terms of this Section 7.7); (iv) subject to Section 7.7(b), acquire (by acquisition, merger, consolidation, joint venture or otherwise) a company or business whose operations include a Competing Business, (v) make sales calls or joint sales calls with a Third Party Distributor (defined below) in relation to the sale of products of the Excluded Businesses; provided, however, that the Seller shall not, and shall cause its Affiliates not to, (A) make any sales calls or any joint sales calls with any Third Party Distributor involving the supply of packaged gases or (B) make any sales calls or any joint sales calls with any Third Party Distributor to any customers of the Packaged Gas Business as of the date hereof or as of the Closing Date, except for joint sales calls where a Third Party Distributor currently supplies bulk to any such customer and the making of joint sales calls was the past practice with respect to such customer prior to the date hereof (past practice to be determined on an account-by-account basis), (vi) advise any customer, other than a customer of the Packaged Gas Business as of the date hereof or as of the Closing Date (each a "Non-PGB Customer"), of the identity of such Persons' Third Party Distributors, and provide the details thereof, and make recommendations and referrals to Non-PGB Customers or potential Non-PGB Customers seeking packaged gas products of any of such Persons' Third Party Distributors; provided, that the Seller or any such Affiliate shall treat the Purchaser on equal terms with such Persons' Third Party Distributors when providing such recommendations or referrals, (vii) publicize generally in literature, on such Persons' website, or via other media the identity of such Persons' Third Party Distributors, and provide the details thereof, and (viii) offer non-account-specific services to such Persons' Third Party Distributors based on such Persons' global experience in packaged gases, provided, that, as a condition to providing such services which relate to the Packaged Gas Business to any such Third Party Distributors, the Seller shall, or shall cause its Affiliates to, offer such services which relate to the Packaged Gas Business to the Purchaser on such terms as shall be mutually agreeable to the Seller and the Purchaser for a term of fifteen (15) years, unless the applicable Enabling Agreement shall have been terminated and the Seller shall no longer be providing the Purchaser with the products covered by such Enabling Agreement. The Purchaser hereby acknowledges that none of the Seller or any of its Affiliates has any right or obligation to prevent any Third Party Distributor from offering on its own behalf and for its own account packaged gases and related products and services to any Person. For purposes of this Section 7.7(a), "Third Party Distributor" shall mean any Third Party which purchases bulk gas from any of the Seller or its Affiliates for re-packaging and/or resale. For purposes of clarification, the Seller will not produce or sell dry ice to any customers of the Packaged Gas Business as of the date hereof, but shall retain the right to sell dry ice to any other Person.

                  (b) Acquisitions by any of the Seller and/or its Affiliates. Notwithstanding anything to the contrary contained in Section 7.7(a), during the Non-Competition Period, the Seller and/or its Affiliates may acquire any Person who is, directly or indirectly, engaged in a Competing Business (such Person acquired, being referred to as an "Acquired Competitor") by means of (i) any merger, consolidation, joint venture or other business combination pursuant to which the business of an Acquired Competitor is combined with the business of the Seller and/or its Affiliates, (ii) the acquisition by any of the Seller and/or its Affiliates, directly or indirectly, of the capital stock of an Acquired Competitor, by way of tender or exchange offer, negotiated purchase or other means or (iii) the acquisition by any of the Seller and/or its Affiliates, directly or indirectly, of the assets, properties or business of an Acquired Competitor, by way of a direct or indirect purchase, exchange, joint venture or other means; provided that (A) prior to the date of such acquisition, such Acquired Competitor shall have already been engaged in a Competing Business and (B) on the date that the definitive agreements for such acquisition are executed, the revenues of such Acquired Competitor's Competing Business shall not exceed fifty percent (50%) of such Acquired Competitor's total revenues for the preceding twelve (12) month period, other than with respect to the Persons set forth on Schedule 7.7(b)(i), for which this proviso shall not apply; and provided, further that, immediately upon the consummation of such acquisition,
(I) if the annual revenues of such Acquired Competitor relating to and arising from the Competing Business are less than $100,000,000, the Seller shall cause, and, if applicable, the Seller shall cause its Affiliates to cause, the divestiture of such Competing Business as promptly as practicable and in any event not later than eighteen (18) months thereafter, and the Purchaser shall have a right of first negotiation with respect to such Competing Business pursuant to Section 7.7(d) or (II) if the annual revenues of the Acquired Competitor relating to or arising from the Competing Business are greater than or equal to $100,000,000, the Seller and/or its Affiliates shall not be required to divest the Competing Business; provided, that such Acquired Competitor shall have agreed to be bound by Sections 7.6 and 7.8 of this Agreement as an Affiliate of the Seller. Notwithstanding anything to the contrary contained in this Section 7.7(b), the Persons listed on Schedule 7.7(b)(i) shall be deemed to be Acquired Competitors and upon the acquisition of any such Acquired Competitor during the Non-Competition Period by any of the Seller and/or its Affiliates, such acquiring party shall be required to divest the Competing Business of such Acquired Competitor and the Purchaser shall have a right of first negotiation with respect to such Competing Business pursuant to Section 7.7(d). Notwithstanding anything to the contrary in this Agreement, Seller or any of its Affiliates, on the one hand, and any person listed on Schedule 7.7(b)(ii) on the other, may (i) enter into any merger, consolidation, joint venture or other business combination, (ii) make any tender or exchange offer or stock purchase or (iii) acquire assets, properties or business by way of a direct purchase, exchange, joint venture or other means, without any obligation pursuant to this
Section 7.7 (including any obligation to divest any Competing Business).



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                                                                              55

                  (c) Certain Acquisitions. Notwithstanding anything to the contrary contained in Section 7.7(a), in the event that a Change of Control Transaction with an Acquiring Competitor occurs with the Seller Parent within the Non-Competition Period, then the provisions of Section 7.7(a) shall terminate and be of no further force or effect immediately upon the effectiveness of such Change of Control Transaction; provided, however, that in the event of a Change of Control Transaction with respect to the Seller Parent pursuant to which the Acquiring Competitor would not otherwise be bound by the terms of this Agreement, Section 7.7(a) shall not terminate unless such Acquiring Competitor shall have agreed with the Purchaser that such Acquiring Competitor, the Seller and, in each case, any successor entity thereof continues to be bound by Sections 7.6 and 7.8 of this Agreement.

                  (d) Right of First Negotiation. In the event that, at any time during the Non-Competition Period, any of the Seller and/or its Affiliates
(i) is required to divest the assets of any Competing Business pursuant to
Section 7.7(b), or (ii) chooses to divest all or any portion of any Competing Business or any interest therein (whether by stock sale or exchange, asset sale or exchange, merger, consolidation, joint venture or otherwise) other than pursuant to 7.7(b) (any transaction described in clauses (i) or (ii), a "Competing Business Sale"), then the Seller shall, prior to it and/or its Affiliate entering into any formal negotiation or agreement with any Third Party relating to such Competing Business Sale, give notice (a "Sale Notice") of such Competing Business Sale to the Purchaser. Upon the giving of such Sale Notice, the Seller shall thereafter negotiate and, if applicable, cause its Affiliates to negotiate, in good faith with the Purchaser for the disposition of such Competing Business to the Purchaser, it being understood that the Seller may at any time after the giving of the Sale Notice negotiate and/or agree with any Person with respect to a Competing Business Sale. A Sale Notice shall contain a full and complete description of the Competing Business to be sold, which shall include all information provided to any Third Party. To the extent applicable, the Seller shall cause its Affiliates not to take any actions that would be inconsistent with the Seller's obligations pursuant to this Section 7.7(d).

                  (e) Restrictive Covenants. In the event of a breach of any of the provisions of Sections 7.7(a), 7.7(b), 7.7(c) or 7.7(d) (together, the "Restrictive Covenants") by any of the Seller and/or its Affiliates, the Non-Competition Period shall be extended by a period equal to the duration of such breach.

                  (f) Blue-Penciling. It is the desire and intent of the parties that the Restrictive Covenants will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any Restrictive Covenant shall be adjudicated to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, such amendment to apply only with respect to the operation of such Restrictive Covenant in the particular jurisdiction in which such adjudication is made.

                  (g) Severability of Restrictive Covenants. The Seller acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the



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Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

         7.8 Non-Solicitation by the Seller of the Purchaser's Employees. The Seller hereby covenants and agrees that, from and after the date hereof until the second (2nd) anniversary of the Closing Date, neither it nor any of its Affiliates will, directly or indirectly, solicit for employment any Transferred Employee; provided, that this Section 7.8 shall not apply (a) if any such employee has been terminated by the Purchaser or its Affiliates for any reason or (b) if any such employee contacts the Seller or its Affiliates (i) in response to a general solicitation for employment in newspapers or other periodicals or (ii) on his or her own initiative without any encouragement by the Seller.

         7.9      Consents and Approvals, etc.

                  (a) Subject to Section 7.9(c), the Seller and the Purchaser agree to use their commercially reasonable efforts to obtain all Consents of all Governmental Bodies and other Persons required in connection with the transactions contemplated hereby, including for the execution, delivery and performance of this Agreement and transfer of the Packaged Gas Business and Purchased Assets to be acquired hereunder by the Purchaser and the license to the Third Party Intellectual Property.

                  (b) The Seller agrees to use commercially reasonable efforts to obtain the Consent of any other party or parties to any Acquired Contract, Real Property Lease, Seller Real Property Lease, Seller Real Property Sublease or Third Party Intellectual Property to the transfer, assignment or license thereof to the Purchaser in all cases in which such Consent is required for assignment or license, as the case may be, and the Purchaser agrees to use its commercially reasonable efforts to cooperate with the Seller to obtain any such Consent; provided, that neither the Seller nor the Purchaser, nor any of their respective Affiliates, shall be required to pay any consideration or to provide any financial inducements to any party therefor other than any assignment fee, other administrative fee or other fee, in each case incurred in connection with the transfer of (i) the leased motor vehicles by the Seller to the Purchaser (other than any early termination fees triggered by a decision by the Purchaser to terminate the lease relating to any acquired motor vehicle prior to the end of the term thereof, which cost shall be borne solely by the Purchaser) any of which assignment or administrative fees shall be paid one-half by the Seller and one-half by the Purchaser, and (ii) the Third Party Intellectual Property, any of which assignment, administrative or other fees incurred in connection with the assignment of any Third Party Intellectual Property shall be paid in full by the Seller (except that the Seller shall not pay for any such fees to the extent attributable to the transfer of Third Party Intellectual Property beyond the scope of such Third Party Intellectual Property enjoyed by the Seller with respect to the Packaged Gas Business as of the Closing Date). To the extent that any of the Acquired Contracts or Real Property Leases are not assignable without the Consent of another party, the Bill of Sale, Assignment and Assumption Agreement, the Bills of Sale and the assignment of Real Property Leases to be delivered at the Closing pursuant to Sections 4.2(c), 4.2(j) and 4.3(c), shall not constitute an assignment or an attempted assignment of such Acquired Contract or Real Property Lease if such assignment or attempted assignment would constitute a breach thereof. If, after the Seller uses its commercially reasonable efforts to obtain any such Consent, such



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                                                                              57

Consent is not obtained, the parties agree to cooperate in any reasonable and lawful arrangements designed to provide to the Purchaser the same or similar benefits and liabilities under any such Acquired Contract, Real Property Lease, Seller Real Property Lease, Seller Real Property Sublease or Third Party Intellectual Property as would have been obtained by the Purchaser if such Acquired Contract, Real Property Lease, Seller Real Property Lease, Seller Real Property Sublease or Third Party Intellectual Property had been assigned or licensed, as the case may be, to the Purchaser effective on the Closing Date, including the subcontracting thereof to the Purchaser and enforcement for the benefit of the Purchaser of any and all rights of the Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent such arrangements cannot be made, the Purchaser shall have no obligation with respect to any such Acquired Contract, Real Property Lease, Seller Real Property Lease, Seller Real Property Sublease or Third Party Intellectual Property. The Seller agrees to use its commercially reasonable efforts to obtain the Consent of any Governmental Body or other Person to the transfer or assignment of all Permits to be acquired by the Purchaser pursuant to Section 2.1(i). To the extent that any Permit (including any Environmental Permit) is not transferable by the Seller to the Purchaser, the Seller agrees to use its commercially reasonable efforts to cooperate with the Purchaser, at the Purchaser's reasonable request, to assist the Purchaser in its efforts to obtain a substantially equivalent permit.

                  (c) The Seller and the Purchaser have previously filed with the FTC and DOJ the respective notification and report forms (the "HSR Filing") required to be filed by each of them under the HSR Act with respect to the transactions contemplated hereby. Each party shall promptly inform the other party of any material communication made by such party to, or received by such party from, the FTC or DOJ and any requests for additional information from any Governmental Body with respect to the transactions contemplated by this Agreement. The parties will use their commercially reasonable efforts to avoid or eliminate any impediment under any antitrust law that may be asserted by any United States federal, state or local antitrust authority so as to enable the parties to close the transactions contemplated hereby expeditiously. Notwithstanding the foregoing, nothing in this Section 7.9 shall require, or be construed to require, Purchaser, in connection with the receipt of any regulatory approval, to proffer or agree to sell or hold separate and agree to sell or divest before or after the Closing Date, any assets, businesses or interest in any assets or businesses of Purchaser or of the Packaged Gas Business (or to the consent to any sale, or agreement to sell, by Purchaser of any of its assets or businesses or of the Packaged Gas Business) (each a "Divestiture"), except for one or a series of Divestitures of any assets or businesses of Purchaser or of the Packaged Gas Business the revenues of which in the aggregate did not exceed $75,000,000 for the 12 month period ending September 30, 2003 or (ii) any conditions relating to, or changes or restriction in, the operations of any such assets or businesses.

                  (d) Notwithstanding anything in Section 7.9(c) or otherwise in this Agreement to the contrary:

                           (i)      If the Purchaser is required to effect the
Divestiture of assets or business the revenues derived from which are equal to or less than $25,000,000 for the 12 month period ending September 30, 2003 in the aggregate, the Seller shall have no obligation to



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                                                                              58

reimburse the Purchaser for any amount and the Purchaser shall be obliged to effect such Divestiture at its sole cost and expense;

                           (ii)     If the Purchaser is required to effect the
Divestiture of assets or businesses the revenues derived from which exceed $25,000,000 for the 12 month period ending September 30, 2003 in the aggregate, the Seller shall reimburse the Purchaser for fifty percent (50%) of any Loss of Value (defined below) in connection with any such Divestiture in excess of $25,000,000. "Loss of Value" means the amount, if any, by which (x) the Benchmark Multiple (defined below) exceeds (y) the value of any proceeds received by the Purchaser from such Divestiture less the costs and expenses incurred by the Purchaser in connection with such Divestiture (including, without limitation, taxes; fees of attorneys, brokers and other professionals or agents; litigation costs; and any out-of-pocket expenses). "Benchmark Multiple" means the amount equal to (A) the product of (x) the EBITDA-PGB of the assets and/or businesses subject to such Divestiture for the twelve (12) month period prior to such Divestiture and (y) six (6), if such assets and/or businesses are part of the Packaged Gas Business, or (B) the product of (x) the EBITDA-ARG of the assets and/or businesses subject to such Divestiture for the twelve (12) month period prior to such Divestiture and (y) eight (8), if such assets and/or businesses are owned by the Purchaser or its Affiliates; and

                           (iii)    In the event that the FTC issues a complaint
challenging the transactions contemplated by this Agreement or authorizes its staff to seek a preliminary injunction to prevent the consummation of the transactions contemplated by this Agreement notwithstanding an offer by the parties hereto to enter into a consent Order providing for the Divestiture of assets or businesses the revenues derived from which equal or exceed $75,000,000 for the 12 month period ending September 30, 2003, this Agreement and the transactions contemplated hereby may be terminated at the election of the Purchaser or the Seller pursuant to Section 15.1(e).

                  (e) The Seller agrees that it shall not, for a period of sixty (60) days commencing February 2, 2004, file, or participate in the filing of, or enter into any other transaction that would require the filing of, any notification and report forms required to be filed under the HSR Act, or enter into any other transaction which would require FTC or DOJ approval. Notwithstanding the preceding sentence, the Purchaser may file, or participate in the filing of, any notification or report forms required to be filed under the HSR Act at any time in response to the filing of any such notification or report forms by any Third Party with respect to the Purchaser.

         7.10     Accounts Receivable; Collections and Payments.

                  (a) From and after the Closing Date, the Seller hereby constitutes and appoints the Purchaser, its successors and assigns, the true and lawful attorneys of the Seller with full power of substitution, in the name of the Seller or otherwise, and on behalf of and for the benefit of the Purchaser, to demand and receive from time to time any and all Accounts Receivable, to give receipts, releases or acquittances for or in respect of the same or any part thereof; to collect, for the account of the Purchaser, all Accounts Receivable transferred to the Purchaser as provided herein, and to endorse with the name of the Seller any check received on account of any Accounts Receivable transferred to the Purchaser; from time to time to institute



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and prosecute in the name of the Seller or otherwise any and all proceedings at law, in equity or otherwise, which the Purchaser, its successors and assigns, may deem proper to collect, assert or enforce any claim, right, title, debt or account hereby assigned or transferred with respect to the Accounts Receivable; and to take any action necessary to effect the transfer to the Purchaser of full legal title in and beneficial ownership of any of the Accounts Receivable. The Seller declares that the foregoing powers are coupled with an interest and shall not be revocable by it.

                  (b) The Seller agrees that it shall transfer or deliver to the Purchaser any cash or other property that the Seller may receive on or after the Closing Date in respect of any Acquired Contracts, Acquired Permits, Accounts Receivable or other items related to the Purchased Assets that are being transferred to the Purchaser as provided in this Agreement within thirty
(30) days after the receipt thereof. The Purchaser agrees upon receipt of any invoice or demand for payment related to any payables retained by the Seller to promptly forward such invoice or demand for payment to the Seller.

                  (c) The Purchaser shall promptly transfer or deliver to the Seller that portion of all rebates, discounts or similar amounts that the Purchaser may receive on or after the Closing Date that relate to the operation of the Packaged Gas Business or the purchase of goods and services, in each case, by the Seller prior to the Closing Date. The Seller shall promptly transfer or deliver to the Purchaser that portion of all rebates, discounts or similar amounts that the Seller may receive on or after the Closing Date that relate to the purchase of goods and services by the Purchaser on or after the Closing Date.

         7.11 Conduct of Packaged Gas Business Prior to the Closing Date. During the period from the date hereof to the Closing Date, except as (A) set forth on Schedule 7.11, (B) otherwise expressly contemplated by the Transaction Documents, (C) consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed), or (D) as required by applicable Law, the Seller shall conduct the Packaged Gas Business in the Ordinary Course of Business (including managing its working capital, including inventory at its stores, in accordance with its past practice and custom) and not in a manner inconsistent with how the Seller would conduct the Packaged Gas Business if it was not selling the Packaged Gas Business, and shall use its commercially reasonable efforts to (i) preserve its business organizations, (ii) keep available the services of its officers and employees, (iii) preserve the goodwill of the Packaged Gas Business, (iv) preserve relationships with customers, suppliers, licensors, distributors, landlords, employees, agents and other Persons in connection with the Packaged Gas Business, and (v) maintain sales force activities. Without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date, the Seller shall not:

                  (a) sell, lease, license, transfer, pledge, mortgage, encumber, grant, abandon, allocate to any other business unit, or otherwise dispose of any Purchased Asset, except dispositions of Purchased Inventory and Purchased Equipment in the Ordinary Course of Business; provided, however, that the Seller shall not, in one or a series of transactions, convey or otherwise transfer title to more than 100 Containers used or held for use in the Packaged Gas Business to any one Third Party or to any Affiliate of the Seller, in either case, without the prior written consent of the Purchaser.



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                                                                              60

                  (b) increase the rate of compensation of, or pay or agree to pay or increase any benefit or incentive to (other than stay bonuses or other bonus arrangements paid by the Seller, if any), any of the Employees, except in the Ordinary Course of Business or as required by Law or an existing Contract;

                  (c) alter the procedures of the Packaged Gas Business regarding the collection of accounts receivable (for the avoidance of doubt, (i) the collection practices listed on Schedule 7.11(c)(i) shall be permissible to the extent such practices are in the Ordinary Course of Business of the Seller and (ii) the Seller acknowledges and agrees that the collection practices listed on Schedule 7.11(c)(ii) are not consistent with the Ordinary Course of Business of the Seller);

                  (d) take any action, other than in the Ordinary Course of Business, to modify or change the Valuation Principles;

                  (e) terminate or materially amend or modify, assign any material rights relating to, any Real Property Lease or any Acquired Contract, or enter into any new Contract, other than in the Ordinary Course of Business;

                  (f) make any capital expenditure or commitment pertaining to the Packaged Gas Business in excess of (x) $500,000 individually or (y) $1,000,000 in the aggregate on a monthly basis (or part thereof); and

                  (g) agree, directly or indirectly, whether in writing or otherwise, to do any of the foregoing.

         7.12 Exclusivity. As an inducement to the Purchaser to enter into this Agreement, and in consideration of the time and expense which it has devoted and will devote to the transactions contemplated hereby during such period, except as between the Seller and the Purchaser pursuant to this Agreement, until the earlier of (a) the Closing Date and (b) termination of this Agreement in accordance with Section 15.1 hereof, the Seller shall not, and the Seller shall cause its officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained or acting on behalf of the Seller or any shareholder, director, officer or employee of the Seller) not to directly or indirectly (i) initiate, solicit, encourage or entertain proposals, inquiries, indications of interest, or offers to purchase all or a portion of the Purchased Assets (an "Acquisition Proposal"), or (ii) enter into any discussions, negotiations, agreements, arrangements or commitments with respect an Acquisition Proposal with any Person; provided, however, that the foregoing shall not restrict the Seller from dispositions in the Ordinary Course of Business of Purchased Inventory and of Purchased Equipment that is obsolete or in unusable condition and not necessary for the operation of the Packaged Gas Business as currently conducted by the Seller. The Seller will immediately cease any existing discussions with any Persons concerning any Acquisition Proposal and will notify the Purchaser promptly after it receives any Acquisition Proposal.

         7.13 Agreements. From the date hereof through the Closing Date, the Seller shall notify the Purchaser of its receipt of any written notice that a party to any Material Contract has



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                                                                              61

terminated or declined to renew or intends to terminate or decline to renew any such Contract or that any party has asserted or intends to assert any claim under any such Contract.

         7.14 Excluded Containers. As soon as practicable, but in no event later than three (3) months following the Closing Date, or immediately upon written notice from the Purchaser if any Excluded Containers are discovered by the Purchaser within sixteen (16) months after the Closing Date, the Seller, at its sole cost and expense, shall remove any Excluded Containers from the Purchaser's property or otherwise and properly dispose of all such Excluded Containers.

         7.15 Removal of Excluded Assets. Prior to the Closing, the Seller shall segregate, remove or, with the written consent of the Purchaser, abandon any Excluded Equipment (other than Excluded Containers, which are addressed in Section 7.14) from those assets and operations of the Seller that are to become Purchased Assets, except to the extent otherwise contemplated by any of the Enabling Agreements.

         7.16     The Seller's Trademarks.

                  (a) The Seller and the Purchaser acknowledge that certain cylinders, dewars, lecture bottles and other containers that are included in the Purchased Assets are stamped with certain trademarks owned or used by the Seller, including those described on Schedule 7.16(a) (such trademarks listed on Schedule 7.16(a), the "Marks" and such cylinders, dewars, lecture bottles and other containers, the "Imprinted Containers"). In order to obviate the need for the Purchaser to remark such Imprinted Containers, the Purchaser shall have the right to use such Imprinted Containers in operating the Packaged Gas Business in the Ordinary Course of Business on and after the Closing Date and shall not be required to remove any trademarks or other markings, including the Marks, from such Imprinted Containers; provided that the Purchaser shall use commercially reasonable efforts to, as promptly as practicable, remove, strike over, sticker over or otherwise obliterate the Marks from the Imprinted Containers solely to the extent the Marks are present on Imprinted Containers as stickers, painted symbols or via any other impermanent method (for the avoidance of doubt, impermanent methods do not include stamping or engraving or neck rings attached to Containers), except that with respect to Imprinted Containers that are stored for future use, the Purchaser shall place an Airgas label on all Imprinted Containers filled and shall use commercially reasonable efforts to remove, strike over, sticker over or otherwise obliterate the Marks from such Imprinted Containers prior to the use and distribution of such Imprinted Container in connection with the Packaged Gas Business; provided, further that with respect to any other materials or things transferred pursuant to this Agreement that contain any Mark, the Purchaser shall use commercially reasonable efforts to remove, strike over, sticker over or otherwise obliterate such Marks prior to such items being distributed by the Purchaser to any Third Party. Purchaser shall have no obligation to remove, strike over, sticker over or otherwise obliterate any trademarks or other markings other than the Marks. Notwithstanding the foregoing, the Purchaser shall not have any right to use the Marks other than as specifically set forth above and, among other things, the Purchaser shall not (i) claim any right, title or interest in or to any Mark by registration or otherwise; (ii) use any Mark in any marketing activity; (iii) apply any Mark to any product, package or container other than as provided herein; or (iv) except to the extent that the Marks remain on the Imprinted Containers in accordance with this Section 7.16(a), use any Mark as a corporate name or



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trademark in whole or in part. The Purchaser hereby assigns to the Seller any rights it might acquire in or to each Mark through use or otherwise, including any goodwill symbolized thereby or associated therewith. Nothing in this Section 7.16(a) shall restrict the ability of the Purchaser to transfer to a Third Party or otherwise dispose of any Imprinted Container; provided, however, that any subsequent acquirer of any Imprinted Container shall have only such rights with respect to the Marks as granted to the Purchaser pursuant to this Section 7.16(a) and shall be subject to all limitations imposed hereunder on the Purchaser with respect to the use or transfer of the Marks.

                  (b)      By the date that is no later than one hundred eighty
(180) days following the Closing Date, the Seller shall either remove or modify the Marks from any of the Seller's cylinders, dewars, lecture bottles and/or other containers that are not part of the Purchased Assets such that the Marks BOC, BOC Gases or Airco do not appear on such Containers alone but instead appear only in conjunction with another of Seller's trademarks (e.g., BOC Edwards).

                  (c) At least ten (10) days prior to the Closing Date the Seller shall deliver to the Purchaser a list of all stampings, engravings and neckrings other than the Marks that are on the Containers that are part of the Purchased Assets.

         7.17 Access and Cooperation. From and after the Closing Date, the parties shall take the following measures in order to facilitate the timely and cost-effective performance of their obligations pursuant to (x) any environmental transfer Laws ("Transfer Obligations"), (y) any Seller's Remediation or (z) any investigations described in Section 7.27 hereof, in each case concerning any particular Real Property that is either Owned Real Property or Leased Real Property ("Subject Property"):

                  (a) The Seller, and those Persons acting at the direction of the Seller, may enter upon and use the Subject Property, at reasonable times and with reasonable prior notice, including use of roads and driveways, for the purpose of complying with the Seller's Transfer Obligations and performing Seller's Remediation.

                  (b) The Seller shall perform all Remediation at the Subject Property in compliance with all Laws, including Environmental Laws, and in such a manner as to minimize, to the extent practicable, damage to the Subject Property (including to the Improvements, fixtures and appurtenances thereon) and the disruption of or interference with the Purchaser's use of the Subject Property (including the Improvements, fixtures and appurtenances thereon). The Purchaser shall not use the Subject Property in such a manner as would exacerbate the condition that is subject to the Seller's Remediation. Without limiting the foregoing, the Purchaser shall not use the lime ponds at the Miamiville, Ohio, or the Ringgold, Georgia, facilities for any purpose until, with respect to each such facility, an approval from a Governmental Body indicating the completion of such Remediation has been obtained.

                  (c) The Seller shall be responsible for the cost of any repairs, replacements or damages to the Purchaser's Improvements, fixtures and appurtenances within the Subject Property to the extent caused by the act or omission of the Seller or caused by any Seller's Remediation. The Purchaser shall be responsible for the cost of any repairs, replacements or



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damages to the Seller's Improvements, fixtures and appurtenances within the
Subject Property to the extent caused by the act or omission of the Purchaser.

                  (d) The Seller may connect to any utility lines which serve the Subject Property, in order to provide water, electric, telephone, sanitary sewer, storm sewer and other utility services to the Seller in connection with the Seller's Remediation; provided, that the Seller shall obtain all necessary utility approvals and permits prior to making any connections; and that further, the Seller shall reimburse the Purchaser for all costs which the Purchaser incurs as a result of the Seller's use of such utilities.

         7.18 Tax Cooperation and Exchange of Information. The Seller and the Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return (including, for the avoidance of doubt, any amended Tax Returns or claims for refund), determining any liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes relating to the Purchased Assets or the Packaged Gas Business. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. The Seller and the Purchaser will make themselves (and their respective employees) available, on a mutually convenient basis, to provide explanations of any documents or information provided under this Section 7.18. Each of the Seller and the Purchaser will retain all Tax Returns, schedules and work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets or the Packaged Gas Business for the taxable period first ending after the Closing and for all prior taxable periods until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate. After such time, before the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the Seller shall be given the opportunity, after ninety (90) days' prior written notice, to remove and retain all or any part of such documents as the Seller may select. Any information obtained under this Section 7.18 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

         7.19 Litigation. From the date hereof through the Closing Date, the Seller shall notify promptly the Purchaser of (a) any Actions of the type described in Section 5.10(a) and (b) any material Actions described in Section 5.10(d) or 5.10(e) that in each case from and after the date hereof are commenced or, to the Knowledge of the Seller, threatened, against the Seller. From the date hereof to the Closing Date, each party shall promptly notify the other party of any Actions commenced or, to the Knowledge of such party, threatened that, if adversely determined, would impair the ability of such party to consummate the transactions contemplated hereby.

         7.20 Acquisition Agreements. In the event that, from time to time, the Purchaser has suffered losses in connection with any matter with respect to which the Purchaser is not entitled to indemnification by the Seller hereunder, at the written request of the Purchaser, the Seller shall cooperate with the Purchaser to enforce for the benefit of the Purchaser, at the Purchaser's expense, any indemnification rights the Seller may have under any Contract pursuant to which



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the Seller acquired any of the Purchased Assets, to the extent indemnification with respect to such matter is available under such Contract, or assign such rights to the Purchaser to the extent of the applicable claim; provided, that neither the Seller nor any of its Affiliates shall be required to expend any funds in connection herewith.

         7.21 Closing Conditions. Subject to Section 7.9(c), the Seller, on the one hand, and each Purchaser, on the other hand, agree to use their commercially reasonable efforts to cause all of the conditions to its obligations and the obligations of the other parties hereto to consummate the transactions contemplated hereby (other than the conditions contained in Sections 8.3, 8.13 and 8.14, which conditions are exclusively the subject of
Section 7.2) to be satisfied as soon as practicable after the date of this Agreement.

         7.22 Instruments of Transfer. On the Closing Date, the Seller shall deliver to the Purchaser or any Purchaser Subsidiary to which the Purchaser assigns its rights hereunder, one or more executed Bills of Sale, and such other good and sufficient instruments of assignment, transfer and conveyance, in form and substance reasonably satisfactory to the Seller and the Purchaser, and their respective counsel, as the Purchaser shall reasonably request to vest in the Purchaser or such the Purchaser Subsidiary all of the Seller's title to the Purchased Assets. With respect to the Owned Real Property, the Seller shall convey such Owned Real Property to the Purchaser by recordable special warranty deed or its equivalent under applicable state Laws. Simultaneously with such delivery, the Seller shall take all actions necessary to put the Purchaser or such the Purchaser Subsidiary in actual possession and operating control of the Purchased Assets. From and after the Closing Date, upon request of the Purchaser, the Seller shall execute, acknowledge and deliver all such further assignments, transfers, conveyances and other instruments as the Purchaser shall reasonably request to assign, transfer and convey to and vest in the Purchaser its right, title and interest in the Purchased Assets, and as otherwise may be appropriate to carry out the transactions contemplated by this Agreement. From and after the Closing Date, upon the request of either the Seller or Purchaser, the other party shall execute, acknowledge and deliver all such further assignments, transfers, conveyances, or other instruments or documents, in form and substance mutually acceptable to the parties hereto, and take such other actions as may be reasonably required by the requesting party for the effective assigning, transferring, granting, conveying, sharing, assuring and confirming to the requesting party of any interests relating to the Owned Real Property, Shared Sites, Retained Real Property and Excluded Businesses that is designated to be acquired, assigned, leased or otherwise transferred to such party under this Agreement.

         7.23 Assumption of Liabilities by the Purchaser. On the Closing Date, the Purchaser shall deliver to the Seller an executed Bill of Sale, Assignment and Assumption Agreement and such other good and sufficient instruments of assumption, transfer and conveyance, in form and substance reasonably satisfactory to the Seller and the Purchaser, and their respective counsel, as the Seller shall reasonably request to vest in the Purchaser all of the Assumed Liabilities. From and after the Closing Date, upon request of the Seller, the Purchaser shall execute, acknowledge and deliver all such further instruments as the Seller shall reasonably request to vest in the Purchaser the Assumed Liabilities, and as otherwise may be appropriate to carry out the transactions contemplated by this Agreement.



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         7.24     Title Commitments. At least thirty (30) days prior to Closing, the Seller shall furnish to the Purchaser, at the Seller's expense, a current commitment for title insurance issued by the Title Company with respect to each parcel of Owned Real Property; provided, that, the Purchaser shall bear all expenses associated with the issuance of any title insurance policies for the Owned Real Properties.

         7.25 Joint Use Property. The Seller and the Purchaser acknowledge that, after the Closing Date, those Purchased Assets and those Excluded Assets set forth on Schedule DEF-6 will be Joint Use Property. From and after the Closing Date, the Seller and the Purchaser agree to negotiate and cooperate in good faith in order to reach any reasonable and mutually agreeable arrangements to provide the other party with the same benefits that the Seller derived from any Joint Use Property prior to the Closing Date with respect to the Packaged Gas Business and the Excluded Businesses, including by providing similar substitute equipment to the other party. Without limiting and in furtherance of the foregoing, the Seller agrees to provide the Purchaser with such information necessary or desirable for the parties to determine the historical usage of such Joint Use Property and each of the Seller and the Purchaser agree to provide the other party with access to any such Joint Use Property.

         7.26 Shared Sites. Subject to any required Consents, the Seller and the Purchaser shall enter into a Purchaser Real Property Lease, Purchaser Real Property Sublease, Seller Real Property Lease or Seller Real Property Sublease, as the case may be, for the Owned Real Property, Leased Real Property or Retained Real Property for each of those sites listed on Schedule 7.26. The Seller and the Purchaser shall execute and deliver, at or after the Closing, such other agreements, including easement agreements, as shall be necessary to allow the Seller and the Purchaser to operate their businesses on the Shared Sites in the Ordinary Course of Business, each such other agreement to be in form and substance mutually acceptable to the parties hereto.

         7.27     Environmental Assessment Reports.

                  (a) The Seller and the Purchaser shall cause to be prepared a Phase I environmental site assessment report (each, a "Phase I Report"), undertaken in accordance with the standards known as ASTM E 1527-00 Standard Practices for Environmental Site Assessments - Phase I Environmental Site Assessment Process, certified to both the Seller and the Purchaser, with respect to each parcel of Real Property, to determine whether any Recognized Environmental Conditions (as defined in the ASTM Standards) exist there. The Seller and the Purchaser shall bear the costs and expenses associated with such Phase I Reports equally. A copy of each Phase I Report shall be delivered to the Seller and the Purchaser promptly after the date upon which such Phase I Report is completed (each such date, a "Phase I Completion Date"). Prior to the date that is five (5) Business Days prior to the Closing Date, the Seller shall indicate to the Purchaser whether it shall retain its interest in any parcel of Owned Real Property so as to facilitate Remediation thereof; provided, however, that in the event that the Seller exercises its right pursuant to this sentence to retain its interest in the Owned Real Property in question, the parties shall promptly enter into a Seller Real Property Lease.

                  (b) Prior to the date that is six (6) Business Days after each Phase I Completion Date, where any Recognized Environmental Condition is identified due to the actual



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                                       66

or conjectured presence of environmental contamination at an Owned Real Property in question, or at a Leased Real Property where the Recognized Environmental Condition is identified as potentially arising out of the Seller's actions, the Seller shall initiate a Phase II environmental site assessment in respect of each such Recognized Environmental Condition; provided, however, that upon request by the Seller, the Purchaser may waive the requirement that the Seller undertake a Phase II environmental site assessment with respect to any particular Recognized Environmental Condition. A copy of a report of each Phase II environmental site assessment and any additional environmental site assessment necessary to delineate the Recognized Environmental Condition in question (each site assessment or other such reports, a "Phase II Report") shall promptly be delivered to the Seller and the Purchaser as it is completed. With respect to either Owned Real Property or Leased Real Property, where the Recognized Environmental Condition is identified solely due to Hazardous Substances migrating onto the property from an off-site source, no Phase II Report shall be prepared pursuant to this Section 7.27(b).

         7.28 Schedules. From and after the date hereof until the Closing Date, the parties shall cooperate to correct any information on any Schedules delivered in connection with this Agreement and to provide further detail with respect to any Schedule for which generic descriptions were provided. Upon agreement of the parties, any such supplements and amendments shall supersede any previous Schedules provided by the Seller to the Purchaser for all purposes of this Agreement.

         7.29 Financing. The Purchaser will use its best endeavors not to cause a default under the Credit Agreement prior to the Closing Date.

         7.30     Other Agreements Related to the Excluded Businesses.

                  (a) If Seller is not self-supplying liquid nitrogen for its requirement for MRI nitrogen it will seek supplies from Purchaser for dewar nitrogen.

                  (b) Seller shall have the right to commercialize any new technology that is part of its New Technology Business directly on its own behalf. If Seller chooses to make any such new technology generally available to Third Party industrial gas distributors Seller shall also make such new technology available to Purchaser upon terms and conditions mutually agreed upon, taking into account, among other things, Seller's relationship with Purchaser.

         7.31 Interim Financial Statements. At or prior to the Closing, the Seller shall deliver to the Purchaser, at the Seller's expense, the Interim Financial Statements, prepared in accordance with the Valuation Principles and accompanied by a report by PricewaterhouseCoopers, addressed to the Purchaser and the Seller, with the same scope as, and using the same procedures used in preparing, the Financial Statements.

         7.32 Ticking Fee. If the Closing Date is delayed in accordance with the provisions of this Agreement as a result of the occurrence of a Transition Extension Event, then the Purchaser shall pay to the Seller an amount per each thirty or thirty-one day period (as provided below) of such delay (prorated for any partial period) as follows:



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                                                                              67

                           (i)      $375,000 for the first thirty days of such
delay;

                           (ii)     $1,500,000 for the next thirty-one days of
such delay; and

                           (iii)    $3,000,000 for each thirty or thirty-one day
period (on an alternating basis) of such delay thereafter.

         7.33 Finalization of Certain Enabling Agreements. The Seller and the Purchaser shall negotiate in good faith to finalize, on mutually agreeable terms and as soon as practicable after the date of this Agreement, those Enabling Agreements for which term sheets are attached as Exhibits hereto.

         7.34 Duty to Notify. Each of the Seller and the Purchaser hereby agree to give prompt written notice to the other party of any event, condition or set of circumstances occurring or existing on or after the date hereof that, directly or indirectly, (a) may contravene, conflict with or result in a violation or breach of (i) any representation or warranty of such party contained in this Agreement or any certificate delivered pursuant to Sections
8.5 or 9.3 of this Agreement, whether made as of the date hereof, as of the Closing Date, or any other date or (ii) any covenant or agreement of such party contained in this Agreement, or (b) may render any of the conditions specified in Sections 8 or 9 of this Agreement incapable of being satisfied before October 29, 2003; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or any of the other Transaction Documents. Any such notice shall describe the circumstances giving rise to such notice in reasonable detail and shall reference the section numbers to this Agreement of the representations, warranties, covenants, agreements and/or conditions to which it relates.

         7.35 Additional Real Property Matters. At any time after the Closing, upon written request by the Seller, the Seller and the Purchaser shall negotiate in good faith to transfer or lease to the Seller such portion of the real property site to be owned by the Purchaser at Lansing, Michigan, as is required by the Seller for it to install a liquid helium center at such location.

         SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

         The obligation of the Purchaser to proceed with the Closing hereunder is subject to the satisfaction of the following conditions on the Closing Date, any of which may be waived by the Purchaser by executing a writing at or prior to the Closing:

         8.1 Representations and Warranties. At the date hereof and as of and at the Closing Date (except if made as of an earlier date, in which case as of such date), the representations and warranties of the Seller contained in
Section 5 of this Agreement shall be true and correct without regard to any limitation or qualification as to materiality, Business Material Adverse Effect or any similar qualifier set forth in any such representation and warranty, except, in each case or in the aggregate with the other representations and warranties of the Seller set forth in Section 5, as does not constitute a Business Material Adverse Effect.



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                                                                              68

         8.2 Covenants and Agreements. All the terms, covenants, agreements and conditions of this Agreement (other than the terms, covenants and agreements of Section 7.2) to be complied with and performed by the Seller on or before the Closing Date shall have been complied with and performed in all material respects.

         8.3 Compliance with Section 7.2. All of the terms, covenants and agreements of Section 7.2 to be complied with and performed by the Seller on or before the Closing Date shall have been complied with and performed by the Seller in all material respects.

         8.4 No Business Material Adverse Effect. Since September 30, 2003, there shall not have occurred a Business Material Adverse Effect.

         8.5 Officer's Certificate. The Purchaser shall have received certificates of an appropriate officer of the Seller to the effect of Sections 8.1, 8.2, 8.3 and 8.4 hereof.

         8.6      Litigation.

                  (a) No Action by or before any Governmental Body of competent jurisdiction shall have been instituted or threatened that has a reasonable likelihood of success and (i) that would have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated by this Agreement or (ii) that would prohibit or materially limit the ownership or operation by the Purchaser of the Packaged Gas Business or the Purchased Assets.

                  (b) There shall not be any Law in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

         8.7 Regulatory Consents. There shall have been received all Consents of all Governmental Bodies necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement and the other Transaction Documents, all required notice periods and waiting periods with respect thereto shall have expired or terminated, and all conditions contained in any such Consents required to have been satisfied prior to consummation by the Purchaser of the transactions contemplated by this Agreement and the other Transaction Documents shall have been satisfied.

         8.8 FIRPTA Affidavit. The Seller shall have furnished the Purchaser with a certificate stating that the Seller is not a "foreign" person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2).

         8.9 Environmental Transfer Laws. The Seller shall have fulfilled its obligations at Seller's expense (if any) under all applicable environmental transfer Laws, including the New Jersey Industrial Site Recovery Act and the Connecticut Transfer Act, to the extent such Laws require those obligations to be fulfilled as a condition precedent to the consummation of this Agreement and the other Transaction Documents and to the performance of the transactions contemplated hereunder and thereunder.



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                                                                              69

         8.10 Closing Deliverables. The Seller shall have delivered, or caused to be delivered, to the Purchaser, each of the documents required to be delivered by the Seller to the Purchaser pursuant to Section 4.2 hereof.

         8.11 Interim Financial Statements. The Purchaser shall have received the Interim Financial Statements.

         8.12 Financing. The Purchaser shall have obtained sufficient financing to effect the purchase of the Purchased Assets; provided, however, that this Section 8.12 shall be of no force and effect unless, on the date that the Closing would have occurred but for the condition set forth in this Section
8.12 (the "Expected Closing Date"), (a) a Financing Extension Condition shall have occurred and be continuing, and (b) the Purchaser shall have delivered to the Seller (A) an officer's certificate certifying the existence of such Financing Extension Condition and the details thereof (an "Extension Officer's Certificate"), and (B) a copy of a certificate or letter from the U.S. agent under the Credit Agreement addressed to the Purchaser stating that the lenders have not funded under the Credit Agreement (an "Extension Financing Source Certificate"). To the extent that the conditions in the foregoing sentence are satisfied, the survival of this Section 8.12 shall be extended until the earlier of (x) the last Friday of the month succeeding the month in which the Expected Closing Date occurred and (y) October 29, 2004, it being understood that the survival of this Section 8.12 may be further extended until the earlier of (x) the last Friday of the second succeeding month after the month in which the Expected Closing Date occurred and (y) October 29, 2004; provided that (a) on the last day of the first extension period, a Financing Extension Condition shall have occurred and be continuing, and (b) prior to or on the last day of the first extension period, the Purchaser shall have delivered to the Seller,
(A) an updated Extension Officer's Certificate, and (B) an updated Extension Financing Source Certificate. If on the last day of the second extension period
(a) a Financing Extension Condition shall have occurred and be continuing, and
(b) the Purchaser shall have delivered to the Seller (A) an updated Extension Officer's Certificate and (B) an updated Extension Financing Source Certificate, then the Purchaser or the Seller may, by written notice to the other party, elect to terminate this Agreement in accordance with Section 15.1(d) and the Purchaser shall pay to the Seller the Termination Payment as liquidated damages in accordance with Section 15.2(c).

         8.13 Key Transition Items. Each of the Key Transition Items shall have been completed by the number of days prior to Closing set forth next to each such Key Transition Item in the Transition Plan; provided that the Purchaser has complied with its obligations under Section 7.2 and the Transition Plan.

         8.14 Readiness to Assume Operational Control. The Purchaser shall be prepared to assume full operational control of the Packaged Gas Business at Closing; provided, however, that this Section 8.14 shall be of no force or effect unless, on the date that the Closing would have occurred but for the condition set forth in this Section 8.14 (the "Expected Transition Closing Date"), (a) a Transition Extension Event shall have occurred and be continuing, and (b) the Purchaser shall have delivered to the Seller, on the Expected Transition Closing Date, an officer's certificate certifying the existence of such Transition Extension Event. To the extent that the conditions in the foregoing proviso are satisfied, the survival of this Section 8.14 shall be



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extended until such time as the Transition Extension Event is no longer in effect. Notwithstanding the foregoing, this Section 8.14 shall be of no force or effect on October 29, 2004.

          SECTION 9. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

         The obligation of the Seller to proceed with the Closing hereunder is subject to the satisfaction of the following conditions on the Closing Date, any of which may be waived by the Seller by executing a writing at or prior to the
Closing:

         9.1 Representations and Warranties. At the date hereof and as of and at the Closing Date (except if made as of an earlier date, in which case as of such date), the representations and warranties of the Purchaser contained in
Section 6 of this Agreement shall be true and correct without regard to any limitation or qualification as to materiality, material adverse effect or any similar qualifier set forth in any such representation and warranty, except, in each case or in the aggregate with the other representations and warranties of the Purchaser set forth in Section 6, as would not materially adversely affect the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

         9.2 Covenants and Agreements. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by the Purchaser on or before the Closing Date shall have been complied with and performed in all material respects.

         9.3 Officer's Certificate. The Seller shall have received certificates of an appropriate officer of the Purchaser to the effect of Sections 9.1 and 9.2 hereof.

         9.4      Litigation.

                  (a) No Action by or before any Governmental Body of competent jurisdiction shall have been instituted that has a reasonable likelihood of success and that would have a material adverse effect on the Seller's ability to consummate the transactions contemplated by this Agreement.

                  (b) There shall not be any Law or Order in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

         9.5 Regulatory Consents. There shall have been received all Consents of all Governmental Bodies necessary for the consummation by the Seller of the transactions contemplated by this Agreement and the other Transaction Documents, all required notice periods and waiting periods with respect thereto shall have expired or terminated, and all conditions contained in any such Consents required to have been satisfied prior to consummation by the Seller of the transactions contemplated by this Agreement and the other Transaction Documents shall have been satisfied.

         9.6 Environmental Transfer Laws. The Purchaser shall have fulfilled its obligations (if any) under applicable environmental transfer Laws, including the New Jersey Industrial Site



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                                                                              71

Recovery Act and the Connecticut Transfer Act, to the extent such Laws require those obligations to be fulfilled as a condition precedent to the consummation of this Agreement and the other Transaction Documents and to the performance of the transactions contemplated hereunder and thereunder.

         9.7 Closing Deliverables. The Purchaser shall have delivered, or caused to be delivered, to the Seller, each of the documents required to be delivered by the Purchaser to the Seller pursuant to Section 4.3 hereof.

                              SECTION 10. EMPLOYEES

         10.1 Transfer of Employees. The Purchaser shall make offers of employment to the Employees pursuant to the procedures set forth in this Section 10.1.

                  (a) Aligned Employees. The Purchaser shall, at least thirty (30) days prior to Closing, make offers of employment to each of the Aligned Employees, except to the extent individuals are added to the list of Aligned Employees after such time in accordance with this Agreement, in which case the Purchaser shall make offers of employment to such Aligned Employees as many days prior to the Closing as is reasonably practicable.

                  (b) Unaligned Employees. The Purchaser shall, at least fourteen (14) days prior to Closing, make offers of employment to the Unaligned Employees selected by the Purchaser, and the Purchaser shall identify to the Seller which Unaligned Employees received offers within two (2) Business Days following the making of any such offer; provided, however, that any Unaligned Employee may decline, in a writing to be delivered to the Purchaser and the Seller, to be considered for employment with the Purchaser after the earlier of
(i) the Purchaser having had a reasonable opportunity to generally describe employment with the Purchaser, and such Unaligned Employee having had a reasonable opportunity to consider such employment, or (ii) thirty (30) days prior to the Closing.

                  (c) Retained Employees. The Purchaser shall not be entitled to make an offer of employment to any of the Retained Employees, and the Retained Employees shall not become Transferred Employees.

                  (d) CSC Employees. During the period beginning no later than the date hereof and ending sixty (60) days prior to Closing, the Seller and the Purchaser shall select, in accordance with the procedures set forth in
Schedule 10.1(d), from the list of CSC Employees set forth on Schedule DEF-7 persons whom the Purchaser shall add to the list of "Aligned Employees" or "Unaligned Employees", respectively, and persons whom the Seller shall add to the list of "Retained Employees", which persons shall thereafter be treated as Aligned Employees, Unaligned Employees and Retained Employees, respectively, for all purposes of this Agreement.

                  (e) Sales Employees. The Seller and the Purchaser shall select, in accordance with the procedures set forth in Schedule 10.1(d), from the list of Sales Employees set forth on Schedule DEF-8 persons whom the Purchaser and the Seller, respectively, shall add to the list of "Aligned Employees" and "Retained Employees", which persons shall thereafter be treated as



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                                                                              72

Aligned Employees and Retained Employees, respectively, for all purposes of this Agreement. The selection described in the preceding sentence shall be made no later than ten (10) days prior to the announcement of such selection, which announcement shall be made no later than April 30, 2004.

                  (f)      Notice.

                           (i)      The Purchaser shall notify the Seller in
writing (by email or telecopy to the Director of Human Resources for the Seller's U.S. ISP business) as to each Employee who has accepted an offer of employment and each Employee who has rejected an offer of employment made pursuant to Section 10.1(a) or (b) (and, in the case of a rejected offer, shall provide the Seller with a copy of the applicable offer letter), in each instance within seven (7) Business Days following the receipt of such acceptance or rejection; provided, however, that such notice shall be provided no later than five (5) Business Days prior to Closing.

                           (ii)     The Seller shall notify the Purchaser within
seven (7) Business Days after any CSC Employee or Unaligned Employee becomes a Transferred Employee whether such Transferred Employee has a Seller-leased vehicle, which lease will have been listed on the updated Schedule 2.1(c)(iii) at Closing.

                  (g)      Responsibility for Certain Employees; Offers.

                           (i)      Offers. If the Purchaser makes an offer of
employment to any Employee which offer includes (A) a total annual cash compensation opportunity (base salary (or hourly rate of pay, as applicable) plus such Employee's current bonus target) that is at least equal to 90% of the Employee's current total cash compensation opportunity (base salary (or hourly rate of pay, as applicable) plus such Employee's current bonus target) and (B) employment at a location that does not extend the Employee's current one-way commute greater than 50 miles, as measured by the most commonly traveled route, then such offer of employment will be considered a "Qualifying Offer." Any offer of employment by the Purchaser to an Employee that does not meet the requirements for a Qualifying Offer is hereinafter referred to as a "Non-Qualifying Offer."

                           (ii)     Qualifying Offers. If the Purchaser makes a
Qualifying Offer of employment to an Employee and such Employee does not accept such Qualifying Offer prior to the Closing Date for any reason, the Purchaser shall have no obligation to hire the Employee and the Purchaser shall not be responsible for any costs or liabilities associated with such Employee, including with respect to the termination of such Employee's employment. The Seller shall cease to employ any Employee who does not accept a Qualifying Offer of employment made to such Employee by the Purchaser and shall not rehire any such Employee for a period of at least twelve (12) months following the Closing Date without the prior written consent of the Purchaser.

                           (iii)    Non-Qualifying Offers. If the Purchaser
makes a Non-Qualifying Offer of employment to any Employee and such Employee does not accept such Non-Qualifying Offer for any reason, then (A) the Seller shall cease to employ such Employee and neither the Purchaser nor the Seller shall rehire any such Employee for a period of at least twelve (12)



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                                                                              73

months following the Closing Date without the prior written consent of the other party, (B) the Seller shall pay such Employee a cash severance payment in accordance with the terms of the BOC Group Severance Security Plan (the "Seller Severance Plan") as in effect on the date hereof (each such payment a "Severance Payment") (it being agreed by the parties that the formula for calculating the Severance Payments is set forth on Schedule 10.1(g)(iii)) and (C) the Purchaser shall, within thirty (30) days of receipt of an invoice from the Seller, reimburse the Seller for one-half of the total Severance Payments made in accordance with clause (B) above. If the Purchaser makes a Non-Qualifying Offer of employment to an Employee and such Employee accepts such Non-Qualifying Offer, then (x) subject to Section 10.2, the Employee shall become a Transferred Employee pursuant to Section 10.2, (y) the Purchaser shall pay such Employee an amount equal to the amount such Employee would have received from the Seller pursuant to clause (B) of the preceding sentence (excluding pay in lieu of notice) if the employment of such Employee had been terminated by the Seller following the rejection of a Non-Qualifying Offer (each such payment, a "Transition Payment") and (z) the Seller shall, within thirty (30) days of receipt of an invoice from the Purchaser, reimburse the Purchaser for one-half of the total Transition Payments made in accordance with clause (y) above. Notwithstanding anything in this Section 10.1(g) to the contrary, (I) the Seller's portion of the payments provided in accordance with this Section 10.1(g)(iii) shall not exceed $550,000 in the aggregate (the "Seller Limit") and the Purchaser shall be responsible for any portion of the Severance Payments and/or Transition Payments (in each case calculated in accordance with Schedule 10.1(g)(iii)) in excess of the Seller Limit that the Seller would otherwise be responsible for pursuant to this Section 10.1(g)(iii), and (II) the Seller's obligation to make any Severance Payments shall be subject to the execution by the applicable Employee of a release of claims against the Seller and its Affiliates reasonably satisfactory to the Seller in accordance with the terms of the Seller's Severance Plan as in effect on the date hereof.

                  (h) Notwithstanding anything in this Section 10, any offer of employment made by the Purchaser to any Employee shall comply with applicable Law.

                  (i) Employee Information. The Seller agrees to provide, on the Closing Date, the information listed on Schedule 10.1(i) for each Transferred Employee (collectively, the "Employee Information"). The Seller agrees to use commercially reasonable efforts to obtain consents from Employees who are employed as drivers to include, in addition to the other Employee Information, such Employee's Department of Transportation records in the Employee Information provided to the Purchaser.

         10.2 Transferred Employees. Each Employee who accepts an offer of employment from the Purchaser, whether a Qualifying Offer or a Non-Qualifying Offer, and who continues to be an employee of the Seller until immediately prior to the Closing, shall become employed by the Purchaser either (i) as of the Closing Date, or (ii) in the event any such Employee is on leave approved by the Seller in the Ordinary Course of Business on the Closing Date, as of the date that such Employee is no longer on any such approved leave, provided that the Employee reports to work with the Purchaser within thirty (30) days after the end of any such approved leave, and in no event, other than a military leave, later than one-hundred-twenty (120) days following the Closing Date. A list of Employees on an approved leave, the date such approved leave is expected to end (if available) and the reason for such approved leave is provided on Schedule



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                                                                              74

10.2, such list to be updated as of the Closing. Employees who are employed by the Purchaser in accordance with the foregoing sentence shall be "Transferred Employees" from and after their first date of employment with the Purchaser. The Purchaser shall, subject to any applicable restrictions, have the right to administer a standard drug test (as administered to all similarly situated employees hired by the Purchaser in the Ordinary Course of Business) to each Employee that accepts the Purchaser's offer of employment and the failure of any such Employee to take or pass such drug test prior to the Closing Date shall be considered a rejection of a Qualifying Offer of employment. Any Employee who fails to take or pass such drug test prior to the Closing Date shall not be deemed a "Transferred Employee" for purposes of this Agreement.

         10.3     Employee Benefits.

                  (a) The Purchaser shall or shall cause a subsidiary to extend, on the Closing Date, coverage under the Purchaser's then-existing employee benefit plans, programs and arrangements, including any "employee welfare benefit plans" and "employee pension benefit plans," each as defined in
Section 3 of ERISA, to the Transferred Employees on the same terms on which similarly situated employees of the Purchaser participate in such plans. For all purposes of such employee benefit plans, programs and arrangements, including, without limitation, eligibility, participation, vesting and benefit accrual (other than for benefit accrual for any defined benefit pension plan) the Purchaser shall credit Transferred Employees for prior service with the Seller and its Affiliates to the extent the Seller recognized such service; provided, however, that no Transferred Employee who received a Non-Qualifying Offer will be credited with service with the Seller or its Affiliates for purposes of any applicable severance plan of the Purchaser (any such plan, the "Purchaser Severance Plan").

                  (b) To the extent permitted by applicable Law, on or as promptly as practicable after the Closing Date but in no event later than fifteen (15) days after the applicable Employee becomes a Transferred Employee, the Seller shall pay to the Purchaser, in respect of all accrued and unused vacation for each Transferred Employee with respect to the Seller's fiscal year that includes the Closing Date (the "Current Fiscal Year"), an amount equal to the product of (i) the number of accrued, but unused, vacation days for such Transferred Employee, multiplied by (ii) for such Transferred Employee, the lesser of (A) the daily eight (8) hour rate of base salary (or hourly rate of pay, as applicable) contained in such Transferred Employee's Offer, and (B) the daily eight (8) hour rate of base salary (or hourly rate of pay, as applicable) that the Seller disclosed to the Purchaser pursuant to 5.18(e) as payable to such Transferred Employee immediately prior to the Closing. The Purchaser shall, as of the Closing, allow Transferred Employees who have vacation accrued with respect to the Current Fiscal Year, but unused as of the Closing Date, to use or be compensated for such vacation following the Closing Date in accordance with the Purchaser's applicable vacation policies. The Seller shall directly pay to the Transferred Employees, on or as promptly as practicable after the Closing Date but in no event later than fifteen (15) days after the applicable Employee becomes a Transferred Employee, any accrued vacation in respect of any fiscal year prior to the Current Fiscal Year.

                  (c) The Purchaser shall (i) cause its group health plans to cover Transferred Employees employed by the Purchaser and dependents of such Transferred Employees to the extent such Transferred Employees and dependents are covered under the Seller's group health



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                                                                              75

plans as of the Closing Date and to be responsible (in accordance with the Purchaser's employee welfare benefit plans and employee pension benefit plans) for covered expenses incurred by such Transferred Employees and dependents on or after the Closing Date; (ii) waive proof of insurability requirements for initial extension of both basic and optional benefit coverage under its group health plans or other group insurance welfare benefit plans for such Transferred Employees and dependents; (iii) credit deductible payments and co-insurance payments made in 2004 by such Transferred Employees and their dependents under the Seller's group health plans for expenses incurred on or prior to the Closing Date towards deductibles and out of pocket maximums in effect for its group health plans for 2004; and (iv) waive all pre-existing condition clauses in its group health plans for such Transferred Employees and their dependents, but only to the extent such pre-existing conditions were waived under the Seller's group health plan. For purposes of the preceding sentence, "group health plan" shall have the meaning proscribed in Section 5000(b)(1) of the Code. Notwithstanding the above, in respect of any person who becomes a Transferred Employee after the Closing Date in accordance with the first sentence of Section 10.2, the term "Closing Date," as used in this Section 10.3, shall refer to the date on which such person becomes a Transferred Employee.

                  (d) Notwithstanding the foregoing, effective as of the Closing Date, the Transferred Employees shall be eligible to participate in the Purchaser Severance Plan, a copy of which has been provided to the Seller as of the date hereof, on the same terms on which similarly situated employees of the Purchaser participate in such plan; provided, that Purchaser shall credit Transferred Employees who receive Qualifying Offers for prior service with the Seller and its Affiliates to the extent the Seller recognized such service for the purpose of the Seller Severance Plan. If the employment of a Transferred Employee who received a Non-Qualifying Offer with the Purchaser is terminated by the Purchaser following the Closing Date, such Transferred Employee shall be eligible to participate in the Purchaser Severance Plan, but only with respect to service with the Purchaser.

         10.4 COBRA. The Seller shall be responsible for providing such continuation coverage, within the meaning of COBRA, as is required pursuant to COBRA in respect of any Employee or "qualified beneficiary" (as defined in COBRA) who incurs a "qualifying event" prior to the Closing Date or any Employee who does not become a Transferred Employee in accordance with Section 10.2. The Purchaser shall be responsible for providing such continuation coverage as is required under COBRA in respect of any Transferred Employee employed by the Purchaser, or qualified beneficiary of a Transferred Employee, in either case, who incurs a qualifying event on or after the Closing Date.

         10.5 Unemployment Insurance. At the request of the Purchaser, the Seller, to the extent permitted by relevant state unemployment insurance Law, agrees to a total or partial transfer of experience rating, and/or transfer of applicable reserve balances, as applicable, relating to Transferred Employees. The Seller will provide to the Purchaser information reasonably requested by the Purchaser to effectuate such transfer.

         10.6 Payroll Tax. For purposes of payroll taxes with respect to all employees of the Seller that become employees of the Purchaser, the Seller and the Purchaser agree to treat the



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                                                                              76

transactions contemplated herein as a transaction described in Treasury Regulation Sections 31.3121(a)(1)-1(b)(2) and 31.3306(b)(1)-1(b)(2).

         10.7     Cooperation.

                  (a) Upon the Purchaser providing reasonable notice to the Seller, the Seller shall permit the Purchaser a reasonable opportunity to meet with the Employees during the Seller's and applicable Employee's normal business hours; provided that the Purchaser shall be responsible for any third-party out-of-pocket expenses incurred at the Purchaser's request in connection with any such meeting. Such opportunity shall be in accordance with applicable Laws and for the sole purpose of informing such Employees about the terms and conditions of employment with the Purchaser, including information about the Purchaser's benefit plans. All contact with such Employees initiated by the Purchaser will be done at the Employee's principal employment location or another mutually agreed upon location and the Purchaser's representative may, in the sole discretion of the Seller, be accompanied by at least one Seller representative during such contact (any costs associated with such Seller representative to be borne by the Seller). Any meetings held by the Purchaser with an Employee outside of the Seller's and applicable Employee's normal business hours shall be conducted solely on a voluntary basis, and the Seller shall have no liability or obligation with respect thereto.

                  (b) Notwithstanding Section 10.7(a), the Seller shall permit the Purchaser to communicate and confer with the Aligned Employees and Sales Employees set forth on Exhibit D to the Employee Side Letter no later than the earlier of (x) two (2) weeks following the date hereof and (y) April 15, 2004; provided, however, that (A) any such communications and conferences shall be subject to the requirements of (i) applicable antitrust Laws and (ii) Section
7.6 of this Agreement and the MCDA, (B) the Purchaser shall be responsible for any third-party out-of-pocket expenses incurred at the Purchaser's request in connection with any such communication or conference, (C) any such communication or conference that occurs or is held outside of the Seller's or applicable Aligned Employee's or Sales Employee's normal business hours shall be conducted solely on a voluntary basis, and the Seller shall have no liability or obligation with respect thereto and (D) any such communication or conference shall not conflict with the Seller's ability to conduct the Packaged Gas Business in the Ordinary Course of Business through the Closing Date.

         10.8 WARN. The Purchaser shall be responsible for any obligation with respect to the Transferred Employees under WARN arising on or after the Closing Date. The Seller shall be responsible for any such obligation arising prior to the Closing Date.

         10.9 Collective Bargaining Arrangements. Notwithstanding anything to the contrary in this Section 10:

                  (a) The terms and conditions of employment of any Transferred Employee subject to a collective bargaining agreement that is not an "Assumed Agreement" (as defined below) shall be in accordance with the requirements of the National Labor Relations Act, as amended, and any other applicable Law.



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                                                                              77

                  (b) The Seller shall assign and the Purchaser agrees to assume as successor employer, as of the Closing Date, the collective bargaining agreements listed or described in Schedule 10.9(b) covering and only with respect to Employees in Bellmawr, New Jersey, Hawaii and Ann Arbor, Michigan (each, an "Assumed Agreement") and continue the employment of the Employees covered by, and, subject to Section 2.4(p), be responsible for any obligations arising under, each Assumed Agreement on and after the Closing Date. Each Employee covered by an Assumed Agreement who is an employee of the Seller immediately prior to the Closing shall become a Transferred Employee and the terms and conditions of employment of any such Transferred Employee shall be subject to the applicable Assumed Agreement (or any successor thereto). Complete copies of each Assumed Agreement, listed on Schedule 10.9(b), have been provided to the Seller prior to the date hereof.

                              SECTION 11. BROKERAGE

         The Seller, on the one hand, and the Purchaser, on the other hand, shall indemnify and hold harmless the other against and in respect of any liability, cost or expense resulting from any agreement, arrangement or understanding made by such party with any third party for brokerage or finders fees or other commissions relative to this Agreement or the transactions contemplated hereby.

                              SECTION 12. EXPENSES

         Except as otherwise provided herein or therein, each party hereto shall bear all expenses incurred by it in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including all compensation and expenses of their respective counsels, actuaries, financial advisors and accountants, whether or not the Closing shall have occurred.

               SECTION 13. TRANSFER TAXES AND RECORDING EXPENSES

         13.1 Transfer and Recording Taxes. The Seller and Purchaser shall each pay one-half of all sales, use, value added, transfer, stamp, registration, recording, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated in this Agreement, and the Seller and the Purchaser agree to jointly file all required change of ownership and similar statements; provided, however, that the Purchaser shall be solely liable for any increase in any of the foregoing Taxes to the extent attributable to any designation by the Purchaser of any Purchaser Subsidiaries to purchase any of the Purchased Assets above the amount of the foregoing Taxes that would have resulted if the Purchaser had effected at the Closing the purchase of the Purchased Assets and the assumption of the Assumed Liabilities thereunder. The Seller and the Purchaser agree to cooperate so as to minimize the amount of any such Taxes. The Purchaser expressly authorizes the Seller to collect and remit such Taxes as may be required by any applicable Law. If the purchase of any Purchased Assets is exempt from sales or use Tax, then, where required by Law, at the Closing, the Purchaser shall deliver to the Seller such properly completed resale exemption certificates and other similar certificates or instruments, in form and content acceptable to the Seller, as are necessary to claim available exemptions from the payment of sales, transfer, use or other similar Taxes under applicable Law.

         13.2 Real and Personal Property Taxes. Real and personal property taxes applicable to any of the Purchased Assets, including but not limited to any payments made under an Industrial District Agreement or any similar agreement under which amounts are paid to a Governmental Body in lieu of property taxes, shall be prorated between the Seller, on the one hand, and the Purchaser, on the other hand, as of the Closing Date.

         13.3 Tax Returns. The Purchaser and the Seller shall cooperate in good faith in preparing in a timely manner any and all property transfer Tax Returns and other similar filings required by Law in connection with the transactions contemplated hereby and relating to the Purchased Assets, any part thereof or ownership interest therein, including duly and properly executing and acknowledging any such filings and executing such affidavits in connection with such filings as shall have been required by Law or reasonably requested by the other party. Each party (whether the Purchaser or the Seller, as the case may be) shall provide copies of such Tax Returns to the other party within a reasonable period following the filing of such Tax Returns by such party.

            SECTION 14. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         14.1 Survival of Representations and Warranties. The representations, warranties, covenants and agreements contained in this Agreement and the other Transaction Documents shall survive the Closing, but shall be subject to all limitations and other provisions relating thereto contained in this Agreement. Such representations, warranties, covenants and agreements contained herein are exclusive, and the parties hereto confirm that they have not relied upon any other representations, warranties, covenants and agreements as an inducement to enter into this Agreement or otherwise.

         14.2     Indemnification of the Purchaser. Subject to Sections 14.3 and
14.4 hereof, the Seller agrees to defend, indemnify and hold harmless the Purchaser and its respective Affiliates and their respective officers, directors, agents and representatives and the respective successors and permitted assigns of each of the foregoing (collectively, the "Purchaser Indemnitees") against and in respect of any costs, damages (including claims for natural resource damages or Remediation), losses, expenses, claims, obligations, diminution of value or other liabilities (including legal and other expenses incurred in investigating and defending or enforcing any claims or deficiencies) (collectively, "Losses"), incurred by the Purchaser Indemnitees to the extent resulting or arising from:

                  (a) a breach of any of the representations or warranties made by the Seller in Section 5 of this Agreement or in the certificate delivered pursuant to Section 8.5;

                  (b) except with respect to Environmental Remediation Liabilities, which are covered by Section 14.2(c) below, a breach of any of the covenants or agreements (other than the Transaction Documents and the covenants or agreements contained in Section 7.2(a) through (g)) made or to be performed by the Seller pursuant to this Agreement;

                  (c) all liabilities or obligations to perform Remediation on or about an Owned Real Property or a Leased Real Property, except to the extent such liabilities or obligations are



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                                                                              79

caused, increased or otherwise exacerbated by the Purchaser or its Affiliates or agents, arising out of or relating to (collectively, "Environmental Remediation Liabilities"):

                           (A)      any Known Environmental Liability; or

                           (B)      other than any Known Environmental
         Liabilities, any condition or contamination that Purchaser can show arose due to Seller's actions in operating the Packaged Gas Business or the Purchased Assets, or the Seller's omissions with respect to the operation of the Packaged Gas Business or the Purchased Assets to the extent such omissions were inconsistent with obligations under applicable Environmental Law or were otherwise not commercially reasonable.

                  (d) except with respect to Environmental Remediation Liabilities, which are covered by Section 14.2(c) above, the Excluded Liabilities;

                  (e) any liability or obligation (excluding Environmental Remediation Liabilities, which are covered by Section 14.2(c) above) with respect to the Seller's operation of property subject to a Purchaser Real Property Lease or the Purchaser Real Property Sublease on or after the Closing Date; or

                  (f) any failure to comply with the "bulk sales" laws applicable to the transactions contemplated by this Agreement.

         The obligations of the Seller hereunder shall bind the successors and assigns of the Seller.

         For all purposes of Section 14.2, a breach of the Seller's representations and warranties shall be determined without regard to any limitation or qualification as to "materiality", "material", "materially" or "Business Material Adverse Effect" set forth in such representation or warranty.

         14.3 Duration of Indemnification of the Purchaser. The Seller's obligations to defend, indemnify and hold harmless the Purchaser Indemnitees under Section 14.2 shall apply only to any Claim Notice (as hereinafter defined) given pursuant to Section 14.8 within the following periods:

                  Section 14.2(a) Eighteen (18) months after the Closing Date, except that the Seller's indemnification obligation with respect to a breach of any representation or warranty contained in Sections 5.1, 5.2, the second sentence of
                                    Section 5.9 or the first sentence of Section
                                    5.14(a) shall survive until the expiration of the applicable statute of limitations.

                  Section 14.2(b) Eighteen (18) months after the Closing Date with respect to covenants and agreements of the Seller that by their terms are to be performed in full prior to or on the Closing Date.



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                                                                              80

                                    No time limit with respect to covenants and agreements of the Seller that by their terms are to be performed or completed after the Closing Date.

                  Section 14.2(c) Six (6) years after the Closing Date, except that Seller's indemnification obligation with respect to Known Environmental Liabilities shall have no time limit.

                  Section 14.2(d) No time limit; provided, that, the Seller's indemnification obligation with respect to any claims in respect of Taxes shall survive until the expiration of the applicable statute of limitations.

                  Section 14.2(e) Twelve (12) months after the date on which Seller ceases to operate the property subject to a Purchaser Real Property Lease or the Purchaser Real Property Sublease

                  Section 14.2(f)   No time limit.

         14.4     Limitations on Indemnification of the Purchaser.

                  (a) The Seller's obligations to defend, indemnify and hold harmless the Purchaser Indemnitees (i) under Sections 14.2(a) and 14.2(c)(B) shall apply only after the Purchaser Indemnitees have suffered Losses under Sections 14.2(a) and 14.2(c)(B) (except for those based upon, arising out of or otherwise in respect of Sections 5.1, 5.2, the second sentence of Section
5.9 or the first sentence of Section 5.14(a)) in excess of an aggregate of four million dollars ($4,000,000), after which the Seller shall only be obligated to indemnify Losses in excess of such amount (the "Minimum Amount"), and (ii) in any case shall apply only after the amount of any individual Loss or any series of related Losses indemnified against hereunder shall exceed fifty thousand dollars ($50,000) and then shall apply to the entire amount of such Loss. The Seller will be obligated only to indemnify Losses relating to Sections 14.2(a) and 14.2(c)(B) (except for those based upon, arising out of or otherwise in respect of Section 5.1, 5.2, the second sentence of Section 5.9 or the first sentence of Section 5.14(a)) up to an aggregate amount equal to twenty-five percent (25%) the Purchase Price (the "Maximum Amount"). Notwithstanding the foregoing provisions of this Section 14.4, the Purchaser shall be entitled to receive indemnification payments in respect of the indemnification payments under Sections 14.2(b), (c)(A), (d), (e) and (f) without regard to the individual or aggregate amount thereof, without regard to whether the aggregate amount of all other indemnification payments shall have exceeded, in the aggregate, the Minimum Amount or shall have exceeded, in the aggregate, the Maximum Amount. Any claim which is within the description of Section 14.2(a) or 14.2(b) and which is also within the description of any of Sections 14.2(c) through 14.2(f), shall be deemed to be asserted and treated hereunder for all purposes as a claim arising out of Section 14.2(c) through 14.2(f), as appropriate.

                  (b) Remediation of Particular Matters. The Seller's obligation to indemnify the Purchaser Indemnitees pursuant to Section 14.2(c) shall be subject to and limited by the following conditions:



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                                                                              81

                           (i)      Seller's Remediation. The Seller shall have
the right but not the obligation to conduct and control the management of any Remediation that is subject to indemnification pursuant to this Agreement (any such Remediation for which the Seller makes such an election, a "Seller's Remediation"). In furtherance of this right, prior to initiating any Remediation regarding which the Purchaser may seek indemnification pursuant to Section 14.2(c) hereof, the Purchaser shall notify the Seller of such Environmental Liability and its intention to undertake such Remediation. The Seller shall, within thirty (30) days of the Seller's receipt of such notice (or reasonable shorter period, in the case of an emergency Remediation), indicate to the Purchaser that (i) it intends to undertake said Remediation or (ii) that more information is needed from the Purchaser before the Seller can reasonably determine that the Purchaser's claim would be subject to indemnification pursuant to this Agreement. The Purchaser shall promptly respond to such requests for information (to the extent such information is reasonably available to the Purchaser) and, within thirty (30) days after the Seller's receipt of such information, the Seller shall notify the Purchaser as to whether it shall undertake such Remediation. Prior to a determination by the Seller that it shall undertake such actions pursuant to this Section 14.4(b)(i), the Purchaser shall take only those actions necessary to comply with applicable Environmental Law or to address conditions that pose an immediate and acute health risk. Notwithstanding the procedure set forth in this Section 14.4(b)(i), the parties hereto agree that all Known Environmental Liabilities are deemed to be Seller's Remediation.

                           (ii)     Purchaser's Remediation. In undertaking any
Remediation for which the Purchaser shall seek indemnification pursuant to
Section 14.2(c) of this Agreement, the Purchaser shall: (A) utilize only such actions which (1) are necessary to resolve and discharge the Environmental Liability in question, and (2) employ the most cost-effective means available that is consistent with good business practice and the use of the property immediately prior to the Closing Date and is acceptable to the relevant Governmental Body; (B) initiate and diligently pursue until completion all such actions in compliance with all applicable Law, including all Environmental Law;
(C) not cause, through its own action or inaction, any undue delay in obtaining written notice from the appropriate Governmental Authority that no further investigation or remediation is necessary with respect to the matter in question; and (D) provide copies to the Seller of all material correspondence and reports prior to the Purchaser undertaking any Remediation work at a Subject Property. In particular, the Purchaser shall provide to the Seller, for the Seller's review and comment, the Purchaser's proposed Remediation plan, which shall include the data, evaluations, reports and other information upon which the Purchaser relied in preparing its proposed Remediation plan. The Seller shall provide comments to the Purchaser on the proposed Remediation plan within sixty (60) days (or, in the event that submission of the Remediation plan is required in less than sixty (60) days under applicable Environmental Law, then within a reasonable time prior to the submission of the Remediation plan, provided that the Purchaser shall use commercially reasonable efforts to obtain an extension of time for submission of such plan) of the receipt thereof (it being understood that if the Seller does not provide any such comments, the Purchaser may proceed with performance of such Remediation), after which the Purchaser shall provide the final Remediation plan to the Seller for the Seller's approval, which approval may not be unreasonably withheld or delayed.



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                                                                              82

                           (iii)    Remediation of Leased Real Property. In the
event that an Action is commenced against the Purchaser after the Closing relating to a Known Environmental Liability on a Leased Real Property:

                                    (A)      If such Known Environmental
         Liability is not identified as having been caused by the Seller, the Purchaser shall first demand indemnification from the lessor of the Leased Real Property for any liability relating to the Known Environmental Liability. The Purchaser shall thereafter seek in good faith to obtain such indemnification from such lessor; provided, however, if such lessor refuses or fails to assume the defense of the matter and to indemnify the Purchaser for all losses related to the matter, the Purchaser may require the Seller to provide such indemnification as would otherwise be available under this Section 14. In such applicable circumstances, the Purchaser shall assign to the Seller all rights it has under the lease and at Law to recover from the lessor any losses relating to the Known Environmental Liability in question.

                                    (B)      If such Known Environmental
         Liability is identified as having been caused by the Seller, all of the obligations of the Seller with respect to indemnification of the Purchaser for such matters under this Section 14 shall apply.

         14.5 Indemnification of the Seller by the Purchaser. Subject to Sections 14.6 and 14.7 hereof, the Purchaser agrees to defend, indemnify and hold harmless the Seller and its Affiliates and their respective officers, directors, agents and representatives and the respective successors and permitted assigns of each of the foregoing (the "Seller Indemnitees") against and in respect of any Losses incurred by the Seller Indemnitees to the extent resulting or arising from:

                  (a) a breach of any of the representations or warranties made by the Purchaser in Section 6 of this Agreement or in the certificate delivered pursuant to Section 9.3;

                  (b) a breach of any of the covenants or agreements (other than the Transaction Documents or the covenants or agreements contained in
Section 7.2(a) through (g)) made or to be performed by the Purchaser or its successors pursuant to this Agreement;

                  (c) (i) any liability or obligation (other than Excluded Liabilities) of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, or any claim, demand or condition asserted with respect to the Purchaser's operation of the Purchased Assets arising out of events occurring on or after the Closing Date or (ii) any Assumed Liability; or

                  (d) any liability or obligation (including Environmental Liabilities) with respect to the Purchaser's operation of real property subject to a Seller Real Property Lease or the Seller Real Property Sublease on or after the Closing Date.

         The obligations of the Purchaser hereunder shall bind the successors and assigns of the Purchaser.

         For all purposes of this Section 14.5, a breach of the Purchaser's representations and warranties shall be determined without regard to any limitation or qualification as to

"materiality", "material", "materially" or "material adverse effect" set forth in such representation or warranty.

         14.6 Duration of Indemnification of the Seller. The Purchaser's respective obligations to defend, hold harmless and indemnify the Seller Indemnitees under Section 14.5 shall apply only to any Claim Notice given pursuant to Section 14.8 within the following periods:

                  Section 14.5(a) Eighteen (18) months after the Closing Date, except that the Purchaser's indemnification obligation with respect to a breach of any representation or warranty contained in Sections 6.1 or 6.2 shall survive until the expiration of the applicable statute of limitations.

                  Section 14.5(b) Eighteen (18) months after the Closing Date with respect to covenants and agreements of the Purchaser that by their terms are to be performed in full prior to or on the Closing Date.

                                    No time limit with respect to covenants and agreements of the Purchaser that by their terms are to be performed or completed after the Closing Date.

                  Section 14.5(c) No time limit, provided that the Purchaser's indemnification obligation with respect to any claims in respect of Taxes shall survive until the expiration of the applicable statute of limitations.

                  Section 14.5(d) Twelve (12) months after the date on which Purchaser ceases to operate the property subject to a Seller Real Property Lease or the Seller Real Property Sublease.

         14.7 Limitation on Indemnification of the Seller. The Purchaser's obligation to defend, indemnify and hold harmless the Seller Indemnitees (i) under Section 14.5(a) shall apply only after the Seller Indemnitees have suffered Losses under Section 14.5(a) in excess of the Minimum Amount, after which the Purchasers shall only be obligated to indemnify Losses in excess of such amount; and (ii) in any case shall apply only after the amount of any individual or any series of related Losses indemnified against hereunder shall exceed fifty thousand dollars ($50,000) and then shall apply to the entire amount of such Loss. The Purchaser will be obligated only to indemnify Losses relating to breaches of representations and warranties in excess of the Minimum Amount and up to an aggregate amount equal to the Maximum Amount. Notwithstanding the foregoing provisions of this Section 14.7, the Purchaser shall be entitled to receive indemnification payments in respect of the indemnification payments under Sections 14.5(b), (c) and (d) without regard to the individual or aggregate amount thereof and without regard to whether the aggregate amount of all other indemnification payments shall have exceeded, in the aggregate, the Minimum Amount or shall have exceeded, in the aggregate, the Maximum Amount. Any claim which is within the description of Section 14.5(a) or 14.5(b),



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                                                                              84

which is also within the description of any of Sections 14.5(c) and 14.5(d), shall be deemed to be asserted and treated hereunder for all purposes as a claim arising out of Sections 14.5(c) and 14.5(d), as appropriate.

         14.8 Procedure for Indemnification. After a party becomes aware that any claim is threatened or asserted against it or the existence of any other circumstances that would occasion the indemnification described in this
Section 14 (a "Covered Claim"), such party shall provide the party from whom it is seeking indemnification with a notice (a "Claim Notice") of such Covered Claim pursuant to the provisions of Section 20 hereof. Failure to give such notice promptly shall not relieve the Assuming Party (defined below) of its indemnification obligations hereunder except to the extent it actually is prejudiced by such failure. Each Claim Notice shall describe the Covered Claim, the party threatening or asserting it (if applicable), the relief sought, and the basis for indemnification hereunder with respect thereto. In the case of a third-party claim, the party receiving such notice may, at its option, assume the defense of such Covered Claim (the "Assuming Party"); provided, that, within forty (40) days after the Claim Notice is given (or sooner, if the nature of the Covered Claim so requires), the party receiving such notice shall have given notice to the other party (the "Notifying Party"), pursuant to the provisions of
Section 20 hereof, of its election to assume such defense. If the defense is so assumed by the Assuming Party with counsel reasonably acceptable to the Notifying Party, the Notifying Party shall be entitled to participate in the defense of the Covered Claim with its own counsel at its own expense, and the Notifying Party shall provide such cooperation at the expense of the Assuming Party (including providing available information and personnel to the Assuming Party) as the Assuming Party shall reasonably request to facilitate such defense. The Assuming Party shall have the right to defend and/or settle any such Covered Claim on such terms and conditions and in such amounts as it deems appropriate, and the Notifying Party shall promptly execute all documents reasonably requested of it with respect to any such defense and/or settlement; provided, however, any such settlement shall include an unconditional release by the claimant of all indemnified persons with respect to such Covered Claim and the indemnified persons shall not be required to take any action other than the delivery of such release. If the party receiving the notice does not assume the defense of a given Covered Claim pursuant hereto or fails to notify the Notifying Party of its election hereunder or contests its obligation to indemnify under this Agreement, or if the third party seeks remedies in addition to the monetary damages, the party giving the notice shall defend against such Covered Claim in such manner, and/or settle such Covered Claim on such terms, as it shall, in its sole reasonable judgment, determine to be appropriate under the circumstances and such action shall be binding on the parties for the purposes of this Section 14. Notwithstanding the preceding sentence, no party may settle or compromise any Covered Claim over the objection of the other. Notwithstanding the foregoing, in any action or proceeding in which the counsel chosen by the Notifying Party determines that counsel chosen by the Assuming Party cannot represent both the Notifying Party and the Assuming Party in connection with the defense of any Covered Claim consistent with the applicable rules of professional conduct, the Notifying Party shall have the right to employ separate counsel at the Notifying Party's expense and to control its own defense in connection therewith.

         14.9 Payment Limitation. Payments by the Seller pursuant to Section 14.2, or by the Purchaser pursuant to Section 14.5, as the case may be, shall be limited to the amount of any loss or damage that remains after deducting therefrom (i) any Tax Benefit to the Purchaser Indemnitee or Seller Indemnitee, as the case may be, and (ii) any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Purchaser Indemnitee or Seller Indemnitee, as the case may be, from any Third Party with respect thereto. A Tax Benefit will be considered to be recognized by the Purchaser Indemnitee or Seller Indemnitee, as the case may be, for purposes of this Section 14.9 in the Tax period in which the indemnity payment occurs, and the amount of the Tax Benefit shall be determined by assuming that the Purchaser Indemnitee or Seller Indemnitee, as the case may be, is in the maximum applicable statutory tax bracket after any deductions or other allowances reportable with respect to a payment hereunder.

         14.10 Exclusive Remedy. Subject to Section 17, the Parties hereby acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 14 (other than with respect to the Transaction Documents and the remedies provided for therein and other than claims of, or causes of action arising from, fraud). In furtherance of the foregoing, the Parties hereby waive, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the Seller (other than with respect to the Transaction Documents and the remedies provided for therein and other than claims of, or causes of action arising from, fraud) arising under or based upon any breach of a representation or warranty contained herein other than the remedies expressly provided in this Section 14.

         14.11 Exceptions. The Seller shall have no liability under any provision of this Agreement for any losses and damages to the extent that such losses and damages are caused by actions taken by the Purchaser and its Affiliates after the Closing Date. In no event shall any Party be liable for consequential, special, indirect, incidental or punitive damages, except to the extent special, indirect, consequential or punitive damages are awarded to a third party against an Indemnified Party in circumstances in which such Indemnified Party is entitled to indemnification hereunder.

                      SECTION 15. TERMINATION OF AGREEMENT

         15.1 Events of Termination. This Agreement and the transactions contemplated hereby may be terminated or abandoned at any time prior to the Closing Date as follows:

                  (a) upon the written agreement of the Seller and the Purchaser;

                  (b) at the election of the Purchaser, if (i) the Seller has breached any representation or warranty contained in this Agreement that is qualified by materiality or a Business Material Adverse Effect requirement, (ii) the Seller has breached in any material respect any representation or warranty contained in this Agreement that is not so qualified, (iii) the Seller has breached any covenant or agreement contained in this Agreement that is qualified by materiality or a Business Material Adverse Effect requirement, or (iv) the Seller has breached in any material respect any covenant or agreement contained in this Agreement that is not so qualified, in the case of (i), (ii), (iii) or
(iv), which breach has been notified to the Seller in writing by the Purchaser and cannot been cured on or prior to the date set forth in Section 15.1(f), provided that if the Seller is not using its commercially reasonable efforts to so cure, on the date that is thirty (30) days following delivery of such written notice;

                  (c) at the election of the Seller, if (i) the Purchaser has breached any representation or warranty contained in this Agreement that is qualified by materiality or material adverse effect or (ii) if the Purchaser has breached in any material respect any representation or warranty contained in this Agreement that is not so qualified, (iii) the Purchaser has breached any covenant or agreement contained in this Agreement that is qualified by materiality or material adverse effect, or (iv) the Purchaser has breached in any material respect any covenant or agreement contained in this Agreement that is not so qualified, in the case of (i), (ii), (iii) or (iv) which breach has been notified to the Purchaser in writing by the Seller and cannot been cured on or prior to the date set forth in Section 15.1(f), provided that if the Purchaser is not using its commercially reasonable efforts to so cure, on the date that is thirty (30) days following delivery of such written notice;

                  (d) at the election of the Purchaser or the Seller in accordance with Section 8.12;

                  (e) at the election of the Purchaser or the Seller in accordance with Section 7.9(d)(iii);

                  (f) upon written notice by either the Seller or the Purchaser, if the Closing Date shall not have occurred before October 29, 2004, for any reason other than (i) the failure of the party seeking to terminate this Agreement to perform its obligations hereunder or (ii) a breach of a representation or warranty by such party herein, in each case that would give the other party the right to terminate the Agreement; or

                  (g) upon written notice by the Purchaser, if, after the date hereof, there shall have occurred a Business Material Adverse Effect.

         15.2 Consequences of Termination. If this Agreement shall be terminated pursuant to 15.1, this Agreement shall thereafter become void and neither party shall have any further obligation to the other hereunder, except as set forth in Sections 7.6, 10.5, 11, 12 and this Section 15.2; provided, however, that

                  (a) (i) if the Seller shall have the right to terminate this Agreement pursuant to any of Sections 15.1(c)(i) or 15.1(c)(ii), where such breach was caused with an intent to mislead or defraud, or Section 15.1(c)(iii) or Section 15.1(c)(iv), or (ii) if the Purchaser shall have the right to terminate this Agreement pursuant to any of Sections 15.1(b)(i) or 15(b)(ii), where such breach was caused with an intent to mislead or defraud, or Section 15.1(b)(iii) or Section 15.1(b)(iv), it is expressly understood and agreed that, subject to Sections 15.2(b) and 15.2(c), the terminating party's right to pursue all legal remedies for breach of contract and damages shall survive such termination unimpaired; provided, however, that no party shall have any remedy for the breach of any covenant or agreement contained in Section 7.2(a) through
(g) and each party expressly waives and disclaims any claim based on any such breach;

                  (b) except as set forth in Section 15.2(a), prior to the Closing Date, the sole and exclusive rights and remedies of either party for and with respect to breach of representations and warranties of the other party under this Agreement, which shall occur prior to the Closing Date, and are known to such party, shall be to terminate this Agreement to the extent permitted by, and in accordance with, Section 15.1; and

                  (c) notwithstanding anything to the contrary contained in this Agreement, upon termination of this Agreement in accordance with Section 15.1(d), the Purchaser shall pay to the Seller (i) an amount equal to $5,000,000 in the event that this Agreement is terminated in connection with the occurrence of a Financing Extension Condition that arises from or relates to an Financial Market Non-Funding Condition or (ii) an amount equal to $10,000,000 in the event that this Agreement is terminated in connection with the occurrence of a Financing Extension Condition that arises from or relates to an Other Non-Funding Condition (such payment under clause (i) or clause (ii), as applicable, the "Termination Payment"), as liquidated damages, in immediately available funds by wire transfer to such account as the Seller shall designate in writing to the Purchaser and Purchaser shall have no further liability or obligation to the Seller relating to or arising from this Agreement; provided, that in the event that any of the conditions to Closing set forth in Sections 8.1, 8.2, 8.3, 8.4, 8.7 and 8.10 hereof are not satisfied as of the time that the Termination Payment is required to be paid (other than those which by their nature are to be satisfied at the Closing), the Purchaser shall not be required to make the Termination Payment in connection with such termination, but the Purchaser shall have no further liability or obligation to the Seller relating to or arising from this Agreement.

            SECTION 16. CONSENT TO JURISDICTION; SERVICE OF PROCESS;
                    DISPUTE RESOLUTION; WAIVER OF JURY TRIAL

         16.1 General Disputes. Except with regard to Factual Environmental Disputes (as defined below), which are exclusively covered by Section 16.2 below:

                  (a) The Seller, on one hand, and the Purchaser, on the other hand, shall attempt in good faith to resolve any dispute, controversy or claim between them arising out of or relating to this Agreement, including any dispute over the breach, termination, interpretation, or validity hereof (the "Dispute"). Each party may request through written notice that the Dispute be referred to senior executives of the parties who have authority to resolve the Dispute. The executives shall attempt to resolve the Dispute by agreement within thirty (30) days of such notice. In attempting to resolve the Dispute the parties shall not be waiving and shall not be deemed to have waived any rights which they may have under this Agreement or otherwise as a result of the resolution of a Dispute pursuant to this Section 16.1;

                  (b) If the parties to the Dispute are unable to resolve the Dispute as provided in Section 16.1(a), then the Dispute shall be resolved in accordance with this Section 16.1(b) unless the parties otherwise agree to an alternative dispute resolution procedure. All Actions arising out of or relating to the Transaction Documents shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto and

(b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

                  (c) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.1(c).

                  (d) Any and all service of process and any other notice in any such claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law.

         16.2     Factual Environmental Disputes.

                  (a) If the parties do not agree concerning a particular factual matter that is relevant to a determination of any party's rights and/or obligations under this Agreement with respect to any environmental matter (a "Factual Environmental Dispute"), and if it is necessary to resolve such factual dispute in order to establish any rights and/or obligations under this Agreement, the parties shall endeavor, using good faith efforts (and relying on environmental consultants and/or other technical experts, where appropriate), to negotiate a mutually satisfactory resolution to the Factual Environmental Dispute. In the event that the parties are unable to resolve such Factual Environmental Dispute within thirty (30) Business Days after one party first contacts the other party to attempt to resolve the Factual Environmental Dispute in question (or, if the parties mutually agree to waive this initial thirty (30) Business Day period):

                                    (A)      The parties shall mutually agree on
         one person who has the technical background and expertise necessary to resolve the Factual Environmental Dispute (a "Technical Expert"); or, failing such agreement, each party shall designate one such Technical Expert, and within fifteen (15) Business Days after both Technical Experts are so designated, those two Technical Experts shall designate a third Technical Expert (which such third Technical Expert shall not be a current or former employee or agent of either party or of their respective Technical Experts); and

                                    (B)      Within thirty (30) Business Days
         after designation of the Technical Expert(s), such Technical Expert(s) shall independently consider all information relevant to the determination and resolution of the Factual Environmental Dispute, each party having a reasonable opportunity to provide timely input to the Technical Expert(s), and shall make a single recommendation (including a good faith estimate of the cost to implement the recommendation) to the parties regarding the factual matter(s) that is the subject of dispute (with a vote of two being necessary to reach this recommendation if three Technical Experts have been designated). In the event that the estimated cost to implement the recommendation of the Technical Expert(s) is: (i) less than $100,000, the recommendation shall be exclusive, final and binding upon the parties as to the factual matters thereby addressed; and (ii) equal to or greater than $100,000, the recommendation shall be not be exclusive, final and binding upon the parties as to factual matters thereby decided.

                  (b) The parties shall share the costs and expenses of the Technical Expert(s) equally.

                  SECTION 17. ENFORCEMENT OF CERTAIN PROVISIONS

                  (a) The parties acknowledge and agree that if any party breaches any provision of this Agreement applicable to such party, any remedy at law would be inadequate and insufficient and would cause the non-breaching party irreparable harm and that the non-breaching party, in addition to seeking monetary damages in connection with any such breach, shall be entitled to specific performance and injunctive and other equitable relief to prevent or restrain a breach of this Agreement or to enforce the provisions of this Agreement without the requirement of posting bond or other security.

                  (b) If any of the covenants contained in any of Sections 7.6, 7.7, 7.8 or 10.5, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full force and effect, without regard to the invalid portions. If any of the covenants contained in any of Sections 7.6, 7.7,
7.8 or 10.5, or any part thereof, is held by a court of competent jurisdiction to be unenforceable because of the duration of such provision or the geographic area covered thereby or for any other reason, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision or otherwise modify the terms of any such covenant and, in its reduced form, said provision shall then be enforceable; provided, however, that any such reduction or modification shall apply only with respect to the operation of such Section in the jurisdiction of such court.

                           SECTION 18. BULK SALES LAW

         Subject to Section 14.2(f), the Purchaser hereby waives compliance by the Seller with the provisions of the bulk sales Law of any state, including with respect to Tax.

                        SECTION 19. PUBLIC ANNOUNCEMENTS

         No press release or other public announcement, or communication with any news media, shall be made by or on behalf of any party hereto concerning this Agreement or the transactions contemplated hereby without providing prior written notice thereof to the other party, except as may be required by applicable Law or the regulations or listing rules of any securities exchange. The parties shall cooperate as to the timing and contents of any such press release, public announcement or communication.

                               SECTION 20. NOTICES

         All notices and all other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by registered or certified mail, postage prepaid (return receipt requested), sent by facsimile (receipt of which is confirmed) or sent by a nationally recognized overnight courier to a party at the following address (or at such other address for a party as shall be specified by like notice):

                           If to the Seller:

                                    The BOC Group, Inc.
                                    575 Mountain Avenue
                                    Murray Hill, New Jersey 07974
                                    Facsimile: (908) 771-4803
                                    Attention: Jonathan Swiss, Esq.

                           with a copy to:

                                    Shearman & Sterling LLP
                                    599 Lexington Avenue
                                    New York, New York 10022
                                    Facsimile: (212) 848-7179
                                    Attention: Mark Roppel, Esq.

                           If to the Purchaser:

                                    Airgas, Inc.
                                    259 North Radnor-Chester Road
                                    Suite 100
                                    Radnor, Pennsylvania  19087-5283
                                    Facsimile: (610) 687-1052
                                    Attention: Gordon Keen
                           with a copy to:

                                    Paul, Weiss, Rifkind, Wharton & Garrison LLP
                                    1285 Avenue of the Americas
                                    New York, New York  10019-6064
                                    Facsimile:  (212) 757-3990
                                    Attention:  Robert B. Schumer, Esq.

         Each such notice or other communication shall be effective at the time of receipt if delivered personally or sent by facsimile (with receipt confirmed) or nationally recognized overnight courier, or three (3) Business Days after being mailed, registered or certified mail, postage prepaid, return receipt requested.

                            SECTION 21. CONSTRUCTION

         All references herein to a Section, Schedule or Exhibit are to a Section, Schedule or Exhibit, respectively, of or to this Agreement, unless otherwise indicated. Disclosure of any fact or item in any Schedule shall, should the existence of such fact or item be relevant to any other Schedule, be deemed to be disclosed with respect to that other Schedule so long as the relevance of such disclosure to such other Schedule is identified by specific cross-reference. The headings of Sections in this Agreement are provided for convenience only and will not affect the construction or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Unless otherwise expressly provided, the words "include," "includes" and "including" shall be construed as if followed by the phrase "without being limited to." Words such as "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Section of this Agreement, unless the context clearly indicates otherwise. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                       SECTION 22. EXTENSIONS AND WAIVERS

         This Agreement may not be amended, supplemented or otherwise modified in any respect except by an instrument in writing of even or subsequent date hereto duly executed by the parties hereto. The parties hereto may not (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any documents delivered pursuant to this Agreement or (c) waive compliance with or modify any of the covenants or agreements contained in this Agreement and waive or modify performance of any of the obligations of any of the parties hereto, except by an instrument in writing signed by the parties purporting to be bound thereby.

                          SECTION 23. ENTIRE AGREEMENT

         This Agreement, including the Schedules and Exhibits attached hereto which are hereby incorporated by reference, the MCDA, the Employee Side Letter and the Encumbered Asset Side Letter contain all the terms agreed upon among the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications, whether oral or written with respect to such subject matter.

                           SECTION 24. GOVERNING LAW

         THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW OR CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

           SECTION 25. TRANSFERABILITY; NO THIRD PARTY BENEFICIARIES

         The respective rights and obligations of each party hereto shall not be assignable by such party without the written consent of the other party, except that any party without such consent may assign its rights and obligations under this Agreement to (a) any one or more wholly owned subsidiary of such party or
(b) any successor in the event of a merger, consolidation, sale of all or substantially all of its assets, liquidation or dissolution (provided any such assignee pursuant to the foregoing clause (a) or (b) executes and delivers to such other party an agreement satisfactory in form and substance to such other party under which such assignee assumes and agrees to perform and discharge all the obligations and liabilities of the assigning party), but any such permitted assignment shall not relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees. Nothing herein express or implied is intended to confer upon any Person, other than the parties hereto and their respective successors and permitted assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Any attempted or purported assignment in violation of this Section 25 shall be null and void.

                            SECTION 26. SEVERABILITY

         If any provision hereof or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

                            SECTION 27. COUNTERPARTS

         This Agreement may be executed in any number of counterparts with the same effect as if the signatures to each such counterpart were upon the same instrument.

                        [Signatures follow on next page]

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its duly authorized representative in its name and on its behalf as of the date first above written.

                           THE BOC GROUP, INC.

                           By: /s/ N. A. Lewis
                               ------------------------------------------------
                               Name: N. A. Lewis
                               Title: Attorney-In-Fact

                           AIRGAS, INC.

                           By: /s/ L. J. Graff
                               ------------------------------------------------
                               Name: Leslie J. Graff
                               Title: Vice President Corporate Development

                                                                  EXECUTION COPY

EXHIBIT K

Note: Pursuant to a request submitted to the Securities and Exchange Commission for confidential treatment, portions of sections 8.1 and 8.2 of the LOX/LIN/LAR Products Supply Agreement were omitted. The omitted information is marked with brackets and asterisks [**]. The omitted information has been filed separately with the Securities and Exchange Commission.

                      LOX/LIN/LAR PRODUCTS SUPPLY AGREEMENT

         This Product Supply Agreement (the "AGREEMENT") is made as of July 30, 2004 (the "EFFECTIVE DATE"), between The BOC Group, Inc. ("SELLER"), with its headquarters at 575 Mountain Avenue, Murray Hill, New Jersey 07974, and Airgas, Inc., with its headquarters at 259 N. Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087 ("BUYER").

1.       Sale and Purchase.

         1.1 A    Reserved Volumes. Seller currently operates industrial gas production facilities (each a "PLANT") in Claymont, DE, Bethlehem, PA, Kittery, ME, Buffalo, NY, and Selkirk, NY (such locations collectively the "EASTERN CONFERENCE"); Indianapolis, IN, Fostoria, OH, Hartford, IL, and LaPorte, IN ("Springville"), Braddock, PA, and Arroyo, WV (such locations collectively the "MIDWEST CONFERENCE"); Nashville, TN, Aiken, SC, Birmingham, AL, and Midland, NC (such locations collectively the "SOUTHEAST CONFERENCE"), Dallas, TX , Geismar, LA , and Enid OK (such locations collectively the "SOUTHWEST CONFERENCE"), Sacramento, CA, City of Industry, CA, Vancouver, WA and Trail, BC(such locations collectively the " WESTERN CONFERENCE"). Commencing on the date hereof, and continuing throughout the Term (as defined in Section 3), Seller agrees to sell to Buyer from each of the Plants listed above, up to that volume per month of liquid nitrogen ("LIN"), liquid oxygen ("LOX") and liquid argon ("LAR"); and (LIN, LOX and LAR individually a "PRODUCT" and collectively the "PRODUCTS") as is indicated on Attachment A attached hereto, as such volumes may be adjusted in accordance with the terms of this Agreement (such volumes of Products, as so adjusted, as to any Product, as to any Plant and/or as to any Conference, as applicable, the "RESERVED VOLUMES"). Seller has no responsibility to provide volumes above the Reserved Volumes.

         1.1B     Volumes of Product taken under this Agreement will not be
considered applicable towards any other agreement between Buyer and Seller.

         1.2 Right to Purchase. Commencing on the date hereof and continuing through the Term, Buyer, directly or through one or more of its direct or indirect operating subsidiaries

("SUBSIDIARIES"), shall have the right to purchase from Seller each month up to the Reserved Volume of each Product at each Plant for use at their cylinder filling facilities. Buyer may move Product to sites other than cylinder filling facilities, subject to the conditions in Section 1.3.

         1.3      Adjustments to Reserved Volumes.

                  (a)      By written notice to Seller given no less than sixty
(60) days prior to September 30, 2005, September 30, 2008, September 30, 2011 and/or September 30, 2014, and, subject to the consent of Seller not to be unreasonably withheld, more frequently by mutual agreement, Buyer may (i) reallocate volumes of any or all Products from Plant to Plant within a Conference and/or (ii) reallocate up to twenty-five percent (25%) of the actual volumes (defined as the average monthly purchase amounts for the prior 12 month period) from the Reserved Volumes of any or all Products for Plants within one or more Conferences immediately prior to such reallocation to other Plants in other Conferences. At least 50% of the moved volumes must be transferred to another Buyer cylinder filling facility. Volumes moved to other Seller plants are subject to the consent of Seller, not to be unreasonably withheld.

         1.4 Ancillary Services. In addition to the Products to be supplied under this Article 1, Seller, if so requested by Buyer or a Subsidiary, also agrees to provide Buyer or such Subsidiary the ancillary services described in Attachment F (each an "ANCILLARY SERVICE" and collectively the "ANCILLARY SERVICES").

2.       Take or Pay.

         2.1 Reporting. On or before the 15th day of each month during the Term, Seller shall provide Buyer with a written report by Plant and Product showing the amount of each Product purchased by Buyer from each Plant during the previous calendar month (each a "MONTHLY REPORT" and collectively the "MONTHLY REPORTS") under this Agreement. For purposes of this Agreement, Products purchased by Buyer hereunder shall be deemed to have been purchased from the Plant closest to the point of delivery of such Product. The parties shall use good faith efforts to promptly resolve any disputes regarding the Monthly Reports and any dispute that cannot be amicably resolved may be submitted by either party for Dispute Resolution as provided in Section 16.3 hereof.

         2.2 Shortfall Amounts. Every six months ("SIX MONTH PERIOD"), Seller shall give Buyer written notice of the amount by which Buyer's purchases of Products during the

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

immediately preceding Six Month Period fell short of the following minimum amounts (the "TAKE-OR-PAY MINIMUMS"):

         By Conference -

                  85% of the aggregate volumes in Attachment I of LOX and LIN combined for such Conference for such Six Month Period.

                  85% of the aggregate volumes in Attachment I of LAR for such Conference for such Six Month Period.

         Each such shortfall is referred to herein as a "Conference Take-or Pay Shortfall Amount". Buyer can one time reduce the Take-or-Pay Minimums by 20% from the Take-or-Pay Minimums then in effect (the "Adjustment") should Buyer experience an extraordinary loss of volume due to economic or market conditions; provided, that Buyer may not elect the Adjustment until five years later than the initial date of this Agreement. The Adjustment will be rescinded when the Buyer's volumes have returned to approximately their prior levels.

         2.3 Shortfall Payments. Buyer agrees either to (A) purchase the amount of the Conference Take or Pay Shortfall Amount in the subsequent Six Month Period, in which case, volumes each month in the subsequent Six Month Period shall apply (i) first to one sixth (1/6th) of the Take or Pay Minimums for the current Six Month Period, and then, to the extent such 1/6th of the Take or Pay Minimum is satisfied, (ii) second, towards the Take or Pay Shortfall Amount from the prior period, or (B) pay Seller 50% of the Conference Take-or-Pay Price (as determined below) for all Conference Take-or-Pay Shortfall Amounts. The Conference Take-or-Pay Prices for LOX and LIN, taken together, and for LAR shall be equal to the weighted average Base Price of the LOX and LIN, taken together, purchased by Buyer from Plants in such Conference during the Six Month Period in which Buyer failed to purchase the Take-or-Pay Minimums and the weighted average Base Price of the LAR purchased by Buyer from Plants in such Conference during such Six Month Period. Any such shortfall will be billed following the conclusion of the applicable Six Month Period. The Take or Pay Shortfalls will be billed (if applicable) beginning with the second Six Month Period of the Agreement.

3. Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of 15 years therefrom, on which date this Agreement shall automatically terminate (the "TERM").

4.       Buyer's Obligations.

         Buyer shall, without cost to Seller,

                  (a) Provide sufficient physical access to areas in which storage vessels are located to Seller and Seller's authorized representatives for all proper purposes under this Agreement; and

                  (b) Comply with all relevant reporting obligations under the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C.
Section 11001-11050 (EPCRA, also commonly known as Title III of the Superfund Amendments and Reauthorization Act of 1986 (SARA Title III)) resulting from the presence of the chemicals supplied under this Agreement. Further, it is the responsibility of Buyer to warn its employees and others exposed to the hazards posed by Buyer's storage and use of Products and to comply with all federal, state and local legal notification, reporting and/or permit requirements that may be associated with the storage or use of a Product.

                  (c) Provide storage vessels in satisfactory condition for safe operation with cryogenic materials as commonly defined by the industry as well as 1) evidence that annual inspections have been completed on said storage vessels, 2) LOX deliveries must be on a concrete pad, 3) acceptable access for Seller's delivery vehicles, 4) LOX tanks cannot have aluminum inner linings, and
5) storage vessels must have dual safety valves and rupture discs.

5.       Specifications; Standards of Performance.

         All Products delivered by Seller shall conform to the applicable specifications set forth in Attachment G (the "SPECIFICATIONS"). All Ancillary Services performed by Seller shall be performed in a workmanlike fashion.

6.       Delivery.

         6.1 Delivery of Products. Product shall be delivered by Seller F.O.B. Seller's delivery vehicle, if the delivery vehicle is supplied by Seller, or F.O.B. Buyer's delivery vehicle, if the delivery vehicle is supplied by Buyer. Risk of loss shall pass to Buyer upon delivery to Buyer's facility, if delivery is made in Seller's vehicle, or to Buyer's delivery vehicle, if delivery is made in Buyer's vehicle. Buyer shall have the right, with a minimum of 7 days advance written notice, to observe Seller's normally scheduled calibration of meters on Seller's delivery vehicles. In the event that Buyer has concerns regarding the calibration of a specific meter on one of the

Buyer's vehicles beyond a normal variance of +/- 2.5% or regular significant variance in the same direction, Buyer will provide documentation regarding its concerns on the specific meter to the Seller and shall have the right, with a minimum of 7 days advance written notice, to require and observe the performance of meter calibration on the particular unit in question. Seller will use commercially reasonable efforts to deliver Products so as to avoid customer run-outs and will use commercially reasonable efforts to deliver LOX and LIN within twenty-four (24) hours' and LAR within forty-eight (48) hours' of receiving notice of a requested delivery. If Seller fails to make timely delivery of Product such that Buyer, or a customer of Buyer, experiences interruption of supply or if interruption of supply appears imminent (Buyer to obtain confirmation from a Scheduling Supervisor or Manager of Seller's National Operations Center, as noted in Attachment J), Buyer may purchase the Product Seller has failed to deliver from a third party. Seller shall pay Buyer the difference between the cost to Buyer of purchasing such alternative Product and the cost of such Product under this Agreement. Such purchases shall be applied to the applicable Take-or-Pay Minimums as though they had been made from Seller. Such remedy shall be in addition to, and not in lieu of, any other remedy Buyer may have under this Agreement. Such Product shall be deemed to have been purchased from Seller for purposes of determining whether Buyer has purchased the applicable Reserved Volumes of such Product.

         6.2 Notice of Requirements. Buyer shall monitor its inventory of Product and give reasonable notice, in accordance with Section 6.1, of the quantity of Product needed to permit delivery prior to exhaustion of such inventory; provided, however, that if Buyer or, with Buyer's consent, Seller installs telemetry, Seller shall be solely responsible for such monitoring. Buyer will use commercially reasonable efforts to provide notice of significant changes in use so Seller can adequately monitor such inventory.

7.       Prices and Charges for Products and Services.

         7.1 Prices. The price for Product sold shall be comprised of a "BASE PRICE", and a "DISTRIBUTION COST" (when Product is delivered by Seller, calculated in accordance with Attachments B and C), and shall be subject to adjustment as provided herein (collectively the "PRICE"). The Base Price for a Product shall be the amount for such Product set forth on Attachment B, as appropriate, and shall be subject to adjustment as provided in Attachment E.

         7.2      Surcharges.

                  (a) If during any Contract Year a Plant of Seller providing Products hereunder experiences an extraordinary increase in its truck fuel costs or power costs and such extraordinary cost increases are likewise being experienced by a majority of the other producers in the industry within three hundred (300) miles of such Plant, Seller, after giving 30 days written notice to Buyer, may charge Buyer and Buyer shall pay a surcharge (a "SURCHARGE") in an amount no greater than the amount required for Seller to recover such increased costs. For purposes of the first Surcharge imposed with respect to truck fuel costs and the first Surcharge imposed with respect to power costs, an "extraordinary increase" shall be defined as an increase of at least 25% as compared to the average cost for such item of cost in the previous calendar quarter. A Surcharge shall remain in effect until the earlier of (i) date upon which Seller's costs return to an amount comparable to what they were prior to such extraordinary increase in its costs, or (ii) the date upon which the costs of other producers in the industry within three hundred (300) miles of such Plant return to an amount comparable to what they were prior to such extraordinary increase in their costs. In addition, as costs are reducing to such prior levels, Seller shall make reasonable periodic reductions in the Surcharge. Prior to imposing a Surcharge under this Section 7.2, Seller shall provide Buyer with evidence supporting the need for the Surcharge. If Buyer disputes said Surcharge, Buyer may, at its own cost, hire an independent auditor, to whom Seller has no reasonable objection, to document validity of said surcharge. If the Surcharge is not deemed valid by the auditor based on the aforementioned increased costs, Seller will not implement any such surcharge and provided Seller concurs with the auditor, will be responsible for paying the independent auditor. If Seller does not agree with the conclusions of the auditor, Seller may invoke the provisions of Section 16.3 in order to resolve the dispute.

                  (b) If during any Contract Year a Plant of Seller providing Products hereunder experiences extraordinary cost increases in its truck fuel costs or power costs but such extraordinary cost increases are not being experienced by a majority of the other producers in the industry within three hundred (300) miles of such Plant, Seller, by giving written notice to Buyer (a "SELLER SPECIFIC SURCHARGE NOTICE"), may advise Buyer that it is going to charge Buyer a surcharge (a "SELLER SPECIFIC SURCHARGE") in an amount no greater than the amount required for Seller to recover such increased costs. Concurrently with its delivery of a Seller Specific Surcharge Notice, Seller shall provide Buyer with evidence supporting the need for the Seller Specific Surcharge. Buyer, within thirty (30) days after receiving a Seller Specific Surcharge Notice, may, by written notice to Seller ("BUYER REFUSAL NOTICE"), refuse to accept the Seller Specific Surcharge. Seller, upon receipt of a Buyer Refusal Notice, may either (a) refrain from charging the Seller Specific Surcharge or (b) within ten (10) days after receiving the Buyer Refusal Notice, give Buyer written notice that Seller will no longer supply Products to Buyer from the affected Plant (a "SELLER TERMINATION NOTICE"). If Seller sends Buyer a Seller Termination Notice, Buyer shall no longer be required to purchase any Products from such Plant and the Reserved Volumes and Take-or-Pay Minimums shall be adjusted accordingly. If Buyer does not deliver a Buyer Refusal Notice, the Seller Specific Surcharge shall remain in effect until the date upon which Seller's costs return to an amount comparable to what they were prior to such extraordinary increase in its costs. In addition, as costs are reducing to such prior levels, Seller shall make reasonable periodic reductions in the Seller Specific Surcharge. If Buyer disputes said Surcharge, Buyer may, at its own cost, hire an independent auditor, to whom Seller has no reasonable objection, to document validity of said surcharge. If the surcharge is not deemed valid by the auditor based on the aforementioned increased costs, Seller will not implement any such surcharge and provided Seller concurs with the auditor, will be responsible for paying the independent auditor. If Seller does not agree with the conclusions of the auditor, Seller may invoke the provisions of Section 16.3 in order to resolve the dispute.

                  (c) Any Surcharge or Seller Specific Surcharge shall be one that Seller is applying generally to its customers and not one applicable to Buyer alone. Surcharges and Seller Specific Surcharges shall be in addition to the Price and neither the assessment of nor changes in such Surcharges and Seller Specific Surcharges shall be construed as a Price adjustment under
Section 8.1; provided, however that there shall be no duplication of Price adjustments and Surcharges or Seller Specific Surcharges hereunder.

8.       Adjustments in Prices.

         8.1 Adjustments. The Price of each Product will be adjusted on [**] as outlined in Attachment E. Distribution Matrices will also be adjusted [**], as outlined in Attachment E. Notwithstanding the foregoing, in [**], Buyer shall have the right to furnish written evidence (the "QUOTED PRICE") to Seller (which Quoted Price may be either FOB Seller's Plant or a delivered price), at least 60 days prior to [**] and at least 60 days prior to [**], of its ability to purchase one or more Products for one or more Plants and/or one or more Conferences from one or more responsible suppliers thereof, for a term of not less than [**], in like quantity and quality and by like delivery with similar terms and conditions as compared to the quantity and quality and delivery method for such Product Seller is then delivering to Buyer for such Plants(s) and/or Conference(s) under this Agreement, at a lower price than Seller's then-current Price. The comparison will be the difference in delivered prices and not solely FOB prices, with reasonable allowances for situations where Buyer product distribution is via Buyer FOB product purchases. In addition to the [**] Reviews, Buyer, any two times during the Term of this Agreement after [**], may, in accordance with the conditions of the immediately preceding sentence, submit a Quoted Price to Seller [**] ("WILD CARD REVIEW"). Should the Quoted Price be lower than the Price, Seller will reduce its Price for such Product(s) to Buyer for such Plant(s) or in such Conference(s) by [**] or the difference in the Quoted Price and the applicable current Product price. Any such Price adjustment shall take place [**] immediately following the date on which Buyer submitted a Quoted Price. It is expressly understood that, should Buyer submit a Quoted Price, the submission of such Quoted Price to Seller shall be considered to be a [**] Review or a Wild Card Review, as the case may be, regardless of whether the Quoted Price is for one or more Plants and/or one or more Conferences.

         8.2 Adjustments greater than [**]. Notwithstanding the foregoing, in the event that the Seller seeks to implement a calculated price increase per Attachment E or Attachment F which is greater than [**] in any year for a particular Plant or Plants, Buyer shall have the right to move those volumes to an alternative supplier with 60 days notice and Buyer's obligations under
Section 2 shall be correspondingly reduced. Buyer will negotiate in good faith to identify any equivalent potential volume from other Buyer cylinder filling plants that may be moved to Seller's other production facilities, subject to the competitiveness of the pricing at the Seller's alternative production sites and subject to Buyer's contractual obligations to other suppliers. Increases to the LOX and LIN prices at Kittery, Sacramento, Nashville and City of Industry will be subject to a [**] cap for the increases permitted on [**]. Thereafter, they will be subject to the [**] cap provided for herein. Seller may elect, at its discretion, to implement only a [**] increase in a given year (or years) when the escalation formula exceeds [**].

9.       [Reserved]

10.      Invoicing and Payment.

         10.1 Payment Terms. Seller shall invoice Buyer as each delivery of Product is made or monthly if the parties so agree. All payments due Seller hereunder shall be made to Seller at the location indicated on the invoice. The undisputed portion of all invoices shall be payable net thirty (30) days. The timely payment by Buyer of all amounts due and owing to Seller hereunder is an express condition to the continued performance by Seller of its obligations hereunder.

         10.2 Any sales tax imposed by any present or future law or by any government authority in connection with any Product sold hereunder, if paid by Seller as a result of its performance under this Agreement shall be added to Seller's billing and paid by Buyer, unless Buyer provides Seller with an applicable tax exemption certificate.

11.      Warranty.

         11.1 Seller's Sole Warranties. Seller warrants that each Product shall conform to the specifications and express warranties set forth for such Product in the Attachment(s) and that at the time of delivery, Seller shall have good title and the right to transfer the same and that the same shall be delivered free of encumbrances. THE FOREGOING WARRANTY IS THE SOLE WARRANTY AND IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR BY LAW, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12.      Indemnity.

         12.1 Each party shall be responsible for property damage and personal injury arising from the negligent acts or omissions of such party. Each party shall indemnify, defend and hold harmless the other party from all losses, claims and/or damages arising from personal injury and/or tangible property damage due to the negligent acts or omissions of such party. In the event a party seeks to be indemnified hereunder, it shall promptly notify the other party in writing of the facts and circumstances upon which any such claim ("CLAIM") is based. The other party shall defend each Claim with counsel of its sole choice and shall have the sole authority to settle or compromise the same. As long as the other party defends a Claim, the party shall not be responsible for the fees of attorneys retained separately by the party bringing the Claim. Upon the other party's request, the party bringing the Claim shall cooperate with the other party in the defense of each Claim with such cooperation including providing information necessary to answer interrogatories, producing requested documents and making employees available as witnesses at oral deposition and/or trial. The parties intend that the indemnity obligation provided for herein shall cover tangible property damage, bodily injury and death, and each party hereby knowingly and intentionally agrees to waive immunity from suit by the other party, which a party may enjoy under any applicable workers' compensation law or any other applicable federal, state or local law, rule or regulation to the extent necessary to allow a party to be fully defended, indemnified and held harmless hereunder. This paragraph shall survive termination of this Agreement for a period of two (2) years. The foregoing obligations of a party shall not extend to claims, losses or damages due to the acts or omissions of an indemnified party and not be transferred to any third party without the prior written consent of the indemnifying party.

13.      Limitation of Liability.

         13.1 Obligation to Warn. Buyer acknowledges that there are hazards associated with the use of the Products, that it understands such hazards, and that it is the responsibility of Buyer to warn its employees and others exposed to such hazards through Buyer's storage and use of the Product. Seller shall provide Buyer with copies of Material Safety Data Sheets relating to the Products for Buyer to make such warnings, and Buyer shall hold harmless, indemnify and defend Seller from and against any liability incurred by Seller because such warnings were not made.

         13.2 Limitation on Claims. No claim of any kind with respect to non-delivery of a Product shall be greater than the Price payable hereunder for the Product in respect to which such claim is made and Buyer's sole and exclusive remedy (except for the remedy of termination for material default in accordance with the terms of Section 15.3 and the indemnification provisions set forth in Section 12.1) for delivery of nonconforming Product to Buyer shall be replacement by Seller of a like quantity of conforming Product at no additional cost to Buyer plus the cost of cleaning all delivery vessels, storage vessels and delivery equipment contaminated by such nonconforming Product. Buyer agrees that the limitations set forth in this Section 13.2 and Section 13.3 shall survive and apply even if any remedy herein is found to fail for its essential purpose.

         13.3 Waiver of Consequentials. Seller shall not be liable in contract or tort (including negligence and strict liability) for any direct damages not expressly provided for in this Agreement or for any indirect, special, incidental or consequential damages arising out of its performance or non-performance hereunder. Buyer shall not be liable in contract or tort

(including negligence and strict liability) for any indirect, special, incidental or consequential damages arising out of its performance or non-performance hereunder.

         13.4 All claims by Buyer having anything to do with any Product sold or delivered by Seller (or not delivered) shall be made in writing within sixty (60) days after delivery thereof (or after the same have been delivered), and failure by Buyer to give such written notice shall constitute a complete defense for Seller against all such claims.

14.      Force Majeure.

         14.1 Force Majeure Events. Neither party hereto shall be considered in default in the performance of its obligations hereunder (other than its obligation to make any payment of money hereunder), or be liable in damages or otherwise for any failure or delay in performance that is due to strike, lockout, concerted act of workers or other industrial disturbance, fire, explosion, flood or other natural catastrophe, civil disturbance or acts of terrorism, riot or armed conflict, whether declared or undeclared, curtailment, shortage, rationing or allocation of normal sources of supply of labor, materials, transportation, energy or utilities, accident, act of God, delay of subcontractors or vendors, sufferance of or voluntary compliance with government acts and government regulations (whether or not valid), embargo, machinery or equipment breakdown, or any other cause, whether similar or dissimilar to any of the causes or categories of causes described above, and that is beyond the reasonable control of the party claiming excuse hereunder.

         14.2 Strikes, etc. Neither party hereto shall be required to make any concession or grant any demand or request to bring to an end any strike or other concerted act of workers.

         14.3     Notice. Either party affected by an event described in Section
14.1 shall, within forty-eight (48) hours after learning of such event and ascertaining that it has affected or will affect its performance hereunder, give notice to the other party, stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect.

         14.4 Allocation of Products. If any event within Section 14.1 shall only partially reduce Seller's ability to produce or deliver Product, Seller may prorate its available supply among Buyer and Sellers other customers in a fair and equitable manner. Notwithstanding the foregoing, in the event of a Seller Force Majeure, the following priorities shall apply: (i) first priority will be given to those customers where lack of supply may pose a public health and/or safety risk (including the applicable customers of Buyer in this category); (ii) second priority will be given pro rata to Buyer and Seller's other take or pay customers who are affected by the Seller Force Majeure up to their total requirements; and (iii) third priority will be given to Seller's other customers on such basis as seller reasonably determines. This allocation applies not only to the curtailed production at the Plants affected by the Force Majeure but also to Products held in inventory in tanks at Seller's Plants. If during a Seller Force Majeure, the Take or Pay Minimum is not satisfied, Seller shall waive the requirements of
Section 2.2 for so long as such Seller Force Majeure shall exist. Within 72 hours after the occurrence of any event within Section 14.1, Seller shall provide Buyer with a written allocation plan.

         14.5 Other Supply Sources. If Seller, under the circumstances described in this Article 14, is unable to supply the Reserved Volume of any Product, Buyer may purchase such Product during the period of Seller's inability from other qualified vendors and such purchases shall be deemed to have been made from Seller for purposes of determining whether Buyer has purchased the applicable Take-or-Pay Minimum.

15.      Financial Impairment; Breaches.

         15.1 Bankruptcy Scenarios. Unless otherwise required by law, if a petition is brought by or against either party under any present or future bankruptcy or insolvency laws seeking any reorganization, arrangement, readjustment, liquidation, dissolution or similar relief with respect to such party, or if either party shall make any assignment for the benefit of creditors, or if a receiver is appointed for either party, the other party may, at its option, terminate this Agreement by written notice. The election of any option under this Section 16.1 shall not preclude the exercise of any other option.

         15.2 Damages for Buyer's Breach. In the event of a material breach of this Agreement by Buyer, which breach Buyer fails to cure within thirty (30) days of written notice thereof from Seller (or, if such cure is not possible within such thirty (30) days but has been commenced and is being diligently pursued by Buyer, then such longer period as shall be necessary), Seller may terminate this Agreement in addition to any other remedies it may have.

         15.3 Damages for Seller's Breach. In the event of a material breach of this Agreement by Seller, which breach Seller fails to cure within thirty
(30) days of written notice thereof from Buyer (or, if such cure is not possible within such thirty (30) days but has been commenced and is being diligently pursued by Seller, then such longer period as shall be necessary), Buyer may terminate this Agreement in addition to any other remedies it may have.

16.      General Provisions.

         16.1 Representatives. Each party agrees to designate a representative with decision-making authority for purposes of administering and resolving disputes under this Agreement. Seller's initial representative shall be Robert C. Brown and Buyer's initial representative shall be Pat Baker. Either party may change its representative by written notice to the other party given in accordance with Section 16.6.

         16.2 Entire Agreement: Headings. This Agreement together with any terms and conditions of the Attachment(s) hereto constitutes the entire agreement between the parties. No terms and conditions in any form of purchase order, order acknowledgment or other acceptance forms issued with respect to transactions under this Agreement shall alter the terms hereof and thereof and objection is hereby made to all such additional or different terms. Acceptance is expressly limited to the terms offered herein and therein. No modification or waiver of this Agreement shall bind either party unless in writing and signed and accepted by a duly authorized representative of each party. Headings of any Sections, subsections, Attachments or Exhibits shall be for ease of reference only and shall in no way affect or be deemed to affect the meaning of the provisions of this Agreement.

         16.3 Dispute Resolution. Unless a dispute resolution mechanism is expressly provided for a particular dispute arising under this Agreement, any dispute between the parties relating to this Agreement that cannot be resolved with reasonable promptness shall be referred to each party's designated representative under Section 16.1 in an effort to obtain prompt resolution. Neither party shall commence any action against the other until the expiration of sixty (60) days from the date of referral to such senior managers; provided, however, this shall not preclude a party from instituting an action seeking injunctive relief to prevent irreparable damage to such party. In the event that the senior managers are unable to resolve the dispute as set forth above, the dispute shall be submitted to a mutually agreeable neutral advisor for initial fact finding and non-binding mediation. Neither party shall unreasonably withhold acceptance of such an advisor and the selection of the advisor shall be made within thirty (30) days after written notice by one of the parties for such fact finding and mediation. The advisor shall be instructed to complete fact finding and the mediation within sixty (60) days of his or her appointment.

         16.4 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, not to be unreasonably delayed or denied. This Agreement shall inure to the benefit of and be binding upon the successors and, if properly assigned, the assigns of both parties.

         16.5 Severability. If any provision of this Agreement is held invalid by any law and/or regulation, all other provisions hereof shall continue in full force and effect.

         16.6 Notices. Any notice required to be given under this Agreement shall be given by fax (with confirmation by regular mall), certified mail or by overnight courier providing proof of delivery to the address set forth below or such other address as is set forth in a notice given in accordance herewith;

                  If to Seller:
                  BOC Gases Division of
                  The BOC Group, Inc.
                  575 Mountain Avenue
                  Murray Hill, New Jersey 07974

                  With a copy to:
                  The BOC Group, Inc.
                  575 Mountain Avenue
                  Murray Hill, New Jersey 07974
                  Attention: General Counsel

                  If to Buyer:
                  Airgas, Inc.
                  259 N. Radnor-Chester Road
                  Suite 100
                  Radnor, Pennsylvania
                  Attention: President
                  Fax #(610) 687-3187

         16.7 Governing Law. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania without giving effect to its conflicts of law provisions.

         16.8 Priority of Provisions. This Agreement includes and incorporates in their entirety the terms and conditions of all Attachments and Exhibits hereto, whether in existence at the Effective Date or added thereafter through an amendment of the Agreement, in the event of conflict between the terms of this Agreement and any of its Attachments/Exhibits, the terms of the Attachments/Exhibits shall govern. Attachments hereto at the time of execution of this Agreement are: Attachments A-J.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

                                             THE BOC GROUP, INC.

                                             By:/s/Kevin Baudhuin
                                                -----------------

                                             Name: Kevin Baudhuin

                                             Title:Vice President


                                             AIRGAS, INC.

                                             By:/s/Leslie J. Graff
                                                -----------------

                                             Name: Leslie J. Graff

                                             Title: Vice President

                                                                  EXECUTION COPY

EXHIBIT M-1

Note: Pursuant to a request submitted to the Securities and Exchange Commission for confidential treatment, portions of sections 1(e), 1(f), 3, 4(a), 5(e), 6(a), 6(b), 6(c), 6(e), 6(f), 6(g), 7(a), 7(b), 8(a) through 8(c) and 10 of the
Gaseous Helium Supply Agreement were omitted. The omitted information is marked with brackets and asterisks [**]. The omitted information has been filed separately with the Securities and Exchange Commission.

                         GASEOUS HELIUM SUPPLY AGREEMENT

         THIS GASEOUS HELIUM SUPPLY AGREEMENT (the "AGREEMENT"), made this July 30, 2004 (the "EFFECTIVE DATE") by and between Airgas, Inc., a Delaware corporation having an office at 259 N. Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087 (hereinafter "AIRGAS") and The BOC Group, Inc., a Delaware corporation, having an office at 575 Mountain Avenue, Murray Hill, New Jersey 07974 (hereinafter "BOC").

                                   WITNESSETH:

         WHEREAS, Airgas desires to purchase gaseous helium from BOC and BOC desires to sell gaseous helium to Airgas.

         NOW THEREFORE, in consideration of the foregoing premise and the following covenants, the parties hereto hereby agree as follows:

1. DEFINITIONS. (a)(a) As used herein, the term "Product" shall mean bulk gaseous helium delivered in jumbo tube trailers or gaseous helium delivered into a tube trailer utilized as Airgas' helium storage vessel at helium transfill facilities where BOC and Airgas facilities are co-located.

         (b) As used herein, the term "SUPPLY PERIOD" shall mean the fifteen (15) year period commencing on the Effective Date.

         (c) As used herein, the term "CONTRACT YEAR" shall mean each twelve (12) consecutive month period during the term hereof commencing with the first day of the Supply Period.

         (d) As used herein, the term "MMSCF" shall mean million standard cubic feet, the term "CCF" shall mean hundred standard cubic feet and the term "SCF" shall mean standard cubic feet.

         (e) As used herein, the term "MAXIMUM VOLUME" shall mean [**], which was the actual volume of gaseous helium, either in purified form or in a mixture with other gases, supplied in high pressure cylinders to customers located within the 48 contiguous states during the BOC fiscal year ending September 30, 2003.

         (f)      The term "BOC'S US COCKTAIL MIX" shall mean [**]

2. TERM. The term of this Agreement shall commence on the Effective Date and shall continue until and shall expire upon the expiration of the Supply Period. Notwithstanding the foregoing, Airgas shall have the right to terminate the Agreement effective at the end of the tenth (10th) Contract Year, or effective the end of any Contract Year thereafter, by giving BOC not less than twelve (12) months prior written notice.

3. BOC'S SUPPLY OBLIGATION. During the initial Contract Year, BOC shall be obligated to supply all Product requested for delivery by Airgas, up to the Maximum Volume. During subsequent Contract Years, BOC shall be obligated to supply all Product requested for delivery by Airgas up to [**] of Airgas' actual purchases of Product during the previous Contract Year, not to exceed the Maximum Volume.

4. Airgas' Purchase Obligation. (a) (a) On or before the 15th day of each month during the Term, BOC shall provide Airgas with a written report showing the amount of Product purchased by Airgas during the previous calendar month (each a "Monthly Report" and collectively the "Monthly Reports") under this Agreement. The parties shall use good faith efforts to promptly resolve any disputes regarding the Monthly Reports and any disputes that cannot be amicably resolved may be submitted by either party for Dispute Resolution as provided in
Section 16 hereof. Airgas shall be obligated to purchase, or pay for if not purchased, [**] during the initial Contract Year and [**] of the difference between BOC's supply obligation specified in Paragraph 3 and the amounts listed on Exhibit I ("Take or Pay Quantity") during all subsequent Contract Years hereunder. Airgas will use commercially reasonable efforts to purchase [**] of its requirements for Product at facilities co-located with a BOC helium transfill from BOC and such purchase will count towards the Take of Pay Quantity to be purchased or paid for by Airgas. In the event that Airgas has failed to purchase the Take or Pay Quantity during any Contract Year, Airgas shall be able to avoid penalties for failing to purchase the Take or Pay Quantity by purchasing a quantity of additional Product ("Shortfall Make-Up Volume") equal to the shortfall during the previous Contract Year ("Shortfall Year") [**]. The quantity of Shortfall Make-Up Volume taken by Airgas each month shall be calculated by subtracting (i) [**] of Airgas' Take or Pay Quantity applicable to the [**] from (ii) the total quantity of Product purchased by Airgas during such month. In the event that Airgas fails to purchase sufficient Shortfall Make-Up Volume to offset the shortfall relative to the Take or Pay Quantity during the Shortfall Year, then in such event, Airgas shall pay to BOC, an amount equal to
(i) the shortfall versus the Take or Pay Quantity not satisfied during the [**], multiplied by (ii) the applicable price for Product during the Shortfall Year within thirty (30) days after the conclusion of the [**]. Shortfall Make-Up Volume taken by Airgas during any [**] shall not be included in Airgas' volume for purposes of determining whether Airgas has purchased the Take or Pay Quantity during the [**].

         (b) To the extent consistent with its business needs, Airgas will use all reasonable efforts to purchase Product at a reasonably constant monthly rate.

         (c) Contemporaneously with the execution hereof, BOC and Airgas shall enter into a definitive written agreement that shall allocate Airgas' volume purchases for Product under this Agreement and that certain Helium Supply Agreement between BOC and Airgas dated September 1, 1996.

5. DELIVERIES OF PRODUCT. (a) For Product delivered in tube trailers, BOC shall deliver Product to facilities designated by Airgas in jumbo tube trailers (nominal capacity of at least 170,000 scf) rented to Airgas by BOC. Tube trailers provided by BOC may be switched out with Airgas-owned trailers. At facilities where an Airgas cylinder filling facility is co-located with a BOC helium transfill, Product shall be supplied via a pipeline connecting the BOC helium transfill to the location in Airgas' plant where helium cylinders are filled, with a tube trailer utilized as an intermediate storage vessel ("Storage Trailer"), or via another mutually acceptable means. BOC will use commercially reasonably efforts to deliver Product so as to avoid customer run-outs and use commercially reasonable efforts to deliver Product within forty-eight hours of receiving notice of a requested delivery.

         (b) Deliveries which may be made during a strike or other labor disturbance affecting Airgas shall be at the sole risk of Airgas. Airgas shall indemnify and hold BOC harmless from and against all costs, damages, liabilities or claims arising directly or indirectly from such deliveries.

         (c) The volume of Product delivered in tube trailers shall be measured by BOC when tube trailers are dispatched from BOC's facility. Billings shall be made in cubic feet of gas at 70oF and at one atmosphere of pressure using standard P.V.T. (pressure, volume, temperature) conversion tables. Airgas may measure the volume of, and/or test, BOC's Product upon its arrival at the Airgas facility to which it is being delivered and shall notify BOC within seven
(7)
days of delivery if any Product is found to be less than the quantity represented by BOC or is found to not meet specifications. In addition, Airgas shall have a reasonable opportunity upon reasonable advance written notice to test BOC's Product measuring devices at BOC's facilities during the Supply Period. Airgas shall receive full credit for residual Product in tube trailers returned to BOC with pressures of 500 p.s.i.g. or less. No credit shall be given for residual Product in tube trailers returned to BOC with pressures in excess of 500 p.s.i.g.

         (d) The volume of Product delivered by BOC to Airgas via pipeline, in accordance with Paragraph 5(a) above, shall be determined by measuring the volume of Product filled into a Storage Trailer or stationary tubes by the P.V.T. method described in sub-paragraph 5.(c) above.

         (e) In the event that tube trailers returned from Airgas locations for refilling (either BOC or Airgas tube trailers) require purging due to the acts or omissions of Airgas, BOC shall so notify Airgas and Airgas shall have forty-eight (48) hours in which to verify BOC's claim. Any, dispute that cannot be amicably resolved may be submitted by either party for Dispute Resolution as provided in Section 16 hereof. If tube trailers returned from Airgas locations for refilling require purging due to the acts or omissions of Airgas, the following charges shall apply:

[**]

6. PRICE AND PRICE ADJUSTMENT. (a) The price for Product delivered hereunder shall initially be [**] per ccf (the "BASE PRICe") FOB delivered to the Airgas location, or for co-located facilities, delivered into the Storage Trailer utilized as Airgas' helium storage vessel at the facility, subject to adjustment pursuant to Sub-Paragraph 6(b).

         (b) Effective [**], the price for Product shall be adjusted (up or down) by [**] ("ADJUSTMENT Period").

         (c) Notwithstanding the foregoing, in the event that BOC projects, in good faith, that BOC's US Cocktail Mix cost will change by [**] during any Adjustment Period, as compared to the previous Adjustment Period, BOC shall adjust the price for Product hereunder by [**] of the projected price adjustment for the next [**] effective the [**] prior to the next price adjustment date (referred to hereinafter as a "[**] PRICE ADJUSTMENT"). In such case, the price for Product effective the following [**] shall be calculated in the same manner as if the [**] Price Adjustment had not taken place. No further adjustments shall be made due to any inaccuracy of BOC's good faith projection of the change in BOC's US Cocktail Mix cost as long as BOC's projection was accurate to within +/- 1%. However, in the event that BOC's projection was inaccurate by more than 1%, the price for Product shall be adjusted retroactive to the [**] effective date of the [**] Price Adjustment. The adjusted price effective [**] shall be the price for Product effective prior to the [**] Price Adjustment, plus [**] of the change in the price for Product based on the actual change in BOC's US Cocktail Mix cost. A credit or additional billing will be issued by BOC within thirty (30) days after completion of the calculation of the value of BOC's US Cocktail Mix cost.

         (d) Upon completion of the calculation of BOC's US Cocktail Mix cost, BOC will provide to Airgas (i) the percentage of BOC's total supply included in the calculation from each source, and (ii) the percentage change in price for each of those sources from the previous Adjustment Period.

         (e) Airgas shall have the right to audit BOC's calculation of BOC's US Cocktail Mix cost after notifying BOC in writing of its intent to conduct an audit which shall be completed within ninety (90) days of Airgas' receipt of the result of BOC's calculation. Such audit will be conducted by a mutually acceptable third-party auditor. The auditor shall only disclose to Airgas whether BOC has completed the calculations in accordance with the provisions of this Agreement, or in the event of an error in BOC's calculations, the auditor shall inform both parties of the correct calculation. In the event of a material error (greater than 1% error in price for Product), the price for Product shall be adjusted retroactive to the relevant [**] price adjustment date. For errors of less than 1%, no adjustments shall be made. Airgas shall bear the cost of the audit unless a material error (greater than 1% error in price for Product) is found, in which case the cost of the audit shall be borne by BOC.

         (f) Notwithstanding the foregoing, in the event that BOC seeks to implement an annual price increase of greater than [**], Airgas shall have the right to purchase Product from a lower cost supplier and reduce its Take or Pay Quantity for that Contract Year and for subsequent Contract Years, by notifying BOC within thirty (30) days of receipt of BOC's price increase notification. In no event shall the Take or Pay Quantity hereunder be less than [**] per Contract Year.

         (g) In the event that Airgas, at its option, elects to purchase Product that is guaranteed to conform to the specifications for either Analytical Grade 5 or Grade 5.5, the price for Product shall [**]

7. PRICE REOPENERS. (a) Either party shall have the right to request good faith negotiations for the purpose of establishing new base prices to be applicable during Contract Years [**], by providing written notice to the other party not less than six (6) months prior to the end of the [**] Contract Years, whichever is applicable. In addition, on not more than two occasions during the term of this Agreement, but not before the end of the [**] Contract Year ("WILD CARD REOPENER"), Airgas shall have the right to request a good faith renegotiation of the price for Product if it believes that the market price is below the then current price for Product hereunder by at least [**]. In the event that the parties are not able to agree on new prices for Product within ninety (90) days of the written notice requesting a price reopener, the price for Product shall finally be determined via binding arbitration in accordance with the procedure defined in subparagraph 7(b).

         (b) If agreement on a new price for Product has not been reached within ninety (90) days of the date of the requesting Party's notice requesting redetermination, then the requesting Party may submit the resolution of this matter to arbitration at any time within forty-five (45) days after the end of such ninety (90) day period by giving the other Party written notice. Included with such notice, such Party requesting arbitration shall name one (1) arbitrator. The Party receiving such notice, shall, by notice to the other Party within thirty (30) days thereafter, name the second arbitrator. Within ten (10) days following designation of the second arbitrator, the two arbitrators so selected shall name a third arbitrator and the three arbitrators so selected shall resolve the dispute in the manner provided herein. If the two arbitrators selected by the parties are unable to agree upon a third arbitrator, the third arbitrator, upon application by either party, shall be selected by the American Arbitration Association in Philadelphia, Pennsylvania in accordance with its Commercial Arbitration Rules. The arbitrators selected to act hereunder shall be qualified by education, experience, and training to decide upon the particular question in dispute, and shall not be an employee or former employee of either Party. The arbitrators shall be bound in their deliberations and decisions by the parameters set forth in this Agreement. The arbitrators so appointed, after giving the Parties due notice of hearing and reasonable opportunity to be heard, shall promptly hear and determine the question submitted and shall render their decisions within one hundred twenty (120) days after the selection or appointment of the third arbitrator. The decision of the arbitrators, or of a majority thereof, made in writing, shall be final and binding upon the Parties hereto as to the question submitted, and the Parties will abide by and comply with such decisions. Each Party shall bear the expenses of its arbitrator, and the expenses of the third arbitrator shall be borne equally by BOC and Airgas. The sole issue to be decided by the arbitrators shall be the Price for Product under this Agreement effective the beginning of the [**] Contract Years, as applicable, for scheduled reopeners, or effective the date of Airgas' written notice if for a Wild Card Reopener. Within ten (10) days following the selection or appointment of the third arbitrator, Buyer and Seller shall simultaneously submit to the arbitrators written proposals for a new Price for Product designed to reflect the then current price at which willing buyers and sellers in arms'-length transactions are currently agreeing to buy and sell Product under long-term agreements, with greater weight given to other term sales by BOC and to agreements most recently consummated. The arbitrators must select either Buyer's or Seller's proposal. The arbitration shall be held in Pennsylvania. The laws of the Commonwealth of Pennsylvania shall be applicable to all substantive and procedural issues.

8. TUBE TRAILER RENTAL; TUBE TRAILER SALE. (a) (a) At Airgas' request, BOC shall provide jumbo tube trailers for the delivery of Product hereunder. If so requested, such tube trailers shall be rented to Airgas for a monthly rate of [**] per month. For partial months, daily rental shall be charged at the rate of [**] per day. Rental will be assessed from the date on which a full trailer departs the BOC filling facility until the date on which the empty trailer with which the full trailer was switched out returns to BOC for filling.

         (b) The tube trailer rental rates provided for in subparagraph 8(a) above will be reviewed at the end of the [**] years of this Agreement based upon changes in appropriate indices.

         (c) During the term, BOC agrees to provide jumbo tube trailers to Airgas for storage of Product at the locations set forth on Exhibit II (the "Option Trailers"). The Option Trailers (also specified by trailer no. in
Exhibit II) will be provided on a rent free basis provided, however, that until Airgas asks that title to an Option Trailer be conveyed to it, Airgas will pay BOC a monthly maintenance fee of [**] per Option Trailer. BOC shall have the right to adjust the monthly maintenance fee at the end of the [**] years of this Agreement based on changes in BOC's actual cost to maintain tube trailers.

         (d) At any time and from time to time during the term, upon the written request of Airgas, BOC shall convey title to one or more of the Option Trailers to Airgas at a price of $1.00 per Option Trailer. Title to any Option Trailers that have not previously been conveyed to Airgas prior to the end of the term will be conveyed to Airgas at that time. Any Option Trailer conveyed to Airgas hereunder shall be in good condition and shall be free and clear of any liens or encumbrances.

         (e) BOC shall execute such bills of sale and other instruments of transfer as Airgas may reasonably request in connection with the transfer of title to Option Trailers as provided herein.

9. BILLING AND PAYMENT. BOC shall invoice Airgas for Product delivered hereunder after each delivery. Invoices for tube trailer rental shall be issued on a monthly basis. Payment shall be made to the address specified on BOC's invoice net thirty (30) days. Any sales tax imposed by any present or future law or by any government authority in connection with any Product sold or tube trailer delivered hereunder, if paid, or to be paid, by BOC as a result of its performance under this Agreement shall be added to BOC's billing and paid by Airgas, unless Airgas provides BOC an applicable tax exemption certificate.

10. SPECIFICATION AND WARRANTY. All Product delivered under this Agreement shall be a minimum of conformance grade 5 purity which shall be defined as [**] pure and shall meet the additional specifications set forth on Exhibit III, unless Airgas, at its option, elects to purchase Product that meets the specifications for either Analytical Grade 5 or Grade 5.5 Product (defined in
Exhibit III), in which case the Product shall meet such specifications. Any quantity of Product shown by a recognized standard test to be of lesser purity than the purity guaranteed by BOC may be rejected by Airgas, in its discretion, but BOC reserves the right to confirm test results of all Product rejected. THERE IS NO WARRANTY OF MERCHANTABILITY AND THERE ARE NO OTHER WARRANTIES, EXPRESSED, OR IMPLIED, THAT EXTEND BEYOND THIS STANDARD OF PURITY.

11. CLAIMS. All claims by Airgas having anything to do with any Product sold or delivered by BOC (or not delivered) shall be made in writing within sixty (60) days after delivery thereof (or after the same have been delivered), and failure by Airgas to give such written notice shall constitute a waiver by Airgas of such claims and a complete defense for BOC against all such claims.

12. EXCUSED NON-PERFORMANCE. Either party's performance hereunder (except the obligation to pay money when due) shall be subject to floods, strikes or other labor disturbances, fires, accidents, wars, delays of carriers, inability to obtain power or fuel, breakdown of major equipment, failure or loss of normal sources of supply, restraints of government, or any other similar or dissimilar cause beyond such party's reasonable control. Delivery of Product shall be made by BOC from its facility normally serving Airgas hereunder. If sufficient production from any such facility or any third party supplier to BOC becomes unavailable for the reasons set forth immediately above, BOC may divide the available production among its various contract customers; provided, however, that the percentage decrease in the amount of Product delivered to Airgas shall be no more than fifty percent (50%) of the percentage decrease in the amount of Product delivered to such other customers generally (e.g., if deliveries to other customers are reduce by 10%, deliveries to Airgas will be reduced by no more than 5%). If the Take or Pay Quantity is not satisfied, Airgas shall be given a waiver of the requirements of Paragraph 4 for as long as such BOC Force Majeure shall exist. Within 48 hours after the occurrence of an event within this Paragraph 12, BOC shall provide Airgas with a written allocation plan. BOC shall use all reasonable efforts to obtain replacement Product from other sources, either within or separate from BOC, on a temporary basis until sufficient production is again available. Airgas shall be promptly notified of the foregoing and shall have the right to decline any such temporary replacement Product, but shall pay all additional costs incurred by BOC or Airgas associated with any such Product that it accepts.

13. ALLOCATIONS OF RESPONSIBILITY. (a) Final determination of the suitability of Product for any use contemplated by Airgas is the sole responsibility of Airgas, and BOC shall have no responsibility in connection therewith. Airgas shall avail itself of testing devices to determine the purity of the Product before Airgas uses such Product, as it sees fit, but no error in, or failure to make, any such test shall impair any right on the part of Airgas to obtain a refund or replacement as provided in Paragraph 13(d).

         (b) Neither party shall be liable to the other for consequential damages under any circumstances, including without limitation, consequential damages caused by or arising out of, in whole or in part, any negligent act or omission or related strict liability.

         (c) Subject to the provisions of Paragraph 12 and Paragraph 13(e) herein, provided that BOC makes commercially reasonable good faith efforts to perform its obligations hereunder, Airgas's sole and exclusive remedy for each unexcused failure on the part of BOC to deliver Product to Airgas when required hereunder, whether or not such failure was caused in whole or in part, by any negligence, shall be to recover from BOC the difference between the cost to Airgas of any purchase of Product in substitution for the Product BOC failed to deliver and the lesser price that would have been applicable to the purchase of such substituted quantity of Product hereunder. Any Product purchased from a third-party pursuant to this paragraph shall be credited towards Airgas' Take Or Pay Quantity for that Contract Year.

         (d) Subject to the provisions of Paragraph 13(e) herein, provided that BOC makes commercially reasonable good faith efforts to perform its obligations hereunder, Airgas's sole and exclusive remedy for each unexcused failure or act on the part of BOC whereby Product of a purity less than that stated in Paragraph 10 hereof is delivered to Airgas, whether or not such failure or act was, in whole or in part, negligent, or could be the basis of a claim on the grounds of strict liability, shall be to receive a refund equal to the price of such quantity of non-conforming Product, or the replacement thereof with Product meeting the level of purity provided in Paragraph 10 at no additional charge to Airgas.

         (e) If at any time during the Supply Period, BOC shall fail on at least three (3) separate occasions to provide Product as required under this Agreement, unless excused pursuant to the provisions of Paragraph 12 above, and each such failure shall continue for more than fifteen (15) days after notice thereof from Airgas to BOC, Airgas may terminate this Agreement on sixty (60) days written notice to BOC.

         (f) It is a responsibility of Airgas to comply with all relevant reporting obligations under the Emergency Planning and Community Right-to-know Act of 1986 (SARA Title III) and any other statutes and regulations concerning the storage, handling or use of Product or resulting from the presence of the Product supplied under this Agreement. Further, it is the responsibility of Airgas to warn and protect its employees and others exposed to the hazards posed by Airgas's storage and use of Product. By execution of this Agreement, Airgas acknowledges receipt of the Material Safety Data Sheet(s) which describe the Product. Upon Airgas's request and BOC's approval, BOC will provide Haz-OP training for Airgas's employees at BOC's standard charge therefor.

         (g) Airgas acknowledges that it has (i) full knowledge of the hazards associated with the storage, distribution and use of Product and Airgas hereby assumes all responsibility for warning its personnel and any third parties on its premises of such hazards and (ii) read and understands the provisions of this Agreement, including the provisions of Paragraph 13 (a)-(e) above.

14. CONTRACTUAL. This Agreement shall not be binding upon BOC or Airgas until it is executed and delivered by their duly authorized representatives. No change, modification, discharge or waiver of or addition to any of said provisions shall be binding upon BOC, or Airgas unless set forth in writing, specifically identified as and executed and delivered by a duly authorized representative of each of them, and no such change, modification, discharge or waiver of or addition to any of said provisions shall be effected by any acknowledgment or acceptance by BOC of any purchase order, acknowledgment or other form submitted by Airgas specifying dates, quantities or locations and also containing different or additional provisions. This Agreement shall inure to the benefit of and shall be binding upon BOC and Airgas and their respective permitted successors and assigns, including any entity (i) with which Airgas may merge or consolidate or (ii) to which Airgas may transfer any of its subsidiaries or assets comprising its distribution operations.

15. GOVERNING LAW. The laws of the Commonwealth of Pennsylvania shall govern the validity, effect, construction and interpretation of the terms of this Agreement without application of the rules of law in Pennsylvania regarding conflicts of laws.

16. DISPUTE RESOLUTION. (a) Each party agrees to designate a representative with decision-making authority for purposes of administering and resolving disputes under this Agreement. BOC's initial representative shall be Philip Kornbluth, and Airgas' initial representative shall be Pat Baker. Either party may change its representative by written notice to the other party given in accordance with Paragraph 17.

         (b) Unless a dispute resolution mechanism is expressly provided for a particular dispute arising under this Agreement, any dispute between the parties relating to this Agreement that cannot be resolved with reasonable promptness shall be referred to each party's designated representative in an effort to obtain prompt resolution. Neither party shall commence any action against the other until the expiration of sixty (60) days from the date of referral to such senior managers; provided, however, this shall not preclude a party from instituting an action seeking injunctive relief to prevent irreparable damage to such party. In the event that the senior managers are unable to resolve the dispute as set forth above, the dispute shall be submitted to a mutually agreeable neutral advisor for initial fact finding and non-binding mediation. Neither party shall unreasonably withhold acceptance of such an advisor and the selection of the advisor shall be made within thirty (30) days after written notice by one of the parties for such fact finding and mediation. The advisor shall be instructed to complete fact finding and the mediation within sixty (60) days of his or her appointment.

17. NOTICES. All notices or other communications required or permitted to be given by one party to the other shall be in writing and shall be deemed given when transmitted by confirmed facsimile, when delivered personally or by overnight courier or three (3) business after being deposited in the United States Postal Service. All such notices and communications shall be addressed and delivered to the following addresses:

         (a) If to Airgas, to Airgas, Inc., 259 N. Radnor-Chester Road, Suite 100, Radnor, PA 19087, facsimile 610-687-1052, marked to the attention of:
Chairman and Chief Executive Officer.

         (b) If to BOC to BOC Gases, 575 Mountain Avenue, Murray Hill, NJ 07974 marked to the attention of: Vice President, Helium, with a copy addressed to The BOC Group, Inc., 575 Mountain Avenue, Murray Hill, NJ 07974, Attention:
Law Department.

Either party may change its address, facsimile number or receiving person by providing written notice to the other party.

18. ASSIGNMENT. Neither party shall assign this Agreement without the prior written consent of the other party, provided that such consent shall not be unreasonably withheld. Any purported

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

assignment in violation of the provisions of the preceding sentence shall be null and void and of no force and effect.

19. ENFORCEABILITY. If any provision of this Agreement shall be determined to be unenforceable or unlawful by a final judgment, not subject to appeal, of a court of competent jurisdiction, the parties hereto shall nevertheless be bound by the remaining provisions hereof; provided however, that either party hereto shall have the right to have this Agreement reformed to preserve, so far as possible, the economic bargain of the parties as expressed herein.

                           [SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

                                            THE BOC GROUP, INC.

                                            By: /s/Kevin Baudhuin
                                                -----------------
                                            Name: Kevin Baudhuin

                                            Title: Vice President

                                            AIRGAS, INC.

                                            By: /s/Leslie J. Graff
                                                ------------------
                                            Name: Leslie J. Graff

                                            Title:Vice President

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